Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of March 7, 2018

among

GENWORTH HOLDINGS, INC.,

as the Borrower,

GENWORTH FINANCIAL, INC.,

as the Parent,

GOLDMAN SACHS LENDING PARTNERS LLC

as the Agent, and

THE LENDERS PARTY HERETO

GOLDMAN SACHS LENDING PARTNERS LLC

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

APPENDICES

Appendix A-1	Commitments

SCHEDULES

Schedule 5.05	Litigation
Schedule 5.07	ERISA
Schedule 5.14(a)	Options, Warrants, Calls, Rights, Commitments or Other Agreements
Schedule 5.14(b)	Subsidiaries
Schedule 5.15	Insurance Licenses
Schedule 6.17	Post-Closing Matters
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.09	Existing and Committed Investments
Schedule 7.14	Restrictive Agreements
Schedule 10.02	Addresses for Notices

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Note
Exhibit C-1	Form of Loan Notice
Exhibit C-2	Form of Continuation/Conversion Notice
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Pledge Agreement
Exhibit F-1	United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of LTV Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of March 7, 2018, by and among GENWORTH HOLDINGS, INC., a Delaware corporation, as the Borrower (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation, as the Parent (the “Parent”), the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent (the “Agent”) for the Lenders.

WHEREAS, the Borrower desires to obtain from the Lenders a term loan facility in an aggregate principal amount of $450,000,000;

WHEREAS, the Borrower intends to use the proceeds of the term loan facility together with cash on hand of the Borrower and its Subsidiaries to (i) refinance the Borrower’s 6.515% senior unsecured notes due 2018 (the “2018 Notes”) or, if the 2018 Notes have been satisfied in full, to repay or refinance other indebtedness of the Parent, the Borrower or the Subsidiaries and (ii) pay fees and expenses incurred in connection with the transactions contemplated hereby.

WHEREAS, the Parent is willing to guarantee the foregoing obligations of the Borrower, and the Borrower is willing to cause Genworth Financial International Holdings, LLC (“GFIH”) to provide a limited recourse guarantee of such obligations, secured by the common shares of Genworth MI Canada Inc., a corporation organized under the laws of Canada (“MIC”) owned by GFIH, all on the terms set forth in the Security Documents.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Certain Defined Terms.

The following terms have the following meanings:

“2018 Notes” has the meaning specified in the preamble to this Agreement.

“Acquisition” means (a) any Investment by the Parent or any of its Restricted Subsidiaries in a Person (other than an existing Wholly-Owned Subsidiary) whereby such Person becomes a direct or indirect Restricted Subsidiary of the Parent or is merged, consolidated or amalgamated with or into the Parent or such Restricted Subsidiary (including any Investment in a Restricted Subsidiary or joint venture that serves to increase the Parent’s or any Restricted Subsidiaries’ ownership interests therein) or (b) an acquisition by the Parent or any of its Restricted Subsidiaries of the property and assets of any Person (other than an existing Wholly-Owned Subsidiary) that constitutes all or substantially all of the assets of such Person or any division, line of business, book of business or business unit of such Person; provided that capital expenditures (as determined in accordance with GAAP) that do not, individually or as part of a series of related transactions, result in the acquisition of all or substantially all of the assets of any Person or any division, line of business, book of business or business unit of such Person shall be deemed not to be Acquisitions.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

“Affiliated Lender” means, at any time, (a) the Parent, the Borrower and each other Subsidiary of Parent and any Affiliates of the foregoing (other than any natural person) and (b) China Oceanwide and its Affiliates for so long as the CO Merger Agreement (or any subsequent agreement among China Oceanwide or its Affiliates and the Parent or its Subsidiaries that, upon its consummation, would result in China Oceanwide or its Affiliates becoming Affiliates of the Parent or its Subsidiaries) is in effect and has not been terminated.

“Agent” means Goldman Sachs, in its capacity as administrative agent under the Loan Documents.

“Agent-Related Persons” means the Agent, the Arrangers and the Syndication Agent in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Agent may from time to time specify.

“Agreement” means this Credit Agreement.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with such Insurance Subsidiary’s domiciliary insurance commissioner (or similar authority), which statement shall be in the form required by such Insurance Subsidiary’s domiciliary insurance commissioner (or similar authority), or if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such domiciliary insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent and its Restricted Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to an Obligor and its Restricted Subsidiaries, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable ECF Percentage” as the meaning specified in Section 2.09(d)(iii).

“Applicable Organization Documents” has the meaning specified in Section 1.08.

“Applicable Margin” means, as of any date of determination, a percentage per annum equal to: (a) in respect of Eurodollar Rate Loans, 4.50% and (b) in respect of Base Rate Loans, 3.50%.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental or emergency reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Obligor provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or Lenders by means of electronic communications pursuant to Section 10.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Goldman Sachs and JPMorgan.

“Asset Sale” means, without duplication, any Disposition or series of related Dispositions by (i) any Obligor of property constituting Collateral (which shall (x) include any repurchase or redemption of Capital Stock constituting Collateral by the issuer of such Capital Stock and (y) exclude any Disposition to any other Obligor) or (ii) Parent or its Restricted Subsidiaries of property constituting any USMI Equity Interests (which shall (x) include any USMI Equity Offering and, after any such USMI Equity Offering, any repurchase or redemption of USMI Equity Interests held by the Parent or its Subsidiaries (other than any USMI Company) by the issuer of such Capital Stock and (y) exclude any Disposition to the Parent or any Restricted Subsidiary).

“Asset Sale Mandatory Prepayment” has the meaning specified in Section 2.09(d)(ii).

“Asset Sale Trigger Event” has the meaning specified in Section 2.09(d)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Agent and the Borrower.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Auction” has the meaning specified in Section 10.07(c).

“Auction Manager” means (a) either the Agent or any Arranger, as determined by the Borrower, or any of their respective Affiliates or (b) any other financial institution or advisor selected by the Borrower to act as an arranger in connection with any repurchases pursuant to Section 10.07(c).

“Australian Company Agreements” means: (a) the master agreement, dated April 23, 2014, between the Parent and GMA; (b) the GMA Shareholders Agreement; (c) the shared services agreement, dated May 21, 2014, among Parent, GMA and other parties thereto; (d) the IT services agreement, dated May 21, 2014, among Parent, GMA and other parties thereto; (e) the intellectual property cross license agreement, dated May 21, 2014, between Parent and GMA; and (f) the trade-mark license agreement, dated May 21, 2014, between Genworth Holdings, Inc. and GMA; and each of their respective ancillary agreements, in each case.

“Available Amount” means, at any time, the sum of:

(a)    $75,000,000;

(b)    an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any Fiscal Year) for each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019) minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.09(d)(iii) (without giving effect to clause (B) thereof) (and, in the case of any Fiscal Year then ended but where the respective required date of prepayment has not yet occurred pursuant to Section 2.09(d)(iii), will not on such date of prepayment be required to be so applied as reasonably determined by the Borrower); plus

(c)    the amount of any capital contributions or proceeds of issuances of Capital Stock (other than proceeds of issuances of Disqualified Capital Stock) received as cash by the Parent or the Borrower (excluding, for the avoidance of doubt, contributions or proceeds from the Parent or any of its Restricted Subsidiaries), plus the fair market value, as reasonably determined in good faith by the Borrower, of marketable securities or other property received by the Parent or the Borrower as a capital contribution or in return for issuances of Capital Stock (other than any amounts constituting proceeds of issuances of Disqualified Capital Stock) (excluding, for the avoidance of doubt, contributions or proceeds from the Parent or any of its Restricted Subsidiaries), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(d)    the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Parent or the Borrower issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Parent or a Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Parent (or any direct or indirect parent) that does not constitute Disqualified Capital Stock, together with the fair market value, as reasonably determined by the Borrower, of any marketable securities and or other property received by the Parent or the Borrower upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(e)    the net proceeds received by the Parent or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to a Person (other than the Parent or any Subsidiary) of any Unrestricted Subsidiary or any Investment made pursuant to Section 7.09(m)(i)(A) (in each case, in an amount not to exceed the original amount of such Investment or an Investment in an Unrestricted Subsidiary pursuant to Section 7.09(m)(i)(A)); plus

(f)    to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Parent or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made pursuant to Section 7.09(m)(i)(A) (in an amount not to exceed the original amount of such Investment); plus

(g)    an amount equal to the sum of (A) the amount of any Investments by the Parent and/or any Restricted Subsidiary pursuant to Section 7.09(m)(i)(A) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent or any Restricted Subsidiary and (B) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made pursuant to Section 7.09(m)(i)(A)) to the Parent or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(h)    the amount of any Declined Proceeds since the Closing Date; minus

(i)    an amount equal to the sum of (i) Restricted Payments made pursuant to Section 7.08(d)(i), plus (iii) Investments made pursuant to Section 7.09(m)(i)(A), plus (iii) payments in respect of Junior Financing made pursuant to Section 7.10(a)(v) (utilizing capacity under Section 7.08(d)(i)), in each case, made after the Closing Date and prior to such time, or contemporaneously therewith.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest, if any, quoted for such day in The Wall Street Journal (or such other publication of national standing reasonably agreed by the Borrower and the Agent) as the “U.S. Prime Rate” and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 1.00% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located or New York City and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Period” means, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.

“Canadian Company Agreements” means: (a) the master agreement dated July 7, 2009 among Parent and MIC, among others, and (b) the MIC Shareholder Agreement, (c) the transition services agreement, dated July 7, 2009, among Parent and MIC and other parties thereto; (d) the registration rights agreement, dated July 7, 2009, among MIC and Brookfield Life Assurance Company Limited; (e) the intellectual property cross license agreement, dated July 7, 2009, among Parent and MIC and other parties thereto; and (f) the transitional trade-mark license agreement, dated July 7, 2009, among Parent and MIC and other parties thereto; and each of their respective ancillary agreements.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment capitalized in accordance with GAAP and other capital expenditures of the Parent and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Capitalized Lease Liabilities incurred by the Parent and its Subsidiaries during such period.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.

“Capitalization Ratio” has the meaning specified in Section 7.11.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2016.

“Cash Collateral Account” has the meaning specified in the definition of “Collateral Value.”

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States or any State thereof in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a short term deposit rating of at least A-1 by S&P and P-l by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (c) commercial paper of an issuer rated at least A-2 by S&P and P-2 by Moody’s at the time of acquisition thereof, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used for cash management purposes in any jurisdiction outside the United States; and (h) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Management Obligations” means obligations in respect of treasury, depository and cash management services, including commercial credit cards, stored value cards, purchasing cards, treasury management, check drawing and automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management) and any arrangements or services similar to any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change of Control” means (a) any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the outstanding shares of Voting Stock of the Parent, (b) the failure by the Parent to own, legally and beneficially, directly or indirectly, 100% of the Capital Stock in the Borrower, or (c) the failure by the Borrower to own, legally and beneficially, directly or indirectly, 100% of the Capital Stock in GFIH. Notwithstanding the foregoing, in no event shall the China Oceanwide Acquisition constitute a Change of Control.

“China Oceanwide” as defined in Section 4.01(n).

“China Oceanwide Acquisition” shall mean the occurrence of the “Closing Date” (as defined in the CO Merger Agreement) and the consummation of the transactions contemplated by the CO Merger Agreement.

“Class” when used with respect to Loans, refers to whether such Loans are Initial Loans, New Loans or Extended Loans, as applicable.

“Closing Date” means March 7, 2018, or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CO Merger Agreement” as defined in Section 4.01(n).

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means, collectively, all of the Pledge Agreement Collateral and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document in favor of the Agent for the benefit of the Secured Parties under any Security Document (including any Other Collateral until such time as such Other Collateral is released pursuant to the terms of the Security Documents).

“Collateral Accounts” has the meaning set forth in the Pledge Agreement.

“Collateral and Guarantee Requirement” means the requirement that:

(a)    the Agent shall have received from GFIH a counterpart of the Pledge Agreement duly executed and delivered on behalf of GFIH and, with respect to any Other Collateral, the Agent shall have received a counterpart from the applicable Obligor of any applicable Security Document reasonably requested by the Agent with respect thereto;

(b)    all outstanding common shares in MIC owned by or on behalf of GFIH shall have been pledged pursuant to the Pledge Agreement, and subject to an issuer control agreement (the “MIC Issuer Control Agreement”) to be entered into with MIC, as issuer, reasonably satisfactory to the Agent;

(c)    all documents and instruments, including Uniform Commercial Code financing statements or other applicable financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(d)    each Obligor shall have obtained all corporate or similar organizational consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder, excluding, for the avoidance of doubt, the Pledge Approvals;

(e)    the Collateral Accounts shall be subject to account control agreements reasonably satisfactory to the Agent;

(f)    the Obligors shall have taken all other actions required under the Security Documents or reasonably requested by the Agent to create or perfect the Liens under the Security Documents (including any such actions required by the Security Documents or requested by the Agent with respect to any Other Collateral until such time as such Other Collateral is released pursuant to the terms of the Security Documents); and

(g)    all Obligations shall have been unconditionally guaranteed, jointly and severally, by (i) the Parent, (ii) on a limited recourse basis, GFIH and (iii) by any Subsidiary that is required to become an “Obligor” pursuant to Section 6.12.

“Collateral Value” means, as of any date, an amount equal to (x) with respect to Collateral consisting of common stock or other security listed on a securities exchange or for which a market price is publicly available, the Dollar Equivalent of the volume weighted average price per share for the 30 day period ending on such date multiplied by the number of shares legally and beneficially owned on such date by the Obligors, (y) with respect to Collateral consisting of cash and Cash Equivalents (other than for the avoidance of doubt, any cash or Cash Equivalents in the Specified Account), the amount thereof deposited into any deposit or securities account that is subject to an account control agreement reasonably satisfactory to the Agent (such accounts, collectively, the “Cash Collateral Account”) and (z) with respect to any other Collateral pledged to the Agent from time to time, the book value of such Collateral as determined by an independent third party internationally recognized valuation firm selected by the Agent and reasonably acceptable to the Borrower; provided that, pending any such valuation, at the

Borrower’s request, the Agent may assign a temporary value to any such Collateral under this clause (z) based on the book value thereof or any other appropriate metric, as determined by the Agent in its discretion; provided that in no event shall a contribution of US Life as Collateral hereunder count toward the Collateral Value. For the avoidance of doubt, except with respect to Collateral held in a brokerage account pending Disposition in a Specified Stock Buyback Program, any such Collateral that is not subject to a perfected first priority lien (subject to Liens permitted under Section 7.02 arising by operation of law) in favor of the Agent for the benefit of the Secured Parties and securing the Obligations shall be assigned a Collateral Value of $0.

“Commitment” means the commitment of a Lender to make a Loan pursuant to Section 2.01(a),

“Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment as of the date hereof is set forth on Appendix A-1 hereto.

“Compensation Period” has the meaning specified in Section 2.13(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of the Parent and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, but excluding the effects of accumulated other comprehensive income.

“Consolidated Total Assets” means, as of any date of determination, all assets of the Parent and its Restricted Subsidiaries that would, in accordance with GAAP, be classified as assets on a consolidated balance sheet of the Parent.

“Consolidated Total Capitalization” means, as of any date of determination, the sum (without duplication) of (i) Consolidated Net Worth as of such date and (ii) Consolidated Total Indebtedness as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Indebtedness pursuant to clauses (a), (b) and (d) of the definition of Indebtedness of the Parent and its Restricted Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Parent and its Restricted Subsidiaries in respect of amounts drawn and not reimbursed within five (5) Business Days of the date of such drawing under letters of credit and bankers acceptances, and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Parent or any of its Restricted Subsidiaries; provided that Consolidated Total Indebtedness shall exclude (x) all Operating Indebtedness of the Parent and its Restricted Subsidiaries and (y) Indebtedness owing to the Parent or any Subsidiary thereof.

“Contingent Obligation” means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection or indemnities under contracts entered into in the ordinary course of business and not in respect of Indebtedness), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided that the obligations of any Person (a) under any Reinsurance Agreement or (b) in connection with Investments of Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries

permitted by the applicable Department shall not be deemed Contingent Obligations of such Person. The amount of any Contingent Obligation of any Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C-2.

“Credit Extension” means the making, conversion or continuation of a Loan.

“Debtor Relief Laws” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) of the United States, and all other similar applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, winding up or similar debtor relief laws (including corporate statutes) of the United States, Canada or other applicable jurisdictions (including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), in each case, from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.09(e)(ii).

“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within two Business Days after written request by the Agent or the Borrower (or such later date as the Agent or the Borrower, as applicable, shall agree), to confirm in writing to the Agent or the Borrower that it will comply with its prospective funding obligations hereunder, or (d) the Agent has received notification that such Lender or any direct or indirect parent company thereof (i) is insolvent, or is generally unable to pay its debts as they become due, or has admitted in writing its inability to pay its debts as they become due, or has made a general assignment for the benefit of its creditors, (ii) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority of such Insurance Subsidiary’s jurisdiction of domicile with which such Insurance Subsidiary is required to file its Annual Statement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.03 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designated Persons” means any Person listed on a Sanctions List.

“Disposition” means the sale, assignment, leasing as lessor (other than in the ordinary course), transfer, contribution, conveyance, issuance or other disposal of assets (including any transaction pursuant to a Reinsurance Agreement or a sale and leaseback transaction and, in the case of any Restricted Subsidiary, the issuance or sale of its Capital Stock). The terms “Dispose of”, “Disposing of” and “Disposed of” shall have correlative meaning. For the avoidance of doubt, the forgiveness of any intercompany tax sharing or other intercompany obligations of the Parent or its Subsidiaries or of any Affiliate of the Parent or its Subsidiaries shall not constitute a Disposition.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to the date that is 91 days after the Latest Maturity Date; provided, however, that any (x) Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to date that is 91 days after the Latest Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the non-contingent Obligations and (y) if such Capital Stock is issued to any employee or to any employee benefit plan or other equity incentive plan for the benefit of employees of the Company or the Subsidiaries or by any such Plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or any Subsidiary in order to satisfy applicable compulsory statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Borrower at such time on the basis of the Spot Rate (determined as of the applicable date of determination) for the purchase of Dollars with such currency.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business and (e) any other Person (other than a natural person), in each case of clauses (d) and (e) approved by (i) the Agent and (ii) unless an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld); provided that (x) the Borrower shall be deemed to have approved an assignee unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof and (y) any assignment to an Affiliated Lender shall be subject to the terms of Section 10.07(c).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means all written claims, complaints, notices or inquiries, by any Governmental Authority or other Person alleging potential liability or obligation under or noncompliance with any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief or other type of relief, resulting from or based upon the presence, placement, or Release (including intentional or unintentional, negligent or non- negligent, sudden or non-sudden or accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, to, under or from property, whether or not owned, leased or operated by the Parent or any of its Subsidiaries, excluding, in any case, liabilities or claims arising under any insurance contract or policy, reinsurance agreement or retrocession agreement relating to any of the foregoing where the Parent or any of its Subsidiaries is the insurer.

“Environmental Laws” means all Requirements of Law relating to pollution or protection of the Environment, the release of any materials into the Environment, hazardous substances or wastes, air emissions, discharges to waste or public systems, or the protection of human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), resulting from or based upon (a) any violation of Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Single Employer Pension Plan; (b) with respect to any Single Employer Pension Plan, the failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code and Sections 302 or 303 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303 of ERISA with respect to any Single Employer Pension Plan or the failure to make a required contribution to a Multiemployer Plan; (c) a withdrawal by the Parent, Borrower or any ERISA Affiliate from a Single Employer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent, Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Single Employer Pension Plan or Multiemployer Plan; (f) the occurrence of an event or condition set forth in Section 4042 of ERISA that would reasonably be expected to cause the PBGC to terminate, or appoint a trustee to administer, any Single Employer Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent, Borrower or any ERISA Affiliate; (h) a Multiemployer Plan is determined to be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, or, with respect to any Single Employer Pension Plan, a determination that it is “at risk” under Section 430 of the Code or Section 303 of ERISA or (i) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA upon the property of the Parent, Borrower, or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the London interbank offered rate (“LIBOR”) administered by the ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters (the “LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Eurodollar Rate with respect to the Initial Loans, shall at no time be less than 1.0% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than a Base Rate Loan).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Calculation Period, the sum, without duplication, of:

(a)    dividends and distributions received in cash by the Parent or the Borrower (including any repurchase or redemption of Capital Stock owned by the Parent or the Borrower by the issuer thereof) from any Subsidiary (other than the Borrower) in respect of the Capital Stock held by the Parent or the Borrower in such Subsidiary; plus

(b)    proceeds of share capital reductions received in cash by the Parent or the Borrower from any Subsidiary (other than the Borrower) in respect of the Capital Stock held by the Parent or the Borrower in such Subsidiary; plus

(c)    interest paid in cash to the Parent or the Borrower by any Subsidiary (other than the Borrower) pursuant to any Indebtedness owing by such Subsidiary to the Parent or the Borrower, as applicable; plus

(d)    interest or principal paid in cash to the Parent or the Borrower by any Subsidiary (other than the Borrower) with respect to any Surplus Debenture; plus

(e)    amounts paid in cash to the Parent or the Borrower under the Tax Sharing Agreement by any Subsidiary (other than the Borrower) of the Parent or the Borrower; plus

(f)    management and other similar fees received in cash by the Parent or the Borrower under servicing agreements or similar agreements from any Subsidiary (other than the Borrower) of the Parent or the Borrower; plus

(g)    the Parent and the Borrower’s interest income and any other investment income of the Parent or the Borrower received in cash by the Parent or the Borrower from any Subsidiary (other than the Borrower); minus

(h)    any cash operating expenses of the Parent or the Borrower (which, for the avoidance of doubt, shall include (i) transaction fees, costs and expenses incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, or the incurrence, repayment, refinancing, amendment or modification of Indebtedness (including premiums and prepayment penalties) or similar transactions, (ii) litigation costs and expenses, including settlements, fines, judgments, orders and attorneys’ fees, (iii) non-reimbursable expenses of any Subsidiary, (iv) Taxes paid or payable for such period, whether pursuant to the Tax Sharing Agreement or otherwise and (v) any other costs and expenses of the Parent and the Borrower, including general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus, severance and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of the Parent or the Borrower), franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of the Parent and the Borrower, audit and other accounting and reporting expenses, indemnity payments, interest expense, premiums, make-whole payments, penalties and other financing costs, hedging and other derivative costs and insurance premiums; minus

(i)    amounts paid by Parent or Borrower to Subsidiaries of the Parent pursuant to intercompany agreements with proceeds of payments received under intercompany agreements; minus

(j)    Capital Expenditures of the Parent or the Borrower made in cash, to the extent not financed with long-term Indebtedness of the Parent or the Borrower (other than revolving Indebtedness), during such period or prior to the date of such Excess Cash Flow payment or planned or expected to be made prior to the end of the Fiscal Year in which such Excess Cash Flow payment is required to be made; provided that, to the extent the aggregate amount actually utilized in cash for Capital Expenditures during such subsequent period prior to the end of such Fiscal Year is less than the amount deducted pursuant to this clause (j), the amount of such shortfall shall be added to clause (j) as part of the calculation for the next occurring Excess Cash Flow payment, minus

(k)    any cash consideration paid by the Parent or the Borrower in respect of any Investments permitted or not restricted by Section 7.09 (other than (x) Investments in Cash Equivalents, (y) Investments among the Specified Loan Parties and (z) Investments by the Borrower or the Parent in any Subsidiary (other than the Borrower) made pursuant to Section 7.09(g) to the extent the purpose of such Investment was primarily to reduce the amount of Excess Cash Flow pursuant to this clause (k), as determined by the Borrower in good faith), to the extent not financed with long-term Indebtedness of the Parent or the Borrower (other than revolving Indebtedness), during such period or prior to the date of such Excess Cash Flow payment or planned or expected to be paid prior to the end of the Fiscal Year in which such Excess Cash Flow payment is required to be made; provided that, to the extent the aggregate amount actually utilized for Investments during such subsequent period prior to the end of such Fiscal Year is less than the amount deducted pursuant to this clause (k), the amount of such shortfall shall be added to clause (k) as part of the calculation for the next occurring Excess Cash Flow payment; minus

(l)    the amount of Restricted Payments made in cash by the Parent or the Borrower (other than Restricted Payments paid to the Parent or the Borrower) permitted or not restricted by Section 7.08 (other than Section 7.08(d) and Section 7.08(e)), to the extent not financed with long-term Indebtedness of the Parent or the Borrower (other than revolving Indebtedness) during such period; minus

(m)    the amount of all principal payments and purchases of Indebtedness of the Parent and the Borrower (including (i) scheduled principal payments with respect to Indebtedness pursuant to Section 2.08 of this Agreement (or any similar provision with respect to any other Indebtedness), (ii) the principal component of payments in respect of Capital Leases and (iii) the purchases of Loans by the Parent or the Borrower (limited to the cash amount paid by the Parent or the Borrower and excluding (x) any voluntary prepayment of the Loans and (y) any prepayment of any revolving indebtedness except to the extent accompanied by the corresponding reduction in the commitments with respect thereto) pursuant to Section 10.07(c) of this Agreement (or any similar provision with respect to any other Indebtedness) in each case, to the extent not financed with long-term Indebtedness of the Parent or the Borrower (other than revolving Indebtedness)) made during such period or prior to the date of such Excess Cash Flow payment or planned or expected to be made within 24 months after the date such Excess Cash Flow payment is required to be made; minus

(n)    net increase in restricted cash pledged by the Parent or the Borrower for guarantees, derivative margin requirements, and any other guarantees or restrictions entered into in the ordinary course of business and not in respect of Indebtedness; minus

(o)    any extraordinary, unusual or non-recurring cash charges or expenses (or reserves for anticipated cash charges or expenses) of the Parent or the Borrower, including expenses and charges related to strategic initiatives, business optimization, restructuring, consolidation, closure, opening, integration, transition, reconstruction, decommissioning, recommissioning, reconfiguration, development, implementation, severance, retention, completion or abandonment, disposal or discontinuance of any portion of the assets, operations, employees and/or management of the Parent and/or the Borrower; minus

(p)    any amounts paid or required to be paid in cash by the Parent or the Borrower to any Subsidiary or Affiliate in respect of any overpayment by such Subsidiary, or Affiliate of amounts required to be paid by such Subsidiary or Affiliate under the Tax Sharing Agreement, to the extent such amounts are otherwise included in Excess Cash Flow for any Calculation Period;

provided that, notwithstanding the foregoing, in no event shall any amounts received by Parent or the Borrower in connection with any Specified Disposition (other than any Specified Stock Buyback Program) or Specified Stock Buyback Program (other than any amounts received by the Parent or the Borrower from (x) Specified Stock Buyback Programs of GMA in excess of $75,000,000 in any Fiscal Year and (y) so long as no Asset Sale Trigger Event has occurred, Specified Stock Buyback Programs of USMI in excess of $100,000,000 in any Fiscal Year), in each case as permitted under this Agreement (including any dividends or distributions received by the Parent or the Borrower with proceeds of the foregoing), be included in the calculation of Excess Cash Flow.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Subsidiary” means any Subsidiary that is a Foreign Subsidiary, a Subsidiary of a Foreign Subsidiary, a non-Wholly-Owned Subsidiary or an Unrestricted Subsidiary.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), franchise Taxes imposed on it in lieu of net income Taxes and branch profits Taxes imposed on it, in each case, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having an office or being engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or the transactions and activities contemplated by the Loan Documents) in such jurisdiction, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.14), (i) any United States Federal withholding Tax that is imposed on amounts payable to such Lender under any laws in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a); or (ii) any Tax that is attributable to such Lender’s failure to comply with Section 3.01(e) and (c) any withholding Tax that is imposed pursuant to FATCA.

“Existing Lender” has the meaning specified in Section 2.17(a).

“Existing Loans” has the meaning specified in Section 2.17(c).

“Existing Notes” means the Senior Notes and the Hybrid Notes.

“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender’s Commitment.

“Extended Loans” has the meaning specified in Section 2.17(c).

“Extended Maturity Date” has the meaning specified in Section 2.17(a).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(f).

“Extension Offer” has the meaning specified in Section 2.17(a).

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and not materially more onerous to comply with (including any Treasury regulations or other official administrative guidance promulgated thereunder), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Agent on such day for such Agent (or if no such rate is available, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate); provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenants” means the covenants set forth in Sections 7.11, 7.12 and 7.13.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch Ratings Limited.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not organized or incorporated in the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“GFIH” has the meaning specified in the preamble to this Agreement.

“GMA” means Genworth Mortgage Insurance Australia Limited, a company incorporated under the laws of Australia.

“GMA Companies” means (i) GMA, and (ii) any Person (other than the Parent, the Borrower or GFIH and their respective parent companies) which is a parent company for which the Capital Stock of GMA owned by the Parent and its Restricted Subsidiaries constitutes all or substantially all of the assets of such parent company.

“GMA Shareholder Agreement” means that certain Shareholder Agreement, dated May 21, 2014, by and among GMA, GFIH, the Parent and the other parties thereto.

“Goldman Sachs” means Goldman Sachs Lending Partners LLC.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing or regulatory functions of or pertaining to government, including any board of insurance, insurance department or insurance commissioner.

“Government-Sponsored Enterprise” means the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Federal Housing Finance Agency, and any other financial services entity established by any Governmental Authority and engaged in the purchase of mortgage loans.

“Guarantee” means the Guarantee Agreement, dated as of the Closing Date, among the Parent and the Agent.

“Guarantors” means the Parent, GFIH and each other Person required to provide a guarantee of the Obligations pursuant to the terms hereof.

“Hazardous Material” means: (a) any “hazardous substance,” as defined by CERCLA or a term of similar import in any other applicable Environmental Law; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act or a term of similar import in any other applicable Environmental Law; (c) petroleum and any petroleum product; or (d) any other pollutant, contaminant, chemical, material, waste or substance in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.

“Hybrid Notes” means the Borrower’s 6.150% Junior Subordinated Notes due 2066.

“ICA” means Insurance Companies Act (Canada) and the regulations promulgated thereunder.

“ICA Approval” means the approval required under the ICA for the purchase or acquisition of any Capital Stock in MIC by a Person where such purchase or acquisition would result in such Person having control of MIC as determined in accordance with the ICA.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means any Subsidiary of the Parent that is not a Significant Subsidiary (as defined under the Securities Act) of the Parent.

“Increased Amount Date” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt” has the meaning specified in Section 7.01(v).

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money or in respect of loans or advances; (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness in respect of letters of credit, whether or not drawn, and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) the liabilities (if any) of such Person in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof; (f) all obligations of such Person to pay the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued compensation and expenses incurred and trade accounts payable in each case in the ordinary course of business) and all obligations secured by a Lien on property owned or being purchased by such Person, but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached (including obligations arising under conditional sales or other title retention agreements); (g) any obligations of a partnership of the kind referred to in clauses (a) through (f) above or clause (h) below in which such Person is a general partner (unless the partnership agreement in respect thereof provides that such general partners is not liable in respect of such obligations); and (h) all Contingent Obligations of such Person in connection with Indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. Notwithstanding anything to the contrary, “Indebtedness” shall not include (1) liabilities in respect of unearned premiums on Policies, (2) obligations owed to payroll service providers in respect of advances made to or on behalf of the Parent or its Restricted Subsidiaries or to employees of the Parent or its Restricted Subsidiaries in the ordinary course of business, (3) obligations under intercompany tax and expense-sharing arrangements or (4) obligations under Policies and Reinsurance Agreements.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Person” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Information Restrictions” has the meaning specified in Section 6.02(c).

“Initial Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up, arrangement or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under any Debtor Relief Law.

“Insurance Subsidiary” means any Restricted Subsidiary that is required to be licensed as an insurer or reinsurer by a Governmental Authority.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each calendar quarter and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Credit Extension of which such Loan is a part; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s Maturity Date.

For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Type” means, when used with respect to any Loan, whether the rate of interest on such Loan is determined by reference to the Eurodollar Rate or the Base Rate.

“Investment” means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Capital Stock, bonds, notes, obligations, debentures or other debt securities of, or any other investment in, any Person, in each case excluding, for the avoidance of doubt, (i) intercompany tax sharing agreements and (ii) advances to current or former employees, officers, directors, members of management, managers, agents, consultants or independent contractors of the Parent or its Restricted Subsidiaries for fees, commissions, moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by the amount equal to any returns in respect of such Investment received by the investor thereof in the same form as the original Investment (or in cash). Notwithstanding anything to the contrary, “Investment” shall not include Policies or Reinsurance Agreements (other than payments constituting Investments by any Specified Loan Party in connection with any Non-Conforming Reinsurance Transactions).

“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

“Joinder Agreement” means an agreement substantially in the form of Exhibit H.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Lenders” has the meaning specified in the introduction to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on Schedule 10.02 or in its administrative questionnaire delivered to the Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Borrower and the Agent.

“LIBOR” has the meaning set forth in the definition of Eurodollar Rate.

“LIBOR Screen Rate” has the meaning set forth in the definition of Eurodollar Rate.

“LIBOR Successor Rate” has the meaning set forth in Section 3.08.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with the then-prevailing market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Borrower).

“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property, in each case, in the nature of security (including those created by, arising under or evidenced by, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing), but not including (i) the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation and (ii) the Pledge Approvals.

“LTV Certificate” has the meaning set forth in Section 6.02(b).

“LTV Ratio” means, for any date, the ratio of (i) the aggregate outstanding principal amount of Loans (and, to the extent secured by Collateral on a pari passu basis in respect of payment and security, any Incremental Equivalent Debt) on such date to (ii) the Collateral Value on such date.

“Loan” means an Initial Loan, New Term Loan or an Extended Loan, as applicable.

“Loan Documents” means this Agreement and all amendments, restatements, amendment and restatements, supplements, extensions, replacements, refinancings, renewals, increases or other modifications of, and joinders to, this Agreement that are deemed pursuant to their terms to be Loan Documents for purposes hereof, all Notes, the Guarantee and the Security Documents.

“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C-1.

“Make-Whole Amount” means, with respect to any Loans that are subject to any voluntary prepayment under Section 2.09(a), purchase or buyback by the Borrower under Section 10.07(c) or any mandatory prepayment pursuant to Section 2.09(d)(i) or any mandatory assignment under Section 3.07, the greater of (i) 1.00% of the Loans so prepaid and (ii) the excess of (A) the present value at the date of such prepayment of (1) 101% of the principal amount of such Loans on the first anniversary of the Closing Date plus (2) all interest that would have accrued on such principal amount from the date of such prepayment to, but not including, the first anniversary of the Closing Date (such present value to be computed using a discount rate equal to the yield to maturity of United States Treasury securities with a comparable maturity period plus 50 basis points and discounted in accordance with customary financial practice to the date of such prepayment) over (B) the principal amount of such Loans.

For purposes of clause (ii)(A)(2) of this definition, the amount of interest that would have accrued shall be calculated using the interest rate for such principal amount of such Loans in effect as of the date of such prepayment and assuming that all such interest were to be paid at the end of the then current interest period and on the last day of interest periods of three months thereafter and on the day immediately preceding the first anniversary of the Closing Date and assuming no payments are due under Section 3.04.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Acquisition” means any Acquisition by the Parent or its Restricted Subsidiaries in a transaction or series of related transactions for consideration exceeding the Threshold Amount, excluding, for the avoidance of doubt, any Acquisition by an Insurance Subsidiary in accordance with the investment policy of such Insurance Subsidiary in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or financial condition of the Parent and its Restricted Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Obligors to perform under the Loan Documents taken as a whole.

“Material Disposition” means any Disposition of all or substantially all of the assets of a Person or any division, line of business, book of business or business unit of such Person by the Parent or its Restricted Subsidiaries in a transaction or series of related transactions for consideration exceeding the Threshold Amount, other than any such Disposition by any Insurance Subsidiary in accordance with the investment policy of such Insurance Subsidiary in effect from time to time.

“Material Insurance Subsidiary” means any Insurance Subsidiary deemed material by the Parent from time to time and for which Annual Statements and Quarterly Statements of such Insurance Subsidiary have been posted on the Parent’s website on the Internet.

“Maturity Date” means, except to the extent extended pursuant to Section 2.17, the fifth anniversary of the Closing Date.

“Maximum Capitalization Ratio” as defined in Section 7.11.

“Maximum LTV Covenant” as defined in Section 7.12.

“MIC” has the meaning specified in the preamble to this Agreement.

“MIC Companies” means (i) MIC and (ii) any Person (other than the Parent, the Borrower or GFIH and their respective parent companies) which is a parent company for which the Capital Stock of MIC owned by the Parent and its Restricted Subsidiaries constitutes all or substantially all of the assets of such parent company.

“MIC Issuer Control Agreement” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“MIC Shareholder Agreement” shall mean that certain Shareholder Agreement, dated July 7, 2009, by and among the Parent, MIC, and the other parties thereto.

“Minimum Capital Test” means the ratio of capital available to minimum capital required calculated in accordance with applicable Requirement of Law, including OSFI’s guidelines relating to minimum capital test, as in effect from time to time.

“Minimum Extension Condition” as defined in Section 2.17(c)(iii).

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Parent, Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Net Proceeds” means:

(a)     with respect to any Asset Sale, an amount equal to the aggregate amount of cash and Cash Equivalents received in respect of such Asset Sale (including any cash received in respect of any Disposition of any Designated Non-Cash Consideration received in such Asset Sale but only as and when received) minus the sum of (i) all fees, costs and expenses (including legal fees, notarial fees, accountants’ fees, investment banking fees, survey costs and title insurance premiums) paid or reasonably estimated to be payable by the Parent or any of its Restricted Subsidiaries in connection with such Asset Sale or Disposition of such Designated Non-Cash Consideration or deducted from the proceeds of such Asset Sale or Disposition, (ii) the amount of income tax or other Taxes paid or reasonably estimated to be payable in connection with such Asset Sale or Disposition of such Designated Non-Cash Consideration (after taking into account any available tax credits, exemptions or deductions and any tax sharing arrangements), (iii) the amount of all payments by the Parent and its Restricted Subsidiaries in respect of indebtedness which is secured (other than indebtedness secured on a pari passu or junior lien basis to the Loans) by the property sold pursuant to, or which is subject to a mandatory prepayment as a result of, such Asset Sale or Disposition of such Designated Non-Cash Consideration, and (iv) purchase price adjustments paid or reasonably expected to be payable in connection with such Asset Sale or Disposition and the aggregate amount of reserves taken by the Parent or any of its Restricted Subsidiaries against contingent indemnification obligations reasonably estimated to be payable in connection therewith, in each case as reasonably determined by the Parent (provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (v) in the case of any Asset Sale of USMI Equity Interests, any cash used by the Parent and its Restricted Subsidiaries to acquire Capital Stock of MIC owned by the USMI Companies and its Restricted Subsidiaries, which Capital Stock shall become Collateral); provided that (x) the proceeds of any Asset Sale of Capital Stock of MIC shall only constitute Net Proceeds to the extent such proceeds exceed $50,000,000 in any Fiscal Year and (y) the proceeds of any Asset Sale of USMI Equity Interests shall only constitute Net Proceeds to the extent such proceeds exceed $100,000,000 in any Fiscal Year; and

(b)    with respect to any incurrence of Indebtedness by the Parent or any of its Restricted Subsidiaries, the proceeds thereof in the form of cash and Cash Equivalents minus the costs and expenses paid or reasonably estimated to be payable by the Parent or any of its Restricted Subsidiaries in connection therewith (including legal fees, notarial fees, accountants’ fees, investment banking fees, underwriting discounts and commissions, taxes and other customary fees and expenses incurred in connection therewith) or deducted from the proceeds of such incurrence.

“New Incremental Term Loan Facility” means, collectively, New Term Loans and New Term Loan Commitments

“New Term Loan Commitments” has the meaning specified in Section 2.15(a).

“New Term Loan Lender” has the meaning specified in Section 2.15(a).

“New Term Loans” has the meaning specified in Section 2.15(d).

“Non-Conforming Reinsurance Transaction” means a Reinsurance Agreement transaction or series of related Reinsurance Agreement transactions wherein all or substantially all of a line of business is transferred to an unaffiliated third party in which the amount of reserves or assets transferred exceed 15% of Consolidated Total Assets in the aggregate during the term of this Agreement.

“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which Lenders holding more than 50% of the Loans have consented.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Obligors under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Obligor under any Loan Document.

“Obligors” means the Borrower and the Guarantors.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Operating Indebtedness” means, without duplication, any Indebtedness of any Insurance Subsidiary or any Subsidiary of an Insurance Company in respect of (a) repurchase agreements and securities lending, (b) Federal Home Loan Bank borrowings, reimbursement obligations or other Indebtedness and borrowings and other Indebtedness in connection with long term community investment advances, (c) guaranteed investment contracts, (d) funding agreements and funding agreement-backed securities programs, (e) retail note programs in existence prior to the Closing Date, (f) obligations to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support statutory life insurance reserve requirements commonly referred to as Regulation XXX and AXXX and other similar life insurance reserves, (g) obligations to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk to other assets of the Parent and its Subsidiaries being called upon to make such principal and interests payments, and (h) obligations of any kind that are excluded from financial leverage by both S&P and Moody’s in their evaluation of such Person.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and all applicable resolutions or consents of the governing body (or any committee thereof) of such limited liability company and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and all applicable resolutions or consents of the governing body (or any committee thereof) or in the case of clauses (i), (ii), and (iii) as they relate to any Foreign Subsidiary, the equivalent or comparable constituent documents with respect to any Foreign Subsidiary.

“OSFI” means the Office of Superintendent of Financial Institutions (Canada).

“Other Applicable Indebtedness” has the meaning specified in Section 2.09(h).

“Other Collateral” means any Collateral provided after the Closing Date (other than any common shares of MIC or any proceeds thereof) pursuant to the definition of Collateral Value or otherwise and subject to a Lien under the Security Documents.

“Other Taxes” means any present or future recording, stamp, filing, intangible, court or documentary Taxes or any other excise, sales or property Taxes that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” has the meaning specified in the introduction to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that the Parent, Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrance” means:

(a)    Liens imposed by law for Taxes that are not required to be paid pursuant to Section 6.06;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 6.06;

(c)    pledges and deposits made in the ordinary course of business in compliance with, or to secure payment of obligations under, pension plans, insurance, workers’ compensation, unemployment insurance, governmental benefits and other social security laws or regulations or to secure letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in respect thereof;

(d)    pledges and deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, letters of intent, purchase agreements, government contracts, expropriations, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or to secure letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in respect thereof;

(e)    judgment Liens in respect of judgments or securing appeal or other surety bonds relating to such judgements and Liens arising under ERISA or the Code with respect to an employee benefit plan (as defined in Section 3(3) of ERISA) that do not constitute an Event of Default under clause (h) or clause (i), respectively, of Section 8.01;

(f)    easements, defects in title, zoning, land use and building laws restrictions, rights-of-way, covenants, restrictions and similar encumbrances on real property imposed by law, recorded in the land records or arising in the ordinary course of business (including the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein) that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent or any Subsidiary;

(g)    any (i) interest or title of a lessor or sublessor under any lease or sublease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease or sublease to any Lien or restriction referred to in the preceding clause (ii);

(h)    Liens arising from filing UCC financing statements or PPSA financing statements relating solely to (i) leases not prohibited by this Agreement and (ii) consignments and/or bailments;

(i)    Liens, including customary rights of set-off, revocation, refund or chargebacks under deposit or brokerage account agreements or under the Uniform Commercial Code, insurance law or common law or other applicable law of banks or other financial institutions where the Parent or any of its Subsidiaries maintains accounts ) in the ordinary course of business;

(j)    licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not adversely interfering in any material respect with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(k)    any Lien consisting of the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, agreement, franchise, grant or permit of any of the Specified Loan Parties or their Subsidiaries, to terminate any such lease, agreement, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(l)    Liens of attorneys retained by the Parent or any of its Subsidiaries on a contingency fee basis;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and under security documents substantially similar to the Security Documents (with such differences as are reasonably satisfactory to the Agent) and is not secured by any property or assets of the Parent or any of its Restricted Subsidiaries other than the Collateral except to the extent such Liens are otherwise permitted pursuant to Section 7.02, (ii) such Indebtedness constitutes Refinancing Indebtedness, (iii) the holders of such Indebtedness (or their representative) and the Agent shall be party to a customary intercreditor agreement reasonably satisfactory to the Agent and (iv) such Indebtedness has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts, optional prepayment provisions or as contemplated by clauses (i) through (iii) above) that are substantially similar to, or, when taken as a whole, not materially more favorable to the investors providing such Permitted First Priority Refinancing Debt than, those set forth in this Agreement (except for covenants or other provisions (a) applicable only to periods after the Latest Maturity Date at the time such Indebtedness is incurred or (b) that are added to the terms of this Agreement for the benefit of the Secured Parties) or that are otherwise on current market terms.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date, (ii) does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other non-contingent Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) has no financial maintenance covenants, other than in the case of any Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations (in which event the financial maintenance covenants in the documentation governing such Indebtedness shall not be materially more restrictive, taken as a whole, than those set forth in this Agreement) and (iv) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts, optional prepayment provisions or as contemplated by clauses (i) through (iii) above) that are substantially similar to, or, when taken as a whole, not materially more favorable to the investors providing such debt than, those set forth in this Agreement (except for covenants or other provisions (a) applicable only to periods after the Latest Maturity Date at the time such Indebtedness is incurred or (b) that are added to the terms of this Agreement for the benefit of the Secured Parties) or that are otherwise on current market terms.

“Permitted Insurance Subsidiary Transaction” means any of the following transactions, or any related transactions necessary to accomplish such transactions:

(a)    the separation and/or isolation of the long-term care insurance business from the U.S. life insurance and annuity business or from other parts of the business of the Parent and its Restricted Subsidiaries through reinsurance, unstacking or other intercompany restructuring transactions; and

(b)    the division or other separation of Genworth Life Insurance Company or any of its subsidiaries pursuant to any insurance, corporate or other Requirement of Law or otherwise, pursuant to which the assets and liabilities of such Person are allocated among Genworth Life Insurance Company and any entities resulting from such division or separation and the Parent’s Restricted Subsidiaries;

provided that (w) any contribution or transfer constituting an Investment made by a Specified Loan Party in connection with the transactions contemplated above shall be permitted or not restricted by Section 7.09, (x) the Parent has determined in good faith that such transactions are fair and reasonable, (y) no Event of Default shall exist before or after giving effect to such transactions and (z) the Parent and the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the most recently ended Fiscal Quarter for which financial statements are available after giving effect to such transactions.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Parent in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral (or a subset of such Collateral) on a second priority (or other junior priority) basis to the Liens securing the Obligations and is not secured by any property or assets of the Parent or any Restricted Subsidiary other than the Collateral except to the extent such Liens are otherwise permitted pursuant to Section 7.02, (ii) such Indebtedness constitutes Refinancing Indebtedness (provided that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their representative) and the Agent shall be subject to intercreditor arrangements reasonably satisfactory to the Agent and (iv) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Parent or any of its Subsidiaries existing or arising under Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA that the Parent, Borrower or any of the Restricted Subsidiaries which is an ERISA Affiliate sponsors or maintains or to which the Parent, Borrower or any of the Restricted Subsidiaries which is an ERISA Affiliate makes, is making or is obligated to make, contributions and includes any Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Limited Recourse Guarantee and Pledge Agreement, dated as of dated as of March 7, 2018, among the Borrower, GFIH and the Agent.

“Pledge Agreement Collateral” means all property pledged or granted as collateral pursuant to the Pledge Agreement.

“Pledge Approvals” means the ICA Approval and any other approval of any Governmental Authority required in connection with realizing on the Collateral. For the avoidance of doubt, “Pledge Approvals” shall not include approvals required for the granting of a Lien on the Collateral by GFIH under the Pledge Agreement on the Closing Date.

“PMIERs” means the Private Mortgage Insurer Eligibility Requirements published by the Federal Home Loan Mortgage Corporation.

“Policies” means all insurance policies (including mortgage insurance, life insurance and long-term care policies), financial guarantees, separate account liabilities, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any insurance contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Insurance Company.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” means those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction in Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder and in connection with any event or transaction requiring a calculation on a Pro Forma Basis for any period, compliance with such test or covenant after giving effect to such event or transaction, and (i) in the case of any Material Acquisition or Material Disposition, including pro forma adjustments only to the extent consistent with Article 11 of Regulation S-X under the Securities Act and using for purposes of determining such compliance (x) in the case of any Material Acquisition, the historical financial statements of all entities or assets so acquired or to be acquired and (y) the consolidated financial statements of the Parent and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and any other Material Acquisitions or Material Dispositions that have been consummated during such period, had been consummated on the first day of such period (or, in the case of calculating Consolidated Total Assets, on the last day of such period); (ii) in the case of any incurrence or prepayment or repayment of Indebtedness (other than under revolving credit facilities in the ordinary course of business), assuming such Indebtedness was incurred, prepaid or repaid on the first day of such period and assuming that such Indebtedness bears interest during the portion of such period prior to the date of incurrence at, in the case of Indebtedness bearing interest at a floating rate, the weighted average of the interest rates applicable to outstanding Loans during such period (taking into account any hedging arrangements) and, in the case of Indebtedness bearing interest at a fixed rate, such fixed rate; (iii) in the case of the declaration or payment of any dividend, assuming such dividend had been declared and paid on the first day of such period; and (iv) making such other pro forma adjustments as would be permitted or required by Regulation S-X under the Securities Act; provided, however, that such compliance calculation shall take into account other cost savings measures identified by the Borrower which the Agent, in its reasonable business judgment, deems reasonably identifiable and factually supportable, and which cost savings measures have been certified by a Responsible Officer.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Exposure of that Lender by (b) the aggregate Exposure of all Lenders.

“Public Company Subsidiary” means each of GMA, MIC and, upon any USMI Equity Offering, USMI.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Debt” means Indebtedness incurred by a Person in connection with the purchase, lease, completion, construction, repair, replacement, improvement or installation of assets by such Person, in which assets the seller, lessor or financier thereof has taken or retained a Lien; provided that (x) any such Lien attaches to such assets concurrently with or within 270 days after the purchase thereof by such Person and (y) at the time of incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness shall not exceed the costs of the assets so purchased plus fees and expenses reasonably related thereto.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with such Insurance Subsidiary’s domiciliary insurance commissioner (or similar authority), which statement shall be in the form required by such Insurance Subsidiary’s domiciliary insurance commissioner (or similar authority), or, if no specific form is so required, in the form of financial statements permitted by such domiciliary insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such domiciliary insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Refinance” means, with respect to any Indebtedness, to refinance, refund, renew, replace, exchange or extend such Indebtedness. The term “Refinancing” shall have a correlative meaning.

“Refinancing Indebtedness” means with respect to Indebtedness (“Refinanced Debt”), any Refinancing of such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt plus an amount equal to unpaid accrued interest and premium thereon (including any make-whole or other prepayment premium) plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Refinancing plus an amount equal to any existing commitments unutilized thereunder plus any amount otherwise permitted to be incurred pursuant to Section 7.01 (it being understood that any such Indebtedness otherwise permitted to be incurred shall constitute Indebtedness under the relevant provision of Section 7.01 pursuant to which it shall be incurred and not Refinancing Indebtedness), (b) such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) such Refinancing Indebtedness shall be incurred (or guaranteed only) by (i) the Person or Persons who are the obligors on the Refinanced Debt, (ii) any Person that would otherwise be permitted to incur such Indebtedness pursuant to Section 7.01, and (iii) any other Person so long as the Borrower has complied with Section 6.12(a) and (d) (i) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with (or in any event within 90 days of) the incurrence of such Refinancing Indebtedness or (ii) proceeds from such Refinancing Indebtedness in an amount sufficient to repay such Refinanced Debt, together with accrued interest, fees and premiums (if any) in connection therewith, shall have been received and held for such purpose.

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act or other applicable securities laws, substantially identical notes issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Commission or other applicable securities regulatory authority.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, members, representatives, injection, migration or leaching into or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Exposure constituting more than 50% of the aggregate Exposure of all Lenders; provided that the amount of Exposure shall be determined with respect to any Defaulting Lender by disregarding the Exposure of such Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, treasurer or assistant treasurer of an Obligor. Any document delivered under any Loan Document that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor. Unless otherwise specified, “Responsible Officer” means a Responsible Officer of the Borrower.

“Restricted Payments” has the meaning set forth in Section 7.08.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified, “Restricted Subsidiary” means a Restricted Subsidiary of the Parent.

“S&P” means Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sanctioned Country” means, with respect to the Parent or any of its Restricted Subsidiaries, a country or territory which is at any time subject to Sanctions applicable to such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Canadian government.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, the U.S. Department of the Treasury, the United Nations Security Council, or any similar list maintained by the Canadian government, the European Union, Her Majesty’s Treasury, any EU Member State, or any other U.S. government entity, in each case applicable to the Parent or any Restricted Subsidiary.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the domiciliary jurisdiction of such Insurance Subsidiary for the preparation of annual statutory financial statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such statement or report.

“Scheduled Unavailability Date” has the meaning set forth in Section 3.08.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning set forth in the Pledge Agreement.

“Secured Parties” has the meaning set forth in the Pledge Agreement.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

“Security Documents” means the Pledge Agreement and each other security agreement, instrument or document executed and delivered pursuant thereto or pursuant to the Collateral and Guarantee Requirement or Section 6.12, in each case, to secure any of the Secured Obligations.

“Senior Notes” means (i) the 2018 Notes, (ii) the Borrower’s 7.700% Senior Notes due 2020, (iii) the Borrower’s 7.200% Senior Notes due 2021, (iv) the Borrower’s 7.625% Senior Notes due 2021, (v) the Borrower’s 4.900% Senior Notes due 2023, (vi) the Borrower’s 4.800% Senior Notes due 2024 and (vii) the Borrower’s 6.500% Senior Notes due 2034.

“Senior Notes Documents” documents means the Indenture dated as of June 15, 2004, between the Parent and The Bank of New York Mellon Trust Company, N.A, as successor to JPMorgan Chase Bank, as Trustee.

“Shareholder Agreements” means the GMA Shareholder Agreement, the MIC Shareholder Agreement and, upon any USMI Equity Offering, any shareholder agreement or similar agreement of any USMI Company.

“Single Employer Pension Plan” means a Pension Plan, other than a Multiemployer Plan.

“Specified Account” means a controlled deposit account subject to an account control agreement reasonably satisfactory to the Agent in which the proceeds of the Initial Loans shall be deposited on the Closing Date, as applicable.

“Specified Loan Parties” means the Borrower and the Parent.

“Specified Disposition” means any Disposition in a transaction or a series of related transactions of all or substantially all of the assets of the GMA Companies, USMI Companies, or MIC Companies, (and their respective Subsidiaries, taken as a whole) or any Disposition of any of the Capital Stock of the GMA Companies, USMI Companies, or MIC Companies (including, for the avoidance of doubt, in connection with a Specified Stock Buyback Program).

“Specified Stock Buyback Programs” means, with respect to any Restricted Subsidiary of Parent (including GMA, MIC, and upon any USMI Equity Offering, USMI) the repurchase or redemption by such Restricted Subsidiary of their respective Capital Stock, pursuant to any stock buyback program that is either (a) offered on a pro rata basis to all shareholders of the relevant Capital Stock (including, as applicable, GFIH) of such Restricted Subsidiary, as applicable or (b) conducted pursuant to the rules of the relevant stock exchange on which the Capital Stock of the Restricted Subsidiary is quoted, and includes, for clarity, the repurchase of shares of Capital Stock of GMA, MIC or, as described above, USMI by GMA, MIC or, as described above, USMI, as applicable, pursuant to share repurchase programs as announced or in effect from time to time with respect to such entities in accordance with their terms, which, for the avoidance of doubt, in the case of clause (a) and (b), shall exclude any share capital reduction.

“Spot Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth on such date on the 11:00 am Bloomberg FX Fixing Page for such currency (or any successor page thereto). In the event that such rate does not appear on such page or any successor page, the Spot Rate shall be the rate determined by the Borrower to be the rate quoted by the person acting in such capacity as the spot rate for the exchange of one currency into another currency for purposes of the Parent’s financial statements on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Agent and the Borrower shall reasonably determine is appropriate under the circumstances.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the membership interest, if it is a limited liability company. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent.

“Surplus Debentures” means, as to any Insurance Subsidiary, debt securities of such Insurance Subsidiary issued to the Parent or any other Subsidiary the proceeds of which are permitted to be included, in whole or in part, as capital and surplus of such Insurance Subsidiary as approved and permitted by the applicable Department.

“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction, replication transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Syndication Agent” means JPMorgan.

“Tax Sharing Agreement” means the Restated Tax Matters Agreement by and among General Electric Company, General Electric Capital Corporation, GE Financial Assurance Holdings, Inc., GEI, Inc., and Genworth Financial Inc. Dated as of February 1, 2006 and any other agreements between and among Parent and any Subsidiary relating to the payment or settlement of Taxes.

“Tax Status Certificate” has the meaning set forth in Section 3.01(e).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” means the Loans and the Commitments hereunder.

“Threshold Amount” means $100,000,000.

“Transaction Liens” means the Liens granted by the Obligors under the Security Documents.

“Transactions” means the (a) execution, delivery and performance by each Obligor of the Loan Documents to which it is to be a party, (b) borrowing of the Initial Loans hereunder on the Closing Date, (c)(i) refinancing, repurchase or redemption of (x) the 2018 Notes or (y) if the 2018 Notes have been satisfied in full, refinancing, repayment, repurchase or redemption of other Indebtedness of the Parent and its Subsidiaries or, (ii) in the alternative, the deposit of the net proceeds of the Initial Loans in the Specified Account and (d) payment of fees and expenses incurred in connection with the foregoing.

“Transformative Acquisition” means any merger, acquisition or investment, in any such case by the Parent or any of its Restricted Subsidiaries that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such merger, acquisition or investment or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such merger, acquisition or investment, would not provide the Parent and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary designated by the board of directors (or similar governing body) of the Parent as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the date hereof. The Parent may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Restricted Subsidiary (other than any subsidiary of the Subsidiary to be so designated or any other Unrestricted Subsidiary); provided that (i) the Borrower may not designate any Insurance Subsidiary (other than US Life) as an Unrestricted Subsidiary and (ii) none of the Borrower, GFIH, any MIC Company, any GMA Company or any USMI Company may be designated as an Unrestricted Subsidiary. For the avoidance of doubt, there are no Unrestricted Subsidiaries on the Closing Date.

“US Life” means, as of any date of determination, Genworth Life Insurance Company, a Delaware insurance company, and its Subsidiaries as of such date.

“USMI” means (a) Genworth Mortgage Holdings, Inc., a Delaware corporation or any direct or indirect parent thereof that is the issuer of USMI Equity Interests in a USMI Equity Offering or (b) any Subsidiary of the Borrower that owns, directly or indirectly, the US mortgage insurance business of Genworth Mortgage Holdings, Inc. as of the Closing Date and that is the issuer of USMI Equity Interests in a USMI Equity Offering.

“USMI Companies” means (i) USMI and (ii) any Person (other than the Parent, the Borrower or GFIH and their respective parent companies) which is a parent company for which the Capital Stock of USMI owned by the Parent and its Restricted Subsidiaries constitutes all or substantially all of the assets of such parent company.

“USMI Equity Interests” means any Capital Stock of USMI.

“USMI Equity Offering” means any initial public offering of USMI Equity Interests or any other public offering or placement of USMI Equity Interests pursuant to which third party investors subscribe for or otherwise make investments in USMI Equity Interests.

“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable by the Borrower to the relevant Lenders in the primary syndication thereof (but excluding amendment fees, arrangement, commitment, structuring underwriting and similar fees and expenses payable by the Borrower), based on a four year average life to maturity, or if less, remaining life to maturity, payable with respect to such Loan.

“Wholly-Owned Subsidiary” means any Person in which all of the Capital Stock (other than directors’ and national citizen qualifying shares or similar de minimis holdings by another Person, in each case, as required by law) is owned, beneficially and of record, by the Parent, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)    The term “including” is not limiting and means “including without limitation.”

(iii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d)    Unless otherwise expressly provided herein or the context requires otherwise, (i) any definition of or reference to any document (including this Agreement and the other Loan Documents), shall be construed as referring to such document as from time to time amended, restated, amended and restated, supplemented, extended, replaced, refinanced, renewed, assigned, assumed, increased or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements, extensions, replacements, refinancings, renewals, increases or other modifications set forth herein), (ii) any definition of or references to any statute, rule or regulation are to be construed as including all statutes, rules, regulations, rulings, statutory and regulatory provisions or official interpretations promulgated or issued thereunder, consolidating, amending, or replacing, supplementing, interpreting or otherwise modifying (including by succession of comparable successor laws) the statute, rule or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns (subject to any restrictions set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all relevant functions thereof, and (iv) the words “property” and “assets” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)    This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against any party merely because of such party’s involvement in their preparation.

Section 1.03.    Classification of Loans.

For purposes of this Agreement, Loans may be classified and referred to by Interest Type (e.g., a “Eurodollar Rate Loan”).

Section 1.04.    Accounting Principles; Changes in Minimum Capital.

(a)    Unless the context otherwise clearly requires (including as set forth in the definition of Capitalized Lease Obligations), all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 Financial Instruments and FASB ASC 470-20 Debt with Conversion and Other Options on financial liabilities shall be disregarded.

(b)    In the event of any Material Acquisition or Material Disposition (including any Material Acquisition or Material Disposition of a Person that was acquired or formed in connection with a Material Acquisition or Material Disposition), determinations of the financial covenants, ratios or calculations contained herein shall be made on a Pro Forma Basis.

(c)    If, at any time after the date of this Agreement, any change is made to GAAP, the interpretation thereof, or the Parent or the Borrower’s accounting practices that would affect the determination of compliance with the covenants set forth in this Agreement, the Borrower shall notify the Agent of the change and, at the option of the Borrower or upon the written request of the Required Lenders, the Borrower and the Agent shall negotiate in good faith to amend such covenant, subject to the approval of the Required Lenders but without the requirement of any amendment fee, to eliminate or adjust for the effect of the implementation of such change in GAAP or accounting practices; provided that, until such time that such amendment has become effective or such notice has been withdrawn by the Borrower, such provision of GAAP or such accounting policy shall be interpreted without giving effect to any such change, interpretation or accounting practice, other than with respect to preparation of financial statements pursuant to Section 6.01(a) and (b).

(d)    If the Borrower notifies the Agent that it (or the Parent or its applicable parent company) is required to report under IFRS or has elected to do so through an early adoption policy or otherwise, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(e)    If, at any time after the date of this Agreement, any change is made to any applicable Requirement of Law, including OSFI’s guidelines relating to the calculation of the Minimum Capital Test, the interpretation thereof, or the Parent or the Borrower’s accounting practices that would affect the determination of compliance with the Minimum Capital Test as set forth in Section 7.13, the Borrower shall notify the Agent of the change and, at the option of the Borrower or upon the written request of the Required Lenders, the Borrower and the Agent shall negotiate in good faith to amend such covenant, subject to the approval of the Required Lenders but without the requirement of any amendment fee, to eliminate or adjust for the effect of the implementation of such change; provided that, until such time that such amendment has become effective or such notice has been withdrawn by the Borrower, such Requirement of Law or such accounting policy shall be interpreted without giving effect to any such change, interpretation or accounting practice.

Section 1.05.    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06.    Timing of Payment or Performance; Compliance with this Agreement.

(a)    When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

(b)    For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)    For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.07, 7.08, 7.09, 7.10 and 7.14, in the event that any Indebtedness, Liens, Disposition, Affiliate transaction, merger, consolidation, amalgamation, or other transactions restricted by Section 7.07, Restricted Payment, Investment, Acquisition, payment of Indebtedness or contractual restriction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Section 7.01, 7.02, 7.03, 7.05, 7.07, 7.08, 7.09, 7.10 or 7.14, as applicable, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) under one or more of such clauses of such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Lien, Disposition, Affiliate transaction, merger, consolidation, amalgamation, or other transactions restricted by Section 7.07, Restricted Payment, Investment, Acquisition, payment of Indebtedness or contractual restriction need not be permitted solely by reference to one clause of Section 7.01, 7.02, 7.03, 7.05, 7.07, 7.08, 7.09, 7.10 or 7.14, respectively, but may instead be permitted in part under any combination thereof. Notwithstanding anything to the contrary herein, (a) if after the Closing Date any of MIC, GMA or USMI (or any of their Subsidiaries) are no longer Subsidiaries of the Parent (i) any Indebtedness owed to or owing by such Persons to or by the Parent, the Borrower or any Subsidiaries that was previously permitted pursuant to Section 7.01 shall be permitted without any requirement to reclassify or reallocate such amounts and (ii) any Investments made in or by such Persons by or in (as applicable) the Parent, the Borrower or any Subsidiary that were previously permitted pursuant to Section 7.09 shall be permitted without any requirement to reclassify or reallocate such amounts and (b) if after the Closing Date any Subsidiary of US Life as of Closing Date is no longer a Subsidiary of US Life (i) any Indebtedness owed to or owing by such Person to or by US Life that was previously permitted pursuant to Section 7.01 shall be permitted without any requirement to reclassify or reallocate such amounts and (ii) any Investments made in or by such Person by or in (as applicable) US Life that was previously permitted pursuant to Section 7.09 shall be permitted without any requirement to reclassify or reallocate such amounts.

Section 1.07.    Certifications.

All certifications to be made hereunder by an officer or representative of any Obligor shall be made by such a Person in his or her capacity solely as an officer or a representative of such Obligor, on such Obligor’s behalf and not in such Person’s individual capacity

Section 1.08.    Matters relating to Public Company Subsidiaries.

The parties hereto agree and acknowledge that (i) the Public Company Subsidiaries are independent businesses that have public shareholders and other stakeholders with economic and other interests, and that are owed duties in respect of such interests, that may from time to time differ from, or conflict with, the interests of the Parent and its Subsidiaries, taken as a whole, (ii) the Obligors have limited ability to cause the Public Company Subsidiaries to share information, regardless of the requirements under the Loan Documents and (iii) Requirements of Law and the Organization Documents (including the Australian Company Agreements, the Canadian Company Agreements and any agreements that may be entered into with respect to USMI, which shall provide for a consent right by the Parent over the incurrence of third-party Indebtedness at USMI in excess of amounts permitted by Section 7.01(g) plus other amounts permitted under provisions of Section 7.01 allocated to USMI as determined by the Parent in its discretion (or such lesser amount determined by the Parent in its discretion)) of the Public Company Subsidiaries, as applicable (the “Applicable Organization Documents”), contain (or will contain) certain restrictions and limitations that affect the ability of the Obligors to control the Public Company Subsidiaries and their Subsidiaries, respectively, permit the Public Company Subsidiaries and their Subsidiaries to take certain actions or enter into transactions without the consent of the Parent, the Borrower or any other Subsidiary of the Parent or the Borrower that is the shareholder of such Public Company Subsidiary and certain confidentiality obligations that limit the sharing of information. Accordingly, the Lenders and the Agent hereby agree that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document (a)(i) no affirmative covenant or negative covenant or any other obligation or requirement of any kind under this Agreement or any other Loan Document shall apply to or restrict any Public Company Subsidiary or any of their Subsidiaries (and the taking of any action or refraining from taking any action by any Public Company Subsidiary or any of their Subsidiaries shall not result or give rise to any violation, breach, default or event of default under this Agreement or any other Loan Document) and (ii) no Obligor shall be required to cause any Public Company Subsidiary or any of their Subsidiaries to take or refrain from taking any action, except, in the case of clause (i) and (ii) above, and solely to the extent that, the Obligors have the express right pursuant to the terms of the Applicable Organization Documents to cause such Public Company Subsidiary or any applicable Subsidiary to take any applicable action or refrain from taking any applicable action necessary to avoid any violation, breach or default of such provisions; provided that the foregoing shall not limit (x) any representations or warranties, events of default (other than pursuant to Sections 8.01(c) and (d)) or compliance with the Financial Covenants, (y) compliance with Section 6.07 and Section 6.18 and (z) the foregoing shall not limit the prohibition on the incurrence of indebtedness in excess of the levels set forth in Sections 7.01(g), 7.01(t) and 7.01(w) (except with respect to indebtedness otherwise permitted or not restricted by Section 7.01), (b) all requirements with respect to the delivery of any information or materials relating to the Public Company Subsidiaries, their respective Subsidiaries or their assets, operations or businesses shall subject to any confidentiality obligation owed to such Public Company Subsidiary or any other Information Restriction and (c) nothing contained in this Agreement or any other Loan Document shall be construed or interpreted to require any director of a Public Company Subsidiary to take any action inconsistent with his or her fiduciary duties under applicable Requirements of Law.

Section 1.09.     Currency.

Notwithstanding anything to the contrary in this Agreement, for purposes of any determination under Article 6, Article 7 (other than the Financial Covenants or other financial ratio) or Article 8 with respect to the amount of any Indebtedness, Liens, Disposition, Affiliate transaction, merger, consolidation, amalgamation, Restricted Payment, Investment, Acquisition, payment of Indebtedness or contractual restriction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”) in a currency other than Dollars, (i) the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrower) for such currency, as in effect at 11:00 a.m. (New York time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollar, and such refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rates of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the Financial Covenants and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any date of determination, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.01(a) or (b) corresponding thereto as of the date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Swap Contract permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness.

ARTICLE 2

THE CREDITS

Section 2.01.    Term Loans.

(a)    Loan Commitments. Subject to the terms and conditions hereof, each Lender with a Commitment severally agrees to make, on the Closing Date, an Initial Loan to the Borrower in an amount equal to such Lender’s Commitment.

The Borrower may make only one borrowing under the Commitments, which shall be on the Closing Date. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.09, all amounts owed hereunder with respect to the Initial Loans shall be paid in full no later than the Maturity Date. Each Commitment shall terminate immediately and without further action on the Closing Date, after giving effect to the funding of such Commitment on such date.

(b)    Borrowing Mechanics.

(i)    The Borrower shall deliver to the Agent a fully executed Loan Notice no later than (x) 10:00 a.m. on the Closing Date with respect to Base Rate Loans and (y) 3:00 p.m. on the date that is three (3) Business Days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to the Agent). Promptly upon receipt by the Agent of such Loan Notice, the Agent shall notify each Lender of the proposed Credit Extension.

(ii)    Each Lender shall make its Initial Loan available to the Agent not later than 12:00 p.m. on the Closing Date, by wire transfer of same day funds in Dollars, at the Agent’s Office designated by the Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of the Initial Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Loans received by the Agent from Lenders to be credited to the account of the Borrower at the Agent’s Office or to such other account as may be designated in writing to the Agent by the Borrower.

Section 2.02.    [Reserved].

Section 2.03.    [Reserved].

Section 2.04.    [Reserved].

Section 2.05.    Pro Rata Shares.

All Initial Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make an Initial Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make an Initial Loan requested hereunder.

Section 2.06.    Conversion and Continuation of Loans.

(a)    Except as otherwise provided herein, (i) each conversion of Loans from one Interest Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower, (ii) such Conversion/Continuation Notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans and (iii) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. The Agent shall determine the interest rate that shall apply to any converted or continued Eurodollar Rate Loans pursuant to Section 2.10(b).

(b)    Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Loans from one Interest Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Interest Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).

(c)    Notwithstanding any contrary provision hereof, if (i) an Event of Default of the type described in Section 8.01(a), (f) or (g) has occurred and is continuing, unless the Required Lenders otherwise consent or (ii) any other Event of Default has occurred and is continuing and the Required Lenders have requested, each Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.07.    Notes; Loan Accounts.

(a)    Each Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be prima facie evidence in the absence of manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. To the extent any such accounts are inconsistent with the Register, the Register shall govern absent manifest error.

(b)    Upon the request of any Lender made through the Agent, instead of or in addition to loan accounts, the Loans made by each Lender may be evidenced by one or more Notes. Each Lender shall endorse on the schedules annexed to its Note the date, amount and maturity of each Loan deemed made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to so endorse its Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender.

Section 2.08.    Repayment of Loans.

The Borrower shall repay to the Agent, for the ratable account of the Lenders, on the last day of each March, June, September and December (commencing on June 30, 2018) the principal amount of Initial Loans equal to (i) the aggregate outstanding principal amount of Initial Loans immediately after closing on the Closing Date multiplied by (ii) 0.25%; provided that in the event any New Term Loans are made, such New Term Loans shall be repaid on each amortization date listed above occurring on or after the applicable Increased Amount Date in the manner specified in the Joinder Agreement, or, if any such New Term Loans are documented as a separate credit facility, such New Term Loans shall be repaid as provided in the definitive agreement therefor, subject in each case to the provisions of Section 2.15.

Notwithstanding the foregoing, (x) such amortization payments shall be reduced in accordance with Section 2.09(e) in connection with any voluntary or mandatory prepayments of the Loans in accordance with Section 2.09; and (y) the Initial Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

Section 2.09.    Optional and Mandatory Prepayments.

(a)    Optional Prepayments. The Borrower will have the right at any time to prepay any Credit Extension in whole or in part, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof, without premium or penalty except as set forth in Section 2.09(c) or Section 3.04, in each case if and as applicable.

(b)    [Reserved].

(c)    Prepayment Premium. In the event that the Borrower makes any voluntary prepayment under Section 2.09(a), purchase or buyback under Section 10.07(c), makes any mandatory prepayment pursuant to Section 2.09(d)(i) or causes any prepayment or mandatory assignment under Section 3.07 (a “Specified Prepayment”), the Borrower shall pay to the Agent, for the ratable account of each of the Lenders holding the Loans subject to such Specified Prepayment, a prepayment premium in an amount equal to (1) on or prior to the date that is 12 months after the Closing Date, the Make-Whole Amount or (2) on or prior to the date that is 24 months after the Closing Date but after the date that is 12 months after the Closing Date, 1.0% of the principal amount of the Loans subject to such Specified Prepayment.

(d)     Mandatory Prepayments. The Borrower shall be required to make mandatory prepayments as set forth in subclauses (i) through (v).

(i)    Indebtedness. Within one Business Day after any Net Proceeds are received by or on behalf of the Parent or any Restricted Subsidiary in respect of the incurrence of any Indebtedness pursuant to Section 7.01(a)(ii) or any Indebtedness not otherwise permitted hereunder, the Borrower shall prepay Loans in an aggregate amount equal to such Net Proceeds.

(ii)    Asset Sales. Within five Business Days after any Net Proceeds are received by or on behalf of the Parent or any Restricted Subsidiary in respect of any Asset Sale, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Proceeds; provided, that (i) in the case of any Asset Sale of MIC Stock constituting Collateral, if after giving effect to such Asset Sale and any concurrent repayment of the Loans, the LTV Ratio, on a Pro Forma Basis, is no greater than 35%, such Net Proceeds shall not be subject to prepayment under this Section 2.09(d)(ii) and may be used for general corporate purposes (other than Restricted Payments by the Parent) and (ii) in the case of any Asset Sale of USMI Equity Interests, no such prepayment shall be required from proceeds of such Asset Sale to the extent such Asset Sale with respect to USMI Equity Interests, together with USMI Equity Interests previously subject to an Asset Sale or pledged to third-party creditors, constitutes not more than 50% of the outstanding common stock of USMI (an “Asset Sale Trigger Event” and any mandatory prepayment pursuant to clause (i) or (ii) above, an “Asset Sale Mandatory Prepayment”).

(iii)     Excess Cash Flow. In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), the Borrower shall, no later than five (5) Business Days after the date on which annual financial statements are required to be delivered under Section 6.01(a) with respect to such Fiscal Year, prepay the Loans in an aggregate amount equal to (A) the Applicable ECF Percentage of such Excess Cash Flow minus (B) the aggregate amount of all voluntary prepayments of principal of the Loans or New Term Loans made during such Fiscal Year or (without duplication of any reduction during the subsequent Fiscal Year) made prior to the date of such Excess Cash Flow prepayment, in each case that are not financed with the proceeds of long term debt (other than revolving indebtedness). As used in this Section 2.09(d)(iii), the term, “Applicable ECF Percentage” for any Fiscal Year means 50%; provided that the Applicable ECF Percentage shall be reduced to (i) 25% if the LTV Ratio as of the date of such prepayment is less than or equal to 30% but greater than 20% and (ii) 0% if the LTV Ratio as of the date of such prepayment is less than or equal to 20%.

(iv)    Specified Account. Solely to the extent the 2018 Notes have not been refinanced in full on or prior to the maturity date thereunder (whether or not with the amounts on deposit in the Specified Account), any remaining amounts on deposit in the Specified Account shall be automatically released to the Borrower to be applied to prepay the Loans.

(v)    Majority Ownership of MIC Shares. If at any time, the Parent or the Borrower cease to own, directly or indirectly, a majority of the outstanding common shares of MIC, the Borrower shall, no later than one (1) Business Day after the date on which such event occurs, prepay all Loans outstanding at such time, together with all other non-contingent amounts owed hereunder with respect thereto.

(e)     Application of Prepayments.

(i)    Any prepayment of any Loan of any Class pursuant to Section 2.09(a) shall be allocated among the Loans of such Class on a pro rata basis and further applied to the remaining scheduled principal repayment installments of the Loans of such Class so prepaid in the order in which they would otherwise have been required to be paid, or as the Borrower shall otherwise direct in writing to the Agent; and

(ii)    Any prepayment of any Loans of any Class required to be prepaid pursuant to Sections 2.09(d)(i) through (v) shall be allocated among the Loans (or, in the case of a prepayment with the Net Proceeds of Extended Loans, solely among the Loans being extended) on a pro rata basis among all such Classes; provided, that any Lender may elect, by notice to the Agent no later than one Business Day after the Agent’s receipt of the notice of such prepayment, to decline all or any portion of any such prepayment of its Loans (other than a prepayment pursuant to Section 2.09(d)(i) or, for the avoidance of doubt, a prepayment pursuant to Section 2.09(a) or Section 7.12), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined (such amount, the “Declined Proceeds”) shall be retained by the Borrower and added to the Available Amount. Any prepayment of any Loans of any Class pursuant to Sections 2.09(d)(i) through (v) shall be applied on a pro rata basis within such Class and further to the remaining scheduled principal repayment installments of the Loans of such Class so prepaid in the order in which they would otherwise have been required to be paid, or as the Borrower shall otherwise direct in writing to the Agent.

(f)    Notice of Prepayments. The Borrower shall notify the Agent in writing of any prepayment of any Credit Extension pursuant to Section 2.09(a) and Section 2.09(d), (i) in the case of a Eurodollar Rate Loan, not later than 11:00 a.m. three Business Days before the date of prepayment and (ii) in the case of a Base Rate Loan, not later than 11:00 a.m. on the prepayment date. Each such notice shall be irrevocable (other than to the extent provided in connection with other transactions including the refinancing of any of the Obligations) and shall specify the prepayment date, the principal amount of each Credit Extension or portion thereof to be prepaid.

(g)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.04.

(h)    Notwithstanding anything to the contrary set forth in Section 2.09(d)(ii) or (e), if at the time that any such prepayment would be required hereunder, the Borrower is required to offer to repurchase or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Proceeds (such Indebtedness required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis to the prepayment of the Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof), and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.09(d)(ii) shall be reduced accordingly.

Section 2.10.    Interest.

(a)    Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made until the date of repayment (whether by acceleration or otherwise) thereof as follows:

(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)    if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided, until the date on which the Agent notifies the Borrower that the primary syndication of the Loans has been completed, as determined by the Agent (but in any event which shall be no later than the date that is sixty (60) days), the Loans shall be maintained as either (1) Eurodollar Rate Loans having an interest period of no longer than one month or (2) Base Rate Loans.

(c)     In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Loan shall be made as or, if outstanding as a Eurodollar Rate Loan will be automatically continued on the last day of the then-current Interest Period for such Loan as, a Eurodollar Rate Loan (or if outstanding as a Base Rate Loan will remain as a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.06(a)), the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in the U.S. Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(d)    [Reserved].

(e)    [Reserved].

(f)    Notwithstanding the foregoing, upon the occurrence of any Event of Default pursuant to Section 8.01(a), for so long as such Event of Default shall be continuing, all overdue principal and interest payable on each Loan shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section. In addition, if any fee or other amount (other than principal or interest on any Loan) payable by the Borrower pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section; provided that no amount of interest in excess of that provided for under paragraph (a) of this Section shall accrue or be payable pursuant to this Section 2.10(f) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(g)    Interest on each Loan shall be paid in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.10(f) shall be payable on demand of the Agent, (ii) upon any repayment or prepayment of any Loan, interest accrued on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) upon any conversion of a Eurodollar Rate Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(h)    Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 2.11.    Fees.

The Borrower shall pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed in writing upon by the Borrower and the Agent.

Section 2.12.    Computation of Fees and Interest.

(a)    All computations of interest for Base Rate Loans when the Base Rate is determined by the “U. S. Prime Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)    Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

Section 2.13.    Payments Generally.

(a)    Except as otherwise expressly provided in any Loan Document, all payments to be made by the Borrower under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim. Except as otherwise expressly provided in any Loan Document, all payments to be made by the Borrower under any Loan Document shall be made to the Agent for the account of the Lenders at the Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. on the date specified in such Loan Document. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 3:00 p.m. shall be deemed to have been received on the following Business Day for purposes of any applicable interest or fee calculation.

(b)    [Reserved].

(c)    Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then:

(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in immediately available funds at the Federal Funds Effective Rate from time to time in effect; and

(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the “Compensation Period”) at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in the applicable Credit Extension. If such Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights that the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)    If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Agent because the conditions to the extension of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.14.    Sharing of Payments by Lenders.

(a)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment (i) on account of any Obligations due and payable hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) of or on account of any of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (calculated according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then in each case, such Lender shall (A) notify the Agent of such fact, and (B) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.14(a) shall not be construed to apply to (I) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (II) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b)    Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of setoff and counterclaim (subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

Section 2.15.    Incremental Facilities.

(a)    The Borrower may, by written notice to the Agent, elect to request prior to the Maturity Date the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), in an unlimited amount so long as the LTV Ratio, determined on a Pro Forma Basis (but excluding the cash proceeds of such incurrence) does not exceed 37.69%, and in an amount not less than $25,000,000 and integral multiples of $1,000,000 in excess thereof. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the New Term Loan Commitments shall be effective and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that the Borrower may, at its option, approach any Arranger to arrange all or portion of the New Term Loan Commitments or any Lender to provide all or a portion of the New Term Loan Commitments (and such Arrangers and Lenders may elect or decline, in their sole discretion, to arrange or provide a New Term Loan Commitment). Such New Term Loan Commitments, as applicable, shall become effective as of such Increased Amount Date; provided that (1) no Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (2) the representations and warranties of the Specified Loan Parties contained in Article 5 or any other Loan Document shall be true and correct in all material respects, in each case, on and as of the Increased Amount Date, after giving effect to such borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; (3) the Parent and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenants as of the last day of the most recently ended Fiscal Quarter for which financial statements are available after giving effect to such New Term Loan Commitments; (4) all New Term Loan Commitments may, be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Term Loan Lender(s) and the Agent, each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 3.01(e); and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date may be designated as separate Class of New Term Loans for all purposes of this Agreement or as an increase in the Initial Loans and being part of the same Class as the Initial Loans.

(b)    The terms and provisions of the New Incremental Term Loan Facility shall be as set forth herein, in the Joinder Agreement or in the definitive agreement for such New Incremental Term Loan Facility; provided that the New Incremental Term Loan Facility may rank pari passu or junior in right of payment and pari passu or junior in right of security with the existing Initial Loans or may be unsecured.

(i)    In the event any New Incremental Term Loan Facility ranks pari passu in right of payment and pari passu in right of security with the existing Initial Loans (i) the Weighted Average Life to Maturity of all New Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Loans then in effect, (ii) the applicable Maturity Date of such New Incremental Term Loan Facility (other than customary bridge financings) shall be no earlier than the Latest Maturity Date applicable to the Initial Loans then in effect, (iii) the interest rate applicable to the New Term Loans shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement or in the definitive agreement for such New Incremental Term Loan Facility; provided, however, that the Weighted Average Yield applicable to the New Term Loans (other than customary bridge financings) shall not be greater than the then applicable Weighted Average Yield of the Initial Loans payable pursuant to the terms of this Agreement as amended through the date of such calculation plus 0.50% per annum unless the interest rate margin with respect to the Initial Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Initial Loans to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50% per annum; provided that if the New Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Loans, such increased amount shall be equated to Weighted Average Yield for purposes of determining whether an increase to the applicable interest rate margins for the Initial Loans shall be required, to the extent an increase in the interest rate floor for the Initial Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin) applicable to the Initial Loans shall be increased by such increased amount and (iv) all other terms of the New Incremental Term Loan Facility, if not consistent with the terms of the Loans, as applicable shall be reasonably acceptable to the Agent (it being understood that terms not consistent with the Initial Loans and that are applicable only after the Maturity Date of the Initial Loans or which are added to this Agreement (which shall not require the consent of the Lenders) for the benefit of the Initial Loans are acceptable to the Agent). Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent to effect the provision of this Section 2.15.

(ii)    In the event any New Incremental Term Loan Facility (x) ranks junior in right of payment or junior in right of security with the Initial Loans or (y) is unsecured, such New Incremental Term Loan Facility shall (i) not mature (other than customary bridge financings) prior to the Maturity Date of the Initial Loans or have a Weighted Average Yield that is shorter than the remaining Weighted Average Yield of the Loans and (ii) be subject to covenants and events of default substantially the same as, or less favorable to the Lenders than, those applicable to the Initial Loans, in each case taken as a whole (except for covenants, events of default or other provisions that are applicable only after the occurrence of the Latest Maturity Date of the Initial Loans or which are added to this Agreement (which shall not require the consent of the Lenders) for the benefit of the Initial Loans.

(iii)    The New Incremental Term Loan Facility may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments pursuant to Section 2.09(a) or any mandatory prepayments of the Initial Loans under Section 2.09(d), as specified in the applicable Joinder Agreement.

(iv)    The New Incremental Term Loan Facility shall (i) to the extent secured or subordinated, be subject to customary intercreditor and/or subordination arrangements reasonably satisfactory to the Borrower and the Agent and (ii) be guaranteed solely by the Guarantors (or a guarantee substantially similar to the Guarantee, but on an unsecured basis, as the case may be) and, to the extent secured, be secured solely by the Collateral.

(c)    [Reserved].

(d)    On any Increased Amount Date on which any New Incremental Term Loan Facility is effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment and (ii) to the extent such New Term Loans are documented by a Joinder Agreement, each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(e)    The Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof, the New Term Loan Commitments and the New Term Loan Lenders.

Section 2.16.    Defaulting Lenders.

(a)    Defaulting Lender Waterfall. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the

Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.17.    Maturity Extensions of Loans.

(a)    The Borrower may from time to time, pursuant to the provisions of this Section 2.17, agree with one or more Lenders holding Loans (each an “Existing Lender”) to extend the maturity date of such Loans and to provide for other terms consistent with this Section 2.17 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Agent (for distribution to the Existing Lenders), no later than ten (10) days (or such later date as shall be agreed by the Agent) prior to the maturity of the Loans to be extended, of the requested new maturity date for the extended Loans (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Existing Lender wishing to participate in such Extension shall, prior to such due date, provide the Agent with a written notice thereof in a form reasonably satisfactory to the Agent. Any Existing Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, the Borrower and the Agent shall agree to such procedures, if any, as may be reasonably established by the Agent to accomplish the purposes of this Section 2.17.

(b)    After giving effect to any Extension, the Loans so extended shall cease to be a part of the Class of Loans of which they were a part immediately prior to such Extension and shall be a new Class hereunder; provided that at no time shall there be more than four (4) different Classes of Loans hereunder.

(c)    The consummation and effectiveness of each Extension shall be subject to the following:

(i)    no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension (after giving effect to such Extension);

(ii)    the Loans (the “Existing Loans”) of any Existing Lender extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the Loans of such Existing Lender subject to the related Extension Amendment; except (A) the principal amount of the Extended Loans shall not be greater than the principal amount of the Existing Loans (except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such Extension plus additional amounts permitted to be incurred under this Agreement), (B) the final maturity date of any Extended Loans to be extended pursuant to an Extension shall be not earlier than the Latest Maturity Date of the Existing Loans outstanding at the time of such Extension, and the Weighted Average Life to Maturity of any Extended Loans to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Existing Loans, (C) the Extended Loans shall not be guaranteed by any Subsidiary that is not a Subsidiary Guarantor, (D) the Extended Loans shall be (1) unsecured, (2) secured on an “equal and ratable” basis with the Obligations, or (3) secured on a “junior” basis to the Obligations (in the case of clause (3), subject to intercreditor arrangements reasonably satisfactory to the Agent), and if secured, shall not be secured by any property or assets of the Parent and its Restricted Subsidiaries other than the Collateral, (E) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Loans, and the Extended Loans may have such optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (F) any Extended Loans shall share ratably in any prepayment of Loans pursuant to Section 2.09(d) (or otherwise provide for less favorable prepayment treatment for such Extended Loans than for the Existing Loans); (G) the Extended Loans may, but shall not be required to, contain a “most favored nation” provision for the benefit of Lenders holding Extended Loans; and (H) the other terms and conditions applicable to Extended Loans may be terms different than those with respect to the Existing Loans, so long as such terms and conditions (1) are not materially more favorable, on the whole, to the Lenders holding such Extended Loans than the terms and conditions applicable to the Existing Loans, (2) only apply after the Latest Maturity Date of the Existing Loans or (3) current market terms (as reasonably determined by the Borrower); provided, further, that, notwithstanding the provisions of Section 10.01, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent and the Borrower, to give effect to the provisions of this Section 2.17, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new Class of Loans hereunder;

(iii)    a minimum amount in respect of such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Agent in its reasonable discretion) shall be satisfied (the “Minimum Extension Condition”); and

(iv)    no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in paragraphs (k) and (l) of Section 4.01 shall be satisfied (with all references in such paragraphs to the making of a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower.

(d)    For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.14 and Section 10.01 will not apply to any payment of interest or fees in respect of any Extended Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer made pursuant to and in accordance with the provisions of this Section 2.17 with respect to such Extensions of Loans.

(e)    Any Lender who rejects any request for an Extension may be deemed a Non-Consenting Lender for purposes of Section 10.14 as a result of such rejection and may be replaced in accordance therewith.

(f)    The Lenders hereby irrevocably authorize the Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to effect the provisions of this Section 2.17, including to establish new Classes of Loans created pursuant to an Extension, on terms consistent with this Section 2.17. All such Extension Amendments entered into with the Borrower by the Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, (i) the Borrower and the appropriate Subsidiaries shall (at their expense) amend (and the Agent is hereby directed to amend) any Loan Document that the Agent reasonably requests to be amended to reflect the then-latest Extended Maturity

Date) and to give effect to the provisions of this Section 2.17 and (ii) the Borrower and the appropriate Subsidiaries shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Agent in connection therewith and, if requested by the Agent, a customary legal opinion of counsel.

(g)    Promptly following the consummation and effectiveness of any Extension, the Borrower will furnish to the Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of such class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01.    Taxes.

(a)    Payments Free of Indemnified Taxes and Other Taxes. Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Obligor shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. Without duplication of Section 3.01(a), the Borrower shall indemnify the Agent and each Lender, on or before the date that is thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes in respect of payments under any Loan Document or Other Taxes (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section) that are imposed on or payable by the Agent or such Lender, as the case may be, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that there is an appropriate basis to pursue a refund of any Indemnified Tax or Other Tax indemnified by the Borrower under this Section 3.01(c), or for which any Obligor has paid additional amounts under Section 3.01, the Agent or the Lender (as applicable) shall, upon the Borrower’s written request and at the Borrower’s expense, pursue such refund; provided that the Agent or any Lender shall not be obligated to pursue any such refund if the Agent or such Lender reasonably determines in good faith that it would be materially disadvantaged or prejudiced, or subject to any out-of-pocket unreimbursed cost or expense, by pursuing such refund. Any refund described in the preceding sentence that is received by the Agent or any Lender shall be payable to the Borrower to the extent provided in Section 3.01(f).

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)    Status of Lenders.

(i)    Each Lender shall deliver to the Borrower and to the Agent, whenever reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Borrower and the Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Borrower and the Agent in writing that such Lender is not legally eligible to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable good faith judgment such completion, execution or submission would subject such Lender to any out-of-pocket unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent duly completed and executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrower or the Agent) as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements;

(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), duly completed and executed copies of whichever of the following is applicable:

(1)    IRS Form W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)    IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN-E (or any successor thereto), or

(4)    where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W- 8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s); provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s));

(C)    any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)    each Lender shall deliver to the Borrower and the Agent (in such number of duly completed and executed originals as shall be requested by the recipient), at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent (1) to comply with the Borrower’s and/or the Agent’s obligations under FATCA, (2) to determine that such Lender has complied with such Lender’s obligations under FATCA and/or (3) to determine the amount to deduct and withhold from any payment under this Agreement or the other Loan Documents pursuant to FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to provide.

(f)    Treatment of Certain Refunds. If the Agent or any Lender determines, in its good faith discretion, that it has received a refund (whether received in cash or applied as an offset against other Taxes due) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by an Obligor under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (other than any penalties arising from the gross negligence or willful misconduct of the Agent or the Lender)) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the Lender or the Agent, as the case may be, be required to pay any amount to the Borrower pursuant to this subsection (f) the payment of which would place the relevant Lender or the Agent in a less favorable net after-Tax position than such Lender or the Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Agent, or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)    Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

Section 3.02.    Illegality.

(a)    If any Lender reasonably and in good faith determines that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration of any Requirement of Law, after the Closing Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which such Lender agrees to do promptly when such circumstances cease to exist).

(b)    If a Lender reasonably and in good faith determines that it is unlawful for such Lender to maintain any Eurodollar Rate Loan after the Closing Date in the circumstances set forth in Section 3.02(a), the Borrower shall, upon its receipt of written notice of such fact and demand from such Lender (with a copy to the Agent), convert such Eurodollar Rate Loans of that Lender then outstanding on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan and in the case of any conversion other than on the last day of such Interest Period thereof, pay amounts required by Section 3.04.

(c)    If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Agent, that all Loans which would otherwise be made or maintained by the Lender as Eurodollar Rate Loans shall instead be Base Rate Loans.

(d)    Before giving any notice to the Agent under this Section 3.02, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise materially disadvantageous to the Lender.

Section 3.03.    Increased Costs and Reduction of Return.

(a)    If any Lender reasonably and in good faith determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case after the Closing Date, there shall be any increase in the cost including Taxes (other than (i) Excluded Taxes and (ii) Indemnified Taxes and Other Taxes that are covered by Section 3.01) to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall be liable for, and shall from time to time, on or before the date that is thirty (30) days after written demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided that such Lender shall only be entitled to seek such additional amounts if such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities (as certified by such Lender in the certificate delivered under Section 3.06); provided, further, that the Borrower shall not be required to compensate a Lender for any such increases in capital for any period more than 180 days prior to the date such Lender delivers such demand; provided, further that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in the law under clause (a)(i) above, regardless of the date enacted, adopted or issued.

(b)    If any Lender reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment or Loans under this Agreement, then, on or before the date that is thirty (30) days after written demand by such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided that such Lender shall only be entitled to seek such additional amounts if such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities (as certified by such Lender in the certificate delivered under Section 3.06); provided, further, that the Borrower shall not be required to compensate a Lender for any such increases in capital for any period more than 180 days prior to the date such Lender delivers such demand.

Section 3.04.    Funding Losses.

The Borrower shall reimburse each Lender for any reasonable loss (other than loss of profits and the Applicable Margin) or expense which such Lender has actually incurred:

(a)    if for any reason (other than a default by such Lender) a Credit Extension of any Eurodollar Rate Loan does not occur on a date specified therefor in a Loan Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice;

(b)    if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or

(c)    if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any administrative fee or other amount chargeable by such Lender for the calculation of such loss. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04 and under Section 3.03(a), each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan (but without giving effect to the proviso to the definition of “Eurodollar Rate”) by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

Section 3.05.    Inability to Determine Rates.

(a)    If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders, which notice the Lenders agree to promptly give when such means for determining the Eurodollar Rate exist) revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Conversion/Continuation Notice then submitted by it pursuant to Section 2.06. If the Borrower does not revoke such Conversion/Continuation Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans. Notwithstanding the foregoing, (x) the Agent and each Lender shall take any reasonable actions available to them (including designation of different Lending Offices), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 3.05, which will not, in the reasonable judgment of the Agent or such Lender, be materially disadvantageous to the Agent, such Lender or the Borrower, as compared to the steps described in this Section 3.05, and (v) in the event that the Required Lenders shall make any determination of the type described in this Section 3.05, they shall do so in a manner consistent with the then-prevailing market practice and in a manner consistent with each such Lender’s determinations with respect to loans to other similarly situated borrowers to whom it has extended credit.

Section 3.06.    Certificates of Lenders.

Any Lender claiming reimbursement or compensation under this Article 3 shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder (including the certifications required in Sections 3.03(a) and (b)) and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error. Such certificate shall set forth in reasonable detail the methodology used in determining the amount payable to the Lender.

Section 3.07.    Substitution of Lenders.

If the Borrower receives notice from any Lender of a claim for compensation under Section 3.01 or Section 3.03 or a claim pursuant to Section 3.02, the Borrower may upon notice to such Lender and the Agent (i) replace such Lender by causing such Lender to assign its Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees identified by the Borrower or (ii) notwithstanding Section 2.14, terminate the applicable Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that each such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans; provided that if such Lender does not comply with this Section 3.07 within one Business Day after the Borrower’s request, compliance with this Section 3.07 shall not be required to effect such assignment.

Section 3.08.    Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 10.01 hereof), if the Agent determines (which determination shall be conclusive absent manifest error), the Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Required Lenders have determined that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt the then-prevailing convention for calculating a benchmark interest rate to replace LIBOR for such syndicated loans, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to the then-prevailing convention for similar U.S. dollar denominated syndicated credit facilities for calculating such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

Section 3.09.    Survival.

The agreements and obligations of the Borrower in Section 3.01, Section 3.03 and Section 3.04 shall survive the termination of this Agreement and the payment of all other Obligations subject to the limitations set forth in such Sections.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01.    Conditions to Closing.

The obligation of each Lender to make an Initial Loan on the Closing Date is subject to satisfaction of the following conditions precedent at or substantially simultaneously with the making of such Initial Loan:

(a)    The Agent shall have received each of the following, each of which shall be originals or facsimiles or PDFs delivered by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Obligor, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i)    executed counterparts of this Agreement, the Guarantee Agreement, the Pledge Agreement and the MIC Issuer Control Agreement; and

(ii)    a Note executed by the Borrower in favor of each Lender that has requested a Note at least three Business Days prior to the Closing Date.

(b)    The Agent shall have received the following personal property collateral requirements:

(i)    proper financing statements in form appropriate for filing, duly prepared for filing under the Uniform Commercial Code, covering the Collateral described in the Pledge Agreement;

(ii)    evidence of the completion of, or of arrangements reasonably satisfactory to the Agent for the completion of, all other actions, recordings and filings of or with respect to the Pledge Agreement that the Agent may deem reasonably necessary in order to perfect the Liens created thereby; and

(iii)    evidence that all other action that the Agent may reasonably deem necessary in order to perfect the Liens created under the Pledge Agreement has been taken or that arrangements reasonably satisfactory to the Agent for the completion thereof have been made.

(c)    The Agent shall have received:

(i)    a copy of the articles or certificate of incorporation or equivalent document of each Obligor as in effect on the Closing Date, certified by the Secretary of State (or similar applicable Government Authority) of its jurisdiction of incorporation or organization as of a recent date;

(ii)    a copy of the bylaws, operating agreement, or equivalent document of each Obligor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Obligor as of the Closing Date;

(iii)    copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Obligor is a party, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Obligor (or in the case of a limited liability company, of its manager);

(iv)    a certificate of the Secretary or Assistant Secretary of each Obligor (or in the case of a limited liability company, of its manager) certifying the names and true signatures of the officers of such Obligor authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Obligor hereunder; and

(v)    a certificate of good standing or equivalent document for each Obligor from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of incorporation or organization as of a recent date.

(d)    [Reserved].

(e)    The Agent shall have received a customary written opinion, reasonably acceptable to the Agent in form and substance, (addressed to the Agent and the Lenders and dated the Closing Date) from each of (i) Sidley Austin LLP, counsel for the Obligors and (ii) Osler, Hoskin & Harcourt LLP, Canadian counsel for the Obligors.

(f)    The Agent shall have been paid all accrued and unpaid fees, and reasonable costs and expenses to the extent then due and payable to the Agent on or before the Closing Date, including accrued and projected Attorney Costs of the Agent to the extent invoiced two (2) Business Days prior to the Closing Date.

(g)    The Agent shall have received (i) a certificate signed by a Responsible Officer on behalf of the Borrower, dated as of the Closing Date, confirming that the Obligors have received all required approvals of the transactions contemplated hereby and by the other Loan Documents from each applicable Governmental Authority (other than the Pledge Approvals) and certify to the matters set forth in Section 4.01(h), (k) and (l) and (ii) a solvency certificate executed by the Chief Financial Officer of the Borrower, substantially in the form of Exhibit G.

(h)    All governmental authorizations and third party approvals (or arrangements reasonably satisfactory to the Lenders in lieu of such approvals) necessary in connection with the financing contemplated hereby (other than the Pledge Approvals) shall have been obtained and be in full force and effect, in each case except for such authorizations and approvals as would not be reasonably likely to have a Material Adverse Effect.

(i)    [Reserved].

(j)    The Borrower and each of the Guarantors shall have provided the documentation and other information to the Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, to the extent the Borrower shall have received written requests therefor at least ten (10) Business Days prior to the Closing Date.

(k)    The representations and warranties of the Specified Loan Parties contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, (x) which are not qualified as to materiality shall be true and correct in all material respects and (y) which are qualified as to materiality shall be true and correct, in each case, on and as of the Closing Date, after giving effect to the Transactions contemplated on the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(l)    No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension on the Closing Date.

(m)    The Agent shall have received a Loan Notice in accordance with the requirements hereof.

(n)    The Borrower shall have received (and the Agent shall be reasonably satisfied that) any necessary consents or waivers under that certain agreement and plan of merger entered into on October 21, 2016 by and among Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“China Oceanwide”), Asia Pacific Global Capital USA Corporation, a Delaware corporation and the Borrower (the “CO Merger Agreement”).

(o)    The Agent shall have received satisfactory evidence that each of the Specified Account and the Collateral Accounts have been established and are subject to control agreements reasonably satisfactory to the Agent.

Section 4.02.    Determinations Under Section 4.01.

For purposes of determining compliance with the conditions specified in Section 4.01, each of the Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders unless an officer of the Agent responsible for the Transactions shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of any Lender, such Lender shall not have made available to the Agent on the Closing Date such Lender’s Pro Rata Share of the borrowing to be made on such date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Subject to Section 1.08, each Specified Loan Party represents and warrants to the Agent and each Lender that:

Section 5.01.    Corporate Existence and Power.

The Parent and each of its Restricted Subsidiaries:

(a)    is duly organized, validly existing and, to the extent relevant, in good standing (or its equivalent) under the laws of, and as applicable in, the jurisdiction of its incorporation or organization;

(b)    has the requisite corporate (or other organizational) power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business;

(c)    is duly qualified and in good standing under the laws of, and as applicable in, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

(d)    is in compliance with all Requirements of Law, except such Requirements of Law, or decrees as are being contested in good faith by appropriate proceedings;

except, in each case referred to in clauses (a) (other than with respect to the existence of the Borrower or MIC), (b), (c) and (d), to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.    Corporate Authorization; No Contravention.

The Transactions to be entered into by each Obligor are within its corporate or other organizational powers. The Transactions (including the execution, delivery and performance by each Obligor of each Loan Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of each Obligor, and do not and will not:

(a)    contravene the terms of any of such Obligor’s Organization Documents;

(b)    conflict with or result in any breach or contravention of, or result in or require the creation of any Lien (other than the Transaction Liens) under, any document evidencing any material Contractual Obligation to which such Obligor is a party, except to the extent that such conflicts, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(c)    violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Obligor or its property is subject, except to the extent that such violations, in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or

(d)    with respect to the pledge of common shares of MIC by GFIH, contravene the terms of MIC’s Organization Documents or the MIC Shareholder Agreement.

Section 5.03.    Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each Obligor of each Loan Document to which it is a party or the granting of any Liens by any Obligor pursuant to the Loan Documents, except (i) such as have been obtained and are in full force and effect, (ii) filings necessary to perfect the Transaction Liens, (iii) the Pledge Approvals, (iv) such as may be required in accordance with applicable securities Laws in connection with realization on the Pledge Agreement Collateral and (v) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.    Binding Effect.

Each Loan Document that has been delivered by an Obligor has been duly executed and delivered by each Obligor party thereto and constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

Section 5.05.    Litigation.

Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Parent or any of its Restricted Subsidiaries or any of their respective properties that: (a) on the Closing Date, affects or pertains to this Agreement or any other Loan Document or (b) there is reasonable likelihood of an adverse determination with respect to the Borrower and that, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document.

Section 5.06.    No Default.

No Default or Event of Default has occurred and is continuing. Without limiting the foregoing, no Default would result from the consummation of the Transactions. As of the Closing Date, neither the Parent nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 5.07.    ERISA Compliance.

(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)    Except for occurrences or circumstances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 5.07: (i) since December 31, 2014, no ERISA Event has occurred or is reasonably expected to occur; (ii) as of the date hereof, no Single Employer Pension Plan has any Unfunded Pension Liability that would reasonably be expected to have a Material Adverse Effect; (iii) none of the Parent, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) none of the Parent, Borrower or any ERISA Affiliate has knowingly engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

Section 5.08.    Margin Regulations.

(a)    Neither the Parent nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)    None of the proceeds of the Loans will be used to acquire Margin Stock.

(c)    None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act, or regulations issued pursuant thereto, or Regulation T, U or X of the FRB.

(d)    The Capital Stock of MIC is not Margin Stock.

Section 5.09.    Title to Properties.

The Parent or one or more of its Restricted Subsidiaries have good legal title in fee simple or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for any failure to have such good title and any defects in title or interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10.    Taxes.

The Parent and each of its Restricted Subsidiaries has timely filed all federal Tax and other Tax returns and reports required to be filed, and has paid all federal Tax and other Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent), except those (i) that are not more than 30 days overdue, (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable or (iii) where the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11.    Financial Condition.

(a)    The Parent has heretofore furnished to the Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2017 reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in the foregoing sentence.

(b)    Since December 31, 2017, except as disclosed by the Parent in its annual report on Form 10-K for the Fiscal Year ended December 31, 2017 (excluding any events disclosed as “risk factors” or in any “forward-looking statements”), there has been no material adverse change in the business, properties, results of operations or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole.

Section 5.12.    Environmental Matters.

(a)    All real properties owned or leased by the Parent or any of its Restricted Subsidiaries as of the Closing Date have been, and continue to be, owned, leased or operated by the Parent and its Restricted Subsidiaries in compliance with all Environmental Laws, except where failure to so comply would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)    There are no pending or, to the knowledge of the Borrower, threatened (in writing), Environmental Claims against the Parent or any of its Restricted Subsidiaries, except for such Environmental Claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    The Parent and each of its Restricted Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Law to own, lease and operate their property or to conduct their businesses except where failure to obtain or comply with the foregoing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d)    There are no Environmental Liabilities, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any Environmental Liability, of the Parent or any of its Restricted Subsidiaries that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

Section 5.13.    Regulated Activities and Regulated Entities.

Neither the Parent or the Borrower nor any of their respective Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.14.    Subsidiaries.

(a)    The Capital Stock of each of the Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except (i) as set forth on Schedule 5.14(a) and (ii) any options, warrants, calls, rights, commitments or other agreements in favor of the Parent and its Restricted Subsidiaries, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any of the Restricted Subsidiaries of the Parent is a party requiring, and there is no Capital Stock of any Restricted Subsidiary of the Parent outstanding which upon conversion or exchange would require, the issuance by any such Restricted Subsidiary of any additional Capital Stock of such Restricted Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, any Capital Stock of such Restricted Subsidiary, except equity compensation plans and other employee incentive schemes maintained for the benefit of officers, directors, employees and consultants of the Parent and its Subsidiaries.

(b)    Schedule 5.14(b) sets forth, in all material respects, the name of, and the ownership interest of the Parent (or the applicable Subsidiary) in, each of its Subsidiaries and identifies the type of entity of each such Subsidiary, in each case as of the Closing Date.

Section 5.15.    Insurance Licenses.

Except as set forth in Schedule 5.15, no License of the Specified Loan Parties or any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Borrower’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

Section 5.16.    Full Disclosure.

(i) All written Information (other than financial projections, budgets, estimates and information of a general economic or industry nature) provided to the Arrangers directly by or on behalf of the Parent or its Restricted Subsidiaries in connection with the Transactions was, as of the Closing Date and when taken as a whole (after giving effect to all supplements thereto), correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (ii) the financial projections relating to the Parent or its Subsidiaries provided by the Parent to the Arrangers directly by or on behalf of the Parent or its Subsidiaries in connection with the Transactions were prepared in good faith based upon assumptions that were believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Arrangers and in light of the circumstances for which they were prepared, it being understood and agreed that financial projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s control, that no assurance can be given that any particular projection will be realized, that financial projections are not a guarantee of financial performance and that actual results may differ significantly from financial projections and such differences may be material.

Section 5.17.    Solvency.

Immediately after giving effect to the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the Parent and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (c) the Parent and its Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is conducted on the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.18.    Security Interests.

On the Closing Date, the Security Documents will create valid security interests in the Collateral to the extent set forth therein. At all times thereafter, the Security Documents will create valid and perfected security interests in the Collateral from time to time covered or purportedly covered thereby to the extent a security interest in such Collateral may be perfected by filing a financing statement under the Uniform Commercial Code or by establishing control in favor of the Agent.

Section 5.19.    Insurance.

Other than as would not reasonably be expected to have a Material Adverse Effect, the Parent and its Restricted Subsidiaries maintain insurance in accordance with Section 6.05.

Section 5.20.    Sanctions Laws and Regulations.

(a)    The Specified Loan Parties have instituted and maintained policies and procedures designed to promote and achieve compliance by the Parent, its Restricted Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Person.

(b)    None of the Parent, its Subsidiaries or, to the knowledge of a Responsible Officer, their respective directors, officers, employees or agents acting in any capacity in connection with this Agreement (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) is engaged in any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions applicable to such Person.

Section 5.21.    Surplus Debenture Interest and Dividends.

As of the Closing Date, no Specified Loan Party has received any notice from any Governmental Authority or any other insurance regulatory authority that GMA or MIC will not be permitted to pay dividends, and has no reason to believe that such notice is forthcoming.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until all principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Commitments have been terminated, each Specified Loan Party covenants and agrees with the Lenders, subject to Section 1.08, that:

Section 6.01.    Financial Statements.

The Borrower shall deliver to the Agent, for further distribution to each Lender:

(a)    within ninety (90) days after the end of each Fiscal Year of the Parent (or, if earlier, by the date that the annual report on Form 10-K of the Parent for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), the Parent’s audited consolidated balance sheet and related statements of income, changes in equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for qualifications pertaining to debt maturities occurring within 15 months of such audit or a breach or anticipated breach of financial covenants)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)    within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent (or, if earlier, by the date that the quarterly report on Form 10-Q of the Parent for such Fiscal Quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), the Parent’s unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    within thirty (30) days after filing with the relevant Department, copies of the unaudited Annual Statement of each Material Insurance Subsidiary, on a stand-alone basis, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and, if required by the applicable Department, audited and certified by independent certified public accountants of recognized national standing (such audited annual statement to be delivered within thirty (30) days after filing with the relevant Department); provided that the annual statements required to be delivered under this clause (c) shall be limited to those annual statements posted on a website on the Internet by the Parent and its Subsidiaries and, upon such posting, such annual statements shall be deemed delivered hereunder; and

(d)    within thirty (30) days after filing with the relevant Department, copies of the Quarterly Statement for the first three Fiscal Quarters of each Material Insurance Subsidiary, on a stand-alone basis, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein; provided that the quarterly statements required to be delivered under this clause (d) shall be limited to those quarterly statements posted on a website on the Internet by the Parent and its Subsidiaries and, upon such posting, such quarterly statements shall be deemed delivered hereunder.

Notwithstanding the foregoing, the delivery of any such information shall be subject to the Information Restrictions.

Section 6.02.    Certificates; Other Information.

The Borrower shall furnish to the Agent, for further distribution to each Lender:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate executed by a Responsible Officer (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to Section 7.11 and 7.13 and, in the case of the annual Compliance Certificate only, setting forth a reasonably detailed calculation of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.11(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b)    within five (5) Business Days after the end of each month, commencing with the first full month after the Closing Date, a certificate executed by a Responsible Officer setting forth reasonably detailed calculations of the LTV Ratio as of the end of such month, substantially in the form of Exhibit I attached hereto (the “LTV Certificate”); and

(c)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Restricted Subsidiary of the Parent, or compliance with the terms of this Agreement, as the Agent may reasonably request, in each case to the extent (i) not prohibited by (v) applicable law, (w) the provisions of any confidentiality agreement or other agreement, document or instrument binding upon the Parent, the Borrower or such Subsidiary, or (x) with respect to GMA, USMI or MIC or any of their respective subsidiaries, any of the provisions the Canadian Company Agreements, Australian Company Agreements or other applicable Organization Documents or (ii) such information (x) is not subject to attorney client or similar privilege or does not constitute attorney work product or (y) does not constitute trade secrets or proprietary information of the Parent and its subsidiaries and/or any customers or suppliers of the foregoing (clause (i) and (ii), collectively, the “Information Restrictions”).

Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on a website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) or (iii) on which such documents are made publicly available at www.sec.gov. Except for Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent will make available information and projections (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, its Restricted Subsidiaries or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) it will clearly identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent, its Restricted Subsidiaries or their respective securities for purposes of United States federal and other applicable securities laws, it being understood that such Borrower Materials are subject to Section 10.08; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

Section 6.03.    Notices.

The Borrower shall promptly notify the Agent:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, including any of the following that would reasonably be expected to have a Material Adverse Effect: (i) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Restricted Subsidiary and any Governmental Authority; (ii) the commencement of, or any material development in, any litigation (including any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation against or involving the Parent or any of its Restricted Subsidiaries or any of its or their businesses or operations, including pursuant to any applicable Environmental Laws; (iii) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary which License is required to conduct its insurance business in compliance with all applicable laws and regulations; (iv) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (v) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally); and

(c)    of the occurrence of any of the following events that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect:

(i)    an ERISA Event; or

(ii)    the establishment of or commencement of contributions to any Plan subject to Title IV of ERISA or Section 412 of the Code by the Parent, the Borrower or any Restricted Subsidiary; or

(iii)    the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code that is sponsored or contributed to by the Parent, the Borrower or any Restricted Subsidiary if such amendment would be reasonably be expected to result in a material increase in contributions or Unfunded Pension Liability.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Parent or any affected Restricted Subsidiary proposes to take with respect thereto and at what time.

Section 6.04.    Preservation of Corporate Existence, Etc.

The Specified Loan Parties shall, and shall cause each Restricted Subsidiary (other than any Immaterial Subsidiary) to (except as permitted by Section 7.03 or Section 7.07):

(a)    preserve and maintain in full force and effect its existence and, to the extent relevant, good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable except (other than with respect to the existence of the Borrower or MIC) where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided no Restricted Subsidiary (other than the Borrower or MIC) shall be required to preserve any such existence or good standing if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; and

(b)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except, in the case of this clause (b), where such failure to preserve and maintain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05.    Insurance.

The Specified Loan Parties shall, and shall cause each Restricted Subsidiary to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, except where such failure to maintain such insurance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.06.    Payment of Tax Obligations.

The Specified Loan Parties shall, and shall cause each Restricted Subsidiary to, pay and discharge as the same shall become due and payable, all Tax liabilities imposed upon it or its properties or assets, except those (a) that are not more than 30 days overdue, (b) are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP (as applicable) or (c) the failure of which to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.07.    Compliance with Laws.

The Specified Loan Parties shall, and shall cause each Restricted Subsidiary to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, the Patriot Act and all applicable Environmental Laws), except (a) for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) as may be contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP or SAP (as applicable).

Section 6.08.    Compliance with ERISA.

The Specified Loan Parties shall, and shall cause each Restricted Subsidiary to, (a) maintain each Plan sponsored by a Specified Loan Party or a Restricted Subsidiary in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state law; and (b) make all required contributions to any Plan sponsored or contributed to by a Specified Loan Party or a Restricted Subsidiary subject to Section 412 of the Code, except where such failure to maintain as set forth in (a) or to make contributions as set forth in (b) would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 6.09.    Inspection of Property and Books and Records.

The Specified Loan Parties shall, and shall cause each Restricted Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in all material respects shall be made of all financial transactions and matters involving the assets and business of such Specified Loan Party and such Restricted Subsidiary to permit the preparation of such Persons’ financial statements required by Section 6.01 in accordance with GAAP or SAP, as applicable. Not more than once per Fiscal Year, the Specified Loan Parties shall permit representatives and independent contractors of the Agent or its designees to visit and inspect any of their respective properties at which their principal books and records are kept, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective senior management, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that (i) members of senior management will be notified and permitted to be present during any such meetings; (ii) when an Event of Default exists the Agent or any Lender (through coordination with and accompanying the Agent) may do any of the foregoing as often as requested at any time during normal business hours and upon reasonable advance notice; (iii) the Borrower shall not be required to reimburse the costs of more than one such visit per Fiscal Year, except during the existence of an Event of Default and (iv) notwithstanding anything to the contrary contained herein, this Section 6.09 shall be subject to the Information Restrictions.

Section 6.10.     Information Regarding Obligors.

The Borrower will furnish to the Agent prompt written notice of any change in (i) any Obligor’s legal name or GFIH’s location (determined as provided in Section 9-307 of the Uniform Commercial Code), (ii) any Obligor’s legal identity or corporate structure, (iii) any Obligor’s Federal Taxpayer Identification Number or organizational identification number (or equivalent), if applicable or (iv) the location of GFIH’s chief executive office.

Section 6.11.    Use of Proceeds.

The proceeds of the Initial Loans shall be used (a)(i) together with cash on hand of the Parent and its Subsidiaries, to refinance, repurchase or redeem the 2018 Notes or (ii) if the 2018 Notes have been satisfied in full, to refinance, repay, repurchase or redeem other indebtedness and (b) pay fees and expenses incurred in connection with the Transactions; provided that the Borrower may, in lieu of refinancing the 2018 Notes on the Closing Date, deposit the net proceeds of the Initial Loans into the Specified Account to be applied (x) to refinance the 2018 Notes, (y) to prepay the Loans then outstanding in accordance with the terms of this Agreement or (z) if the 2018 Notes are redeemed or repaid at or prior to maturity, for general corporate purposes (including the refinancing, repayment, repurchase or redemption of other Indebtedness).

Section 6.12.    Collateral and Guarantees.

(a)    After the Closing Date, if any Restricted Subsidiary of the Parent provides a full recourse guaranty of the obligations under the Existing Notes (which, for the avoidance of doubt, shall exclude any limited recourse guaranty in connection with granting Liens on any property of such Subsidiary to secure such obligations), then, within ten (10) Business Days (or such later date as the Agent shall agree) after such Subsidiary provides such a guaranty, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become an “Obligor” and a “Guarantor” for purposes of the Loan Documents.

(b)    After the Closing Date, if the Parent (or any Restricted Subsidiary of the Parent) pledges to third-party creditors any USMI Equity Interest that, together with the aggregate amount of USMI Equity Interests subject to an Asset Sale, or previously pledged to third-party creditors, by Parent or its Restricted Subsidiaries, exceeds 50% of the outstanding common stock of USMI, the Parent and the Borrower shall, or shall cause any applicable Person to, grant an equal and ratable security interest in such excess of USMI Equity Interests to the Agent for the benefit of the Lenders subject to security documentation (including customary intercreditor arrangements) as reasonably agreed between the Borrower and the Agent.

(c)    Upon (x) the formation or Acquisition by the Parent of any new direct or indirect Subsidiary that is a direct or indirect parent of the Borrower, within thirty (30) days (or such later date as the Agent shall agree) after such formation or Acquisition, the Parent shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary whereupon such Subsidiary will become an “Obligor” and a “Guarantor” for the purposes of the Loan Documents.

Section 6.13.     Further Assurances.

(a)    Each Specified Loan Party will, and will cause each other Obligor to, at the request of the Agent, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense in accordance with Section 10.04. The Borrower will provide to the Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

(b)    With respect to any property acquired after the Closing Date by any Obligor that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof (or such later date acceptable to the Agent in its discretion)) (i) execute and deliver to the Agent such amendments or supplements to the relevant Security Documents or such other documents as the Agent shall reasonably deem necessary or advisable to grant to the Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Liens permitted or not prohibited by this Agreement, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, but not limited to, the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent, at the Borrower’s expense in accordance with Section 10.04. The Borrower shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties, including actions described in Section 6.13(a), all at the Borrower’s expense in accordance with Section 10.04.

Section 6.14.    Maintenance of Ratings.

Use commercially reasonable efforts to maintain a credit rating of the Term Loan Facility and (i) a corporate family credit rating of the Borrower by Moody’s and (ii) an issuer credit rating of the Borrower by S&P.

Section 6.15.    Designation of Subsidiaries.

The board of directors (or similar governing body) of the Parent may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Parent and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenants, (iii) none of the Borrower, GFIH nor MIC may be designated as an Unrestricted Subsidiary, (iv) the Borrower shall deliver to the Agent written notice that such Subsidiary has been designated as an “Unrestricted Subsidiary” and (v) at least one day prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by the Agent with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the fair market value of the Parent’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.16.     Maintenance of Properties.

The Specified Loan Parties will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation excepted, all material properties used or useful in the business of such Specified Loan Party and their Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where such failure would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 6.17.    Post-Closing Matters.

The Obligors will execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on such schedule (unless the Agent, in its discretion, shall have agreed to any longer period).

Section 6.18.    Sanctions Laws and Regulations.

(a)    The Specified Loan Parties shall not, and shall ensure that none of their Restricted Subsidiaries will, directly or, to their knowledge, indirectly use the proceeds of the Loans (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, anyone acting on behalf of a government or department, agency, or instrumentality of a government, any officer or employee of a company or business owned in whole or part by a government, or anyone else acting in an official capacity, in order to obtain, retain, or direct business, or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, or any similar legislation applicable to such Persons; (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions; or (iii) in any other manner that will result in the material violation of any Sanctions by any Specified Loan Party applicable to such Person.

(b)    The Specified Loan Parties shall not, and shall ensure that none of their Restricted Subsidiaries will, use funds or assets obtained directly or, to their knowledge, indirectly from transactions with or otherwise relating to (i) Designated Persons; or (ii) any Sanctioned Country, to pay or repay any amount owing to the Lenders under this Agreement.

(c)    The Specified Loan Parties shall, and shall ensure that their Restricted Subsidiaries will, maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.

ARTICLE 7

NEGATIVE COVENANTS

Until all principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, contingent, surviving indemnification obligations not yet due and payable) and all Commitments have been terminated, the Specified Loan Parties covenant and agree with the Lenders, subject to Section 1.08, that:

Section 7.01.    Limitation on Indebtedness and Disqualified Capital Stock.

The Specified Loan Parties shall not, and shall not permit any of their Restricted Subsidiaries to, incur, issue or at any time be liable with respect to any Indebtedness or Disqualified Capital Stock, except:

(a)    (i) Indebtedness under the Loan Documents and (ii) Refinancing Indebtedness in respect thereof that is (A) Permitted First Priority Refinancing Debt, (B) Permitted Second Priority Refinancing Debt or (C) Permitted Unsecured Refinancing Debt in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans;

(b)    Indebtedness consisting of (A) the financing of insurance premiums payable by the Parent or any of its Subsidiaries or (B) take-or-pay obligations, in each case in the ordinary course of business;

(c)    (i) the Existing Notes outstanding as of the Closing Date and (ii) Refinancing Indebtedness in respect thereof;

(d)    Indebtedness incurred by the Parent or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(e)    Permitted Swap Obligations;

(f)    Indebtedness (i) existing on the date hereof and, in the case of Indebtedness with an outstanding principal amount in excess of $20,000,000 owing by the Parent or any of its Restricted Subsidiaries to any Person other than the Parent or its Restricted Subsidiaries, which are listed in Schedule 7.01, and (ii) Refinancing Indebtedness in respect thereof;

(g)    Indebtedness of USMI and its Restricted Subsidiaries so long as the consolidated debt to total capital of USMI and its Restricted Subsidiaries (determined in a manner consistent with the definition of Capitalization Ratio, mutatis mutandis) does not exceed 25.0% on a Pro Forma Basis; provided that, with respect to any Indebtedness incurred prior to the consummation of a USMI Equity Offering (i) the proceeds of such Indebtedness are used for (x) the repayment of Indebtedness of the Parent and its Restricted Subsidiaries, (y) the purchase by GFIH of the Capital Stock of MIC owned by USMI and its Subsidiaries and/or (z) fees, expenses, interest and premiums incurred or payable in connection therewith, including an amount held by USMI and its Restricted Subsidiaries (or such parent company) as an interest reserve as determined by USMI in good faith and (ii) the Borrower is in compliance with the Financial Covenants on a Pro Forma Basis;

(h)    (i) Capitalized Lease Liabilities and Purchase Money Debt in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 0.05% of Consolidated Total Assets and (ii) Refinancing Indebtedness in respect thereof (but disregarding the requirements of clauses (b) through (d) of the definition thereof);

(i)    Indebtedness (including Surplus Debentures) owed by the Parent, the Borrower or any Restricted Subsidiary (other than any Excluded Subsidiary) to the Parent, the Borrower or any Restricted Subsidiary; provided that, for the avoidance of doubt, with respect to Indebtedness owing by Restricted Subsidiaries of the Parent pursuant to this clause (i) (other than (x)(1) Indebtedness incurred among the

USMI Companies and their Restricted Subsidiaries, (2) Indebtedness incurred among the GMA Companies and their Restricted Subsidiaries and (3) Indebtedness incurred among the MIC Companies and their Restricted Subsidiaries and (y) Surplus Debentures incurred by the USMI Companies prior to a USMI Equity Offering) shall be subject to the limitations set forth in Sections 7.01(g), (t) and (w), as applicable;

(j)    Indebtedness (including Surplus Debentures) (i) owed by any Excluded Subsidiary to any other Excluded Subsidiary or (ii) owed by any Excluded Subsidiary to the Parent, the Borrower or any other Restricted Subsidiary that is not an Excluded Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness under this clause (ii) at any time outstanding shall not exceed the amount permitted as an Investment under Section 7.09;

(k)    Indebtedness in respect of letters of credit issued in connection with any Operating Indebtedness;

(l)    Indebtedness in respect of surety and other similar bonds in the ordinary course of business;

(m)    other Indebtedness in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $200,000,000 and (ii) 0.19% of Consolidated Total Assets;

(n)    Indebtedness constituting (i) indemnification obligations, obligations in respect of purchase price or other similar adjustments or obligations under deferred compensation or other similar arrangements incurred in connection with an Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement and (ii) settlement obligations in connection with Specified Stock Buyback Programs;

(o)    Contingent Obligations of any Person in respect of Indebtedness otherwise permitted to be incurred under this Section 7.01 (including the Existing Notes but excluding Incremental Equivalent Debt (which, for the avoidance of doubt, shall not limit the incurrence of Contingent Obligations pursuant to Section 7.01(v)));

(p)    Indebtedness consisting of the deferred purchase price of equity interests (or option or warrants or similar instruments) of any future, present or former employee, officer, director, manager or consultant of the Parent or any Subsidiary (or any direct or indirect parent thereof) issued (whether in the form of notes or otherwise) for the purchase or redemption thereof pursuant to the terms of any compensation plan or employment contract;

(q)    Cash Management Obligations incurred in the ordinary course of business;

(r)    any Operating Indebtedness;

(s)    any Indebtedness constituting “day-light” loans for MIC and its subsidiaries which is outstanding for not longer than five (5) Business Days;

(t)    any Indebtedness of GMA and its Restricted Subsidiaries so long as the consolidated debt to total capital of GMA and its Restricted Subsidiaries (determined in a manner consistent with the definition of Capitalization Ratio, mutatis mutandis) does not exceed 20.0% on a Pro Forma Basis;

(u)    obligations of the Parent or any Restricted Subsidiary to maintain the capital or solvency of any of its Restricted Subsidiaries in accordance with the requirements of or under any agreement with their respective Department;

(v)    secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Borrower in lieu of any New Incremental Term Loan Facility (such notes or loans, “Incremental Equivalent Debt”) in an unlimited amount so long as the LTV Ratio, determined on a Prom Forma Basis (but excluding the cash proceeds of such incurrence) does not exceed 37.69%; provided that (i) any Incremental Equivalent Debt shall (A) have a final maturity date no earlier than the Latest Maturity Date applicable to the Initial Loans then in effect, (B) have a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of the then-existing Initial Loans, and (C) to the extent such Incremental Equivalent Debt is a “loan” that is pari passu in right of payment and pari passu in right of security, be subject to the limitations set forth in Section 2.15(b)(i)(iii) as if each reference therein to the New Term Loans was a reference to the Incremental Equivalent Debt, (ii) such Incremental Equivalent Debt may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments pursuant to Section 2.09(a) or any mandatory prepayments of the Initial Loans under Section 2.09(d) and (iii) such Incremental Equivalent Debt shall (A) to the extent secured or subordinated, be subject to customary intercreditor and/or subordination arrangements reasonably satisfactory to the Borrower and the Agent and (B) be guaranteed solely by the Guarantors and, to the extent secured, be secured solely by the Collateral; provided, that (1) both before and after giving effect to any incurrence of Incremental Equivalent Debt, no Event of Default shall have occurred and be continuing and (2) the Parent and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenants as of the last day of the most recently ended Fiscal Quarter for which financial statements are available after giving effect to such Incremental Equivalent Debt.

(w)    any Indebtedness of MIC and its Restricted Subsidiaries so long as the debt to total capital (as described in Section 2.01(a)(vi) of the MIC Shareholder Agreement but excluding the “day-light” loans permitted pursuant to Section 7.01(s)) of MIC and its Restricted Subsidiaries does not exceed 20.0% on a Pro Forma Basis;

(x)    any Indebtedness among the Parent and its Subsidiaries in connection with any Permitted Insurance Subsidiary Transactions; and

(y)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the clauses above

It is understood and agreed that any exception from this Section 7.01 that allows the incurrence or existence of Indebtedness will also permit the issuance and existence of Disqualified Capital Stock.

Section 7.02.    Liens.

The Specified Loan Parties shall not, and shall not permit any of their Restricted Subsidiaries to create, assume or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:

(a)    Transaction Liens;

(b)    Liens securing obligations in an aggregate amount not to exceed, at any time outstanding, the greater of (i) $200,000,000 and (ii) 0.19% of Consolidated Total Assets;

(c)    Liens on cash, Cash Equivalents, other securities or deposits, accounts or investment property (in each case, other than Collateral) securing Permitted Swap Obligations and Liens securing Cash Management Obligations permitted by Section 7.01;

(d)    Permitted Encumbrances;

(e)    Liens existing on the date hereof and, to the extent such Lien is on property of the Parent or any Restricted Subsidiary (other than an Immaterial Subsidiary) or such Lien secures Indebtedness for borrowed money in excess of $20,000,000, listed in Schedule 7.02, including extensions, renewals and replacements of such Liens; provided that (i) such Lien shall not apply to any additional property (other than after-acquired title in or on such property and related assets and proceeds of the collateral in accordance with the document creating such Lien); it being understood that individual financings of the type permitted under Section 7.01(h) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates and (ii) to the extent securing Indebtedness, the Indebtedness secured thereby is not increased except as otherwise permitted under Section 7.01;

(f)    Liens on cash or Cash Equivalents securing letters of credit issued in an aggregate amount at any time outstanding not to exceed the greater of (x) $40,000,000 and (y) 0.04% of Consolidated Total Assets;

(g)    [Reserved];

(h)    Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, or for sums not due, and in either case not involving any deposits or advances for borrowed money or the deferred purchase price of property or services;

(i)    Liens securing Indebtedness permitted by Section 7.01(h); provided that such Liens are limited to the assets financed by the relevant Capitalized Lease Liabilities or Purchase Money Debt or any Refinancing Indebtedness in respect thereof (it being understood that individual financings of the type permitted under Section 7.01(h) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(j)    Liens consisting of deposits of cash or other assets of Insurance Subsidiaries and Subsidiaries thereof as required by any Governmental Authority;

(k)    Liens securing Indebtedness of Restricted Subsidiaries that are not Obligors, to the extent such Indebtedness is permitted under Section 7.01;

(l)    Replacements of any Liens permitted under this Section 7.02 when incurred, provided that (i) such Lien shall not apply to any additional property (other than after acquired title in or on such property and related assets and proceeds of the existing collateral in accordance with the document creating such Lien); it being understood that individual financings of the type permitted under Section 7.01(h) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates and (ii) if such Lien secures Indebtedness, the Indebtedness secured thereby is not increased except as otherwise permitted under Section 7.01 or by amounts of the type described under clause (a) of the proviso to the definition of “Refinancing Indebtedness”;

(m)    Liens granted by a Restricted Subsidiary that is not an Obligor in favor of the Parent or any Restricted Subsidiary and Liens granted by any Obligor in favor of any other Obligor;

(n)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o)    Liens securing Indebtedness under any Existing Notes or any Indebtedness incurred to refinance or replace such Indebtedness; provided that the property subject to such Liens is limited to (i) the Capital Stock of the GMA Companies and the USMI Companies, (ii) the Capital Stock of Genworth Life and Annuity Insurance Company, Genworth Life Insurance Company of New York, Genworth Insurance Company or any of their Subsidiaries and (iii) the Capital Stock of any Foreign Subsidiary of GFIH (other than the Capital Stock of MIC), including, in each case, the proceeds thereof and related assets;

(p)    Liens securing or arising in connection with any Permitted Insurance Subsidiary Transaction;

(q)    any Lien on any asset of any Person existing at the time such Person becomes a Restricted Subsidiary of the Parent, is merged, amalgamated or consolidated with or into the Parent or a Restricted Subsidiary of the Parent and not created in contemplation of such event;

(r)    Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for a permitted Acquisition;

(s)    Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;

(t)    Liens securing Indebtedness permitted by Section 7.01(a)(ii) and subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Agent;

(u)    Liens securing Incremental Equivalent Debt, subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Agent;

(v)    Liens consisting of restrictions imposed by applicable law (including regulations) or imposed by any Government Sponsored Enterprise (including, for the avoidance of doubt, “financial requirements” imposed pursuant to PMIERs and similar restrictions imposed by any Government-Sponsored Enterprise);

(w)    (i) Liens securing any reinsurance transactions under Reinsurance Agreements (or securing any letters of credit issued in respect thereof), (ii) Liens arising out of deposits or pledges by any Restricted Subsidiary of cash, securities, portfolio investments or other property into collateral trusts, reinsurance trusts or other collateral or escrow accounts with or for the benefit of ceding companies or insurance regulators of such Restricted Subsidiary and (iii) collateralization of risk in force;

(x)    any Lien on margin stock (other than on any USMI Equity Interests) within the meaning of Regulation U of the Board;

(y)    Liens securing repayment of funds advanced to the Parent and its Restricted Subsidiaries under custody agreements, securities lending arrangements, securities clearing agreements and similar arrangements entered into in the ordinary course of business;

(z)    Liens in connection with any repurchase agreement, buy/sell agreement or similar agreement or instrument on assets or property transferred by the Parent or any of its Restricted Subsidiaries thereunder, securing the obligation of the Parent or such Restricted Subsidiary to repurchase or buy such assets or property as well as its other obligations under such repurchase agreement, buy/sell agreement or similar agreement or instrument;

(aa)    Liens on any real property securing Indebtedness of the Parent or any Restricted Subsidiary in respect of which (i) the recourse of the holder of such Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Indebtedness secured by the Lien is limited to such real property directly securing such Indebtedness and (ii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of the Parent or such Restricted Subsidiary (other than such real property directly securing such Indebtedness) if the Parent or such Restricted Subsidiary fails to pay such Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in “nonrecourse” real estate transactions;

(bb)    Liens constituting lock-up arrangements and rights of first refusal in respect of certain Capital Stock entered into in connection with the sale or transfer of such Capital Stock;

(cc)    Liens arising as a result of the segregation and deposit of certain Capital Stock in connection with securities disposition plans in respect of such Capital Stock otherwise permitted hereunder (including any Specified Stock Buyback Programs);

(dd)    Liens securing or arising in connection with any Operating Indebtedness or any Investment permitted under Section 7.09 (or any letters of credit securing or arising in connection with any Operating Indebtedness or such Investment);

(ee)    Liens arising from pledges or deposits of cash, securities or portfolio investments made by any Restricted Subsidiary that is an Insurance Subsidiary (A) as a condition to obtaining or maintaining any licenses issued to it by any Department or (B) as otherwise required to comply with the requirement of applicable insurance laws; and

(ff)    rights of first refusal, preemptive rights and tag, drag and similar rights or encumbrances and restrictions on sale or transfer in joint venture agreements and agreements with respect to any non-Wholly Owned Subsidiary, including any right of first refusal in respect of the Capital Stock of MIC owned by USMI and its Subsidiaries.

Notwithstanding the foregoing, in no event shall any other Indebtedness for borrowed money be secured by any Lien on the Capital Stock of MIC owned by GFIH other than the Transaction Liens and Liens permitted pursuant to Section 7.02(u).

Section 7.03.    Disposition of Assets.

The Specified Loan Parties shall not, and shall not permit any of their Restricted Subsidiaries to Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse and Capital Stock of any Restricted Subsidiary whether newly issued or otherwise), except:

(a)    (i) Dispositions of inventory and equipment in the ordinary course of business, (ii) Dispositions of cash and Cash Equivalents and (iii) Dispositions of assets obtained through foreclosure or otherwise through the exercise of remedies in respect of obligations owed by a third party to the Parent or any of its Restricted Subsidiaries or otherwise in respect of mortgage loans insured by the Parent or any of its Restricted Subsidiaries;

(b)    the sale of property to the extent that such property is exchanged for credit against the purchase price of replacement property or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property;

(c)    Dispositions of Investments by any Insurance Subsidiary (other than Capital Stock of Restricted Subsidiaries engaged in insurance lines of business) and Dispositions by the Parent or any of its Restricted Subsidiaries of Investments permitted under this Agreement, in each case, consistent with the investment policy of such Insurance Subsidiary, the Parent or such Restricted Subsidiary in effect from time to time, as the case may be; provided that, for the avoidance of doubt, this clause (c) would not permit the Disposition of Investments in any Subsidiary, including any Specified Disposition;

(d)    Dispositions (i) by the Parent or any Restricted Subsidiary to the Parent or any Restricted Subsidiary (other than any Excluded Subsidiary), (ii) by any Excluded Subsidiary to any other Excluded Subsidiary or to the Parent or any Restricted Subsidiary, and (iii) by the Parent or any Restricted Subsidiary (other than any Excluded Subsidiary) to Excluded Subsidiaries in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 0.14% of Consolidated Total Assets;

(e)    Dispositions by the Parent or any Restricted Subsidiary in connection with a Specified Stock Buyback Program; provided that (i) any such Disposition of common shares of MIC constituting Collateral and, if after a USMI Equity Offering the Asset Sale Trigger Event has occurred or would result therefrom, any such Disposition by the Parent or its Restricted Subsidiaries of USMI Equity Interests, shall be subject to Section 2.09(d)(ii), (ii)(A) if after a USMI Equity Offering the Asset Sale Trigger Event has not occurred, the aggregate amount of net proceeds received by the Parent or its Restricted Subsidiaries from the Disposition of USMI Equity Interests under this clause (e) exceeds $100,000,000 in any Fiscal Year or (B) the aggregate amount of net proceeds received by the Parent or its Restricted Subsidiaries from the Disposition of the Capital Stock of GMA under this clause (e) exceeds $75,000,000 in any Fiscal Year, in the case of clauses (A) and (B), the excess shall be applied to permanently prepay Senior Notes or other Indebtedness of the Parent and its Restricted Subsidiaries; provided further, that (x) such excess proceeds may be used for general corporate purposes of the Parent and its Restricted Subsidiaries (other than Restricted Payments by the Parent) if the Borrower is in compliance on a Pro Forma Basis with the Financial Covenants (calculated on the date such Disposition is consummated) and (y) to the extent the Borrower is not in compliance with the Maximum LTV Ratio on a Pro Forma Basis on the date of such repurchase or redemption, the Borrower shall be required to apply such proceeds to the prepayment of Loans then outstanding such that, after giving effect thereto, the Borrower shall be in compliance with the Maximum LTV Covenant on a Pro Forma basis;

(f)    any Disposition pursuant to a Reinsurance Agreement that is not a Non-Conforming Reinsurance Transaction;

(g)    obsolete, surplus or worn out property disposed of by the Parent or any of its Restricted Subsidiaries in the ordinary course of business of the Parent and such Restricted Subsidiaries;

(h)    transfers resulting from any casualty or condemnation or expropriation of property or assets;

(i)    licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business of the Parent and its Restricted Subsidiaries and which do not materially interfere with the business of the Parent or any of its Restricted Subsidiaries;

(j)    Dispositions consisting of (A) any transaction permitted by Section 7.07 (other than Section 7.07(a)(i)), (B) the making of any Investments permitted by Section 7.09, (C) the creation, incurrence or assumption of any Lien permitted under Section 7.02, and (D) the making of any Restricted Payments permitted by Section 7.08;

(k)    (i) Dispositions of shares of Capital Stock in order to qualify members of the board of directors or equivalent governing body of any Restricted Subsidiary or such other nominal shares required to be held other than by the Parent or such Restricted Subsidiary, as required by applicable law and (ii) issuances of Capital Stock pursuant to and in accordance with equity compensation plans or programs and other benefit and compensation plans, programs or agreements for directors, officers, employees, managers or consultants of the Parent and its Subsidiaries;

(l)    the sale, discount, forgiveness or other compromise of notes or other accounts in the ordinary course of business or in connection with collection thereof;

(m)    issuances of Capital Stock (i) by the Parent, (ii) by a direct or indirect Wholly- Owned Subsidiary of a Specified Loan Party to such Specified Loan Party or to one or more Wholly-Owned Subsidiaries of such Specified Loan Party or (iii) by a non-Wholly-Owned Subsidiary of a Specified Loan Party (A) to the respective equity holders of such non-wholly Owned Subsidiary, on a pro rata basis or (B) to the extent not in violation of any applicable Shareholder Agreement or other Organization Document;

(n)    Dispositions in a transaction or series of related transactions of all or substantially all of the assets of the GMA Companies and their Subsidiaries, taken as a whole, or Dispositions of any of the Capital Stock of the GMA Companies (excluding any repurchase or redemption of such Capital Stock by the issuer thereof), solely to the extent the net cash proceeds of any such Disposition received by the Parent or its Restricted Subsidiaries (other than the GMA Companies or any of their Subsidiaries) are applied to permanently prepay Senior Notes or other Indebtedness of the Parent and its Restricted Subsidiaries or to pay ordinary course expenses of the Parent or its Restricted Subsidiaries; provided that (i) such proceeds may be used for general corporate purposes (other than Restricted Payments by the Parent) if the Borrower is in compliance on a Pro Forma Basis with the Financial Covenants (calculated on the date such Disposition is consummated) and (ii) to the extent the Borrower is not in compliance with the Maximum LTV Ratio on a Pro Forma Basis on the date such Disposition is consummated, the Borrower shall be required to apply such proceeds to the Loans then outstanding such that, after giving effect thereto, the Borrower shall be in compliance with the Maximum LTV Covenant on a Pro Forma Basis; provided that such Dispositions shall be for fair market value as determined by the Borrower in good faith and at least 75% of the consideration received in connection therewith at closing shall consist of cash or Cash Equivalents (provided that for the purposes of this clause (n), (A) any liabilities assumed by the transferee with respect to the applicable Disposition shall be deemed to be cash, (B) any securities received from such transferee that are converted into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (n) that is at that time outstanding, not in excess of the greater of (x) $75,000,000 and (y) 0.07% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, shall be deemed to be cash);

(o)    Dispositions in a transaction or series of related transactions of all or substantially all of the assets of the USMI Companies and their Subsidiaries, taken as a whole, or Dispositions of any of the USMI Equity Interests, including any USMI Equity Offering (excluding any repurchase or redemption of such Capital Stock by the issuer hereof), solely to the extent the net cash proceeds of any such Disposition received by the Parent or its Restricted Subsidiaries (other than the USMI Companies or any of their Subsidiaries) are applied to permanently prepay Senior Notes or other Indebtedness of the Parent and its Restricted Subsidiaries or to pay ordinary course expenses of the Parent or its Restricted Subsidiaries; provided that (i) if an Asset Sale Trigger Event has not occurred, such proceeds may be used for general corporate purposes (other than Restricted Payments by the Parent) if the Borrower is in compliance on a Pro Forma Basis with the Financial Covenants (calculated on the date such Disposition is consummated), (ii) to the extent the Borrower is not in compliance with the Maximum LTV Ratio on a Pro Forma Basis on the date such Disposition is consummated, the Borrower shall be required to apply such proceeds to the Loans then outstanding such that, after giving effect thereto, the Borrower shall be in compliance with the Maximum LTV Covenant on a Pro Forma Basis and (iii) notwithstanding anything else under this Section 7.03(o) to the contrary and solely to the extent an Asset Sale Trigger Event has occurred or would result therefrom, the Net Proceeds of any Disposition of USMI Equity Interests received by the Parent or its Restricted Subsidiaries (other than the USMI Companies or any of their Subsidiaries) shall be applied in accordance with Section 2.09(d)(ii) and any non-cash consideration received in connection with any such Disposition shall be required to become Collateral pursuant to the Collateral and Guarantee Requirement; provided that such Dispositions shall be for fair market value as determined by the Borrower in good faith and at least 75% of the consideration received in connection therewith at closing shall consist of cash or Cash Equivalents (provided that for the purposes of this clause (o), (A) any liabilities assumed by the transferee with respect to the applicable Disposition shall be deemed to be cash, (B) any securities received from such transferee that are converted into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (o) that is at that time outstanding, not in excess of the greater of (x) $75,000,000 and (y) 0.07% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, shall be deemed to be cash);

(p)    Dispositions in a transaction or series of related transactions of all or substantially all of the assets of the MIC Companies and their Subsidiaries, taken as a whole, or Dispositions of any of the Capital Stock of MIC (excluding any repurchase or redemption of such Capital Stock by the issuer thereof), subject to any mandatory prepayment required pursuant to Section 2.09(d)(ii); provided that such Dispositions shall be for fair market value as determined by the Borrower in good faith and 100% of the consideration received in connection therewith at closing shall consist of cash or Cash Equivalents;

(q)    Dispositions not otherwise permitted hereunder (other than (x) Dispositions pursuant to Reinsurance Agreements, which shall be subject to the limitations in clause (f) above and (y) any Specified Dispositions, which shall be subject to the limitations in clauses (e), (n), (o) and (p) above, as applicable); provided that (i) with respect to any Disposition pursuant to this clause (q) for consideration in excess of the greater of (x) $75,000,000 and (y) 0.07% of Consolidated Total Assets, such Dispositions shall be for fair market value as determined by the Borrower in good faith and at least 75% of the consideration received in connection therewith at closing shall consist of cash or Cash Equivalents (provided that for the purposes of this clause (q), (A) any liabilities assumed by the transferee with respect to the applicable Disposition shall be deemed to be cash, (B) any securities received from such transferee that are converted into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (q) that is at that time outstanding, not in excess of the greater of (x) $75,000,000 and (y) 0.07% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, shall be deemed to be cash);

(r)    sale and lease back transactions in respect of any property acquired after the Closing Date, and consummated within 365 days after the acquisition of such property;

(s)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t)    Dispositions of property (other than any Specified Disposition) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(u)    Dispositions (other than any Specified Disposition) required by, or made to comply with any order of, any Governmental Authority or pursuant to any applicable Requirement of Law (including pursuant to the China Oceanwide Acquisition);

(v)    Dispositions consisting of the China Oceanwide Acquisition;

(w)    other Dispositions (other than Specified Dispositions) for consideration not in excess of the greater of (x) $125,000,000 and (y) 0.12% of Consolidated Total Assets;

(x)    Dispositions occurring in connection with Permitted Insurance Subsidiary Transactions; and

(y)    Dispositions of Capital Stock of MIC owned by the USMI Companies and their Subsidiaries to the Parent or any of its Restricted Subsidiaries.

Upon consummation of a sale, transfer or other Disposition permitted under this Section 7.03, any Liens created under the Security Documents in respect of the assets Disposed of, as applicable, shall be automatically released and the Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense in accordance with Section 10.04, such documentation as necessary to evidence the release of the Agent’s security interests, if any, in the assets being Disposed of, including amendments or terminations of Uniform Commercial Code or PPSA financing statements, if any, the return of stock certificates, if any, and the release of any Restricted Subsidiary being Disposed of in its entirety from all of its obligations, if any, under the Loan Documents; provided that the Borrower shall have provided to the Agent such certificates evidencing compliance with the Loan Documents as the Agent shall reasonably request.

Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Section 7.03 shall be deemed to limit, prohibit or restrict the Parent or any Restricted Subsidiary from entering into any Policy or any Reinsurance Agreement (other than a Non-Conforming Reinsurance Transaction) or providing collateral security in connection with any Policy or any Reinsurance Agreement.

Section 7.04.    [Reserved].

Section 7.05.    Transactions with Affiliates.

The Specified Loan Parties shall not, and shall not suffer or permit any Restricted Subsidiary to, enter into any transaction with any Affiliate of the Borrower involving the payment or transfer of any property in excess of $20,000,000, other than (a) transactions no less favorable in any material respect to such Specified Loan Party or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Specified Loan Party or such Restricted

Subsidiary, (b) insurance transactions, intercompany pooling and reinsurance transactions under Reinsurance Agreements, (c) transactions between or among the Obligors and their Subsidiaries, (d) any transactions permitted or approved by the applicable Department, (e) any Restricted Payment permitted by Section 7.08, (f) arrangements for indemnification payments for directors and officers of the Specified Loan Parties and their Subsidiaries, (g) intercompany transactions between or among the Specified Loan Parties, their Subsidiaries and any joint venture, that are (x) relating to the (i) provision of management services and other corporate overhead services, (ii) provision of personnel to other locations within the Parent’s consolidated group on a temporary basis and (iii) provision, purchase or lease of services, cash management services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (g), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Parent, the Subsidiaries or such joint venture or (y) otherwise permitted pursuant to this Article 7, (h) ordinary course business transactions (other than transactions of the type described in clause (c) or (g) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not materially and adversely affect the Lenders, (i) Indebtedness and Investments among the Specified Loan Parties and their Subsidiaries to the extent permitted under Article 7), (j) employment and severance arrangements for and compensation, bonuses, stock options and stock ownership plans and indemnification arrangements and benefit plans (and the making of payments, awards or grants in cash, securities or otherwise pursuant thereto or the funding thereof) for officers, directors, employees, managers and consultants of the Parent and its Subsidiaries approved by the board of directors or equivalent body of the Parent or its Subsidiary, (k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees, managers and consultants of the Parent and its Subsidiaries in the ordinary course of business, (l) the furnishing of services by the Parent or any Subsidiary to or for the benefit of the Parent or any other Subsidiary in the ordinary course of business, (m) transactions pursuant to the China Oceanwide Acquisition, (n) transactions contemplated by the Applicable Organization Documents and (o) the Permitted Insurance Subsidiary Transactions.

Section 7.06.    Change in Business.

The Specified Loan Parties shall not, and shall not suffer or permit any Restricted Subsidiary to, engage in any material line of business except for the businesses conducted or proposed to be conducted by the Specified Loan Parties and their Restricted Subsidiaries on the date of this Agreement or any business similar, related, incidental, complementary or ancillary thereto or a reasonable expansion, development, or extension thereof.

Section 7.07.    Fundamental Changes.

The Specified Loan Parties shall not, and shall not suffer or permit any of their Restricted Subsidiaries to, enter into any merger, consolidation, amalgamation, or sale of all or substantially all of the assets of the Specified Loan Parties and their Restricted Subsidiaries taken as a whole, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except (a) in connection with (i) a Disposition otherwise permitted by Section 7.03 (other than Section 7.03(j)(A)), (ii) an Investment permitted by Section 7.09 or (iii) a Restricted Payment permitted by Section 7.08 and (b)(i) any Restricted Subsidiary (other than MIC) may merge, consolidate or amalgamate into the Parent or the Borrower in a transaction in which the Parent or the Borrower, as applicable, is the surviving or continuing entity, as applicable, (ii) any Guarantor that is a Subsidiary may merge, consolidate or amalgamate into any Restricted Subsidiary in a transaction in which the surviving entity is a Specified Loan Party or a

Guarantor, (iii) any Restricted Subsidiaries that are not Guarantors may merge, consolidate or amalgamate into Parent or any other Restricted Subsidiary; provided that, with respect to any merger, consolidation or amalgamation entered into by MIC, such merger, consolidation or amalgamation shall be with a Subsidiary of MIC and MIC shall be the surviving entity, (iv) any Restricted Subsidiary that is not a Guarantor (other than MIC) may liquidate, wind up or dissolve so long as the assets of such Restricted Subsidiaries are distributed or transferred to the Parent or any of the Parent’s Restricted Subsidiaries or to an Unrestricted Subsidiary in a transaction permitted by Section 7.09, (v) the Parent or any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect (A) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15, (B) any Acquisition or Investment permitted under Section 7.09, and (C) any Disposition permitted under Section 7.03, (vi) the China Oceanwide Acquisition shall be permitted and (vii) the Permitted Insurance Subsidiary Transactions shall be permitted. Notwithstanding the foregoing, in no event shall the Specified Loan Parties be permitted to reorganize in a jurisdiction outside of the United States.

Section 7.08.    Restricted Payments.

The Specified Loan Parties shall not, and shall not suffer or permit any Restricted Subsidiary to, declare or pay any dividend on (or make any payment to a related trust for the purpose of paying a dividend), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of such Specified Loan Party or such Restricted Subsidiary (or any related trust), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Specified Loan Party or such Restricted Subsidiary (collectively, “Restricted Payments”) (it being understood, for the avoidance of doubt, that payments by the Parent or any of its Restricted Subsidiaries pursuant to intercompany loans or notes, intercompany tax and expense-sharing arrangements, and intercompany services agreements shall not constitute Restricted Payments), except that:

(a)    any Restricted Subsidiary may declare or pay dividends, distributions and make any other payments with respect to its Capital Stock to the Specified Loan Parties and to any Wholly-Owned Subsidiary and, in the case of any Restricted Subsidiary that is a non-Wholly-Owned Subsidiary, to the Specified Loan Parties, to any Restricted Subsidiary and to each other owner of Capital Stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b)    the Parent and its Restricted Subsidiaries may pay dividends solely in the form of shares of its Capital Stock (other than Disqualified Capital Stock), including through stock splits, reverse stock splits, share consolidations and similar transactions;

(c)    any Restricted Subsidiary may conduct a Specified Stock Buyback Program;

(d)    the Specified Loan Parties may make any Restricted Payment (i) in an amount not to exceed the Available Amount, so long as, in the case of any Restricted Payment made in reliance on clause (a), (b) and (h) of the definition of Available Amount, no Default or Event of Default shall have occurred and be continuing or would result therefrom plus (ii) any additional amount so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower is in compliance with the Financial Covenants (other than the Maximum Capitalization Ratio) (calculated on a Pro Forma Basis) and (C) the Capitalization Ratio of the Borrower is no greater than 22.5% calculated on Pro Forma Basis; provided that, on and after the consummation of the China Oceanwide Acquisition, the Capitalization Ratio required by this clause (C) shall be reset to 37.5%;

(e)    the Specified Loan Parties may make Restricted Payments, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of Restricted Payments pursuant to this Section 7.08(e), together with the aggregate amount of any prepayments of Junior Financing pursuant to Section 7.10(a)(vi), shall not exceed the greater of (x) $100,000,000 and (y) 0.09% Consolidated Total Assets;

(f)    the Parent and each Restricted Subsidiary may make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible into or exchangeable for Capital Stock or arising out of stock dividends, splits, combinations or business combinations and may exchange debt securities for other debt securities provided that there is no cash payment made in connection therewith;

(g)    the Parent and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Parent or any other direct or indirect parent thereof to pay) for the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Parent or such Restricted Subsidiary (or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of the Parent or such Restricted Subsidiary (or any other direct or indirect parent thereof) or any of their respective Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, officer, director, manager or consultant of the Parent or such Restricted Subsidiary (or any other direct or indirect parent thereof) or any of their respective Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed in any Fiscal Year an amount equal to the greater of (x) $20,000,000 and (y) 0.02% Consolidated Total Assets, with unused amounts carried forward to the next succeeding Fiscal Year, which amount shall be increased by:

(i)    to the extent contributed to the Parent or such Restricted Subsidiary, the net cash proceeds from the sale after the Closing Date of Capital Stock (other than Disqualified Capital Stock) of the Parent or such Restricted Subsidiary (or any other direct or indirect parent thereof), in each case to any employee, officer, director, manager or consultant of the Parent or any of its Subsidiaries or any direct or indirect parent thereof; plus

(ii)    the net cash proceeds of key man life insurance policies received after the Closing Date by the Parent or its Restricted Subsidiaries;

(h)    the Parent and each Restricted Subsidiary may (i) purchase and repurchase Capital Stock issued by it upon the vesting of equity awards pursuant to the Parent and its Subsidiaries’ equity incentive plans or programs, (ii) make Restricted Payments in the form of equity pursuant to and in accordance with equity compensation plans or programs and other benefit and compensation plans, programs or agreements for any employee, officer, director, manager or consultant of the Parent and its Subsidiaries, (iii) make non-cash repurchases of its Capital Stock occurring upon exercise of stock options or warrants or the settlement or vesting of other awards if such Capital Stock represents a portion of the exercise price of such options or warrants or similar equity incentive awards, (iv) purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its Capital Stock (other than Disqualified Capital Stock), (v) distribute rights pursuant to a stockholder rights plan or redeem such rights in accordance with the terms of such plan and (vi) engage in net-settled share transactions involving Capital Stock of the Parent or such Restricted Subsidiary in connection with the payment of withholding taxes in connection with equity compensation plans or programs and other benefit and compensation plans, programs or agreements for any employee, officer, director, manager or consultant;

(i)    the Parent and each Restricted Subsidiary may make any Restricted Payment pursuant to the China Oceanwide Acquisition;

(j)    any Restricted Subsidiary may make Restricted Payments constituting Permitted Insurance Subsidiary Transactions; and

(k)    the Parent may pay any dividend within 60 days after the date of declaration thereof; provided that on the date of declaration such payment shall comply with one of the exceptions to the Section 7.08 listed in clauses (a) through (j) thereof.

Section 7.09.    Investments and Acquisitions.

The Specified Loan Parties shall not, and shall not suffer or permit any Restricted Subsidiary to make any Acquisition or hold or make any other Investment in any other Person, except:

(a)    Investments in existence on the Closing Date and commitments to make Investments existing on the Closing Date and, in the case of any Investment or commitment in excess of $20,000,000 (other than Investments in the Parent and its Subsidiaries on the Closing Date), which are listed on Schedule 7.09;

(b)    Investments consisting of non-cash consideration received in connection with a Disposition not prohibited by the Loan Documents;

(c)    Investments (i) constituting deposits, prepayments and other credits to suppliers in the ordinary course of business, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts in the ordinary course of business, (iii) in the form of advances made to distributors, suppliers, licensors and licensee in the ordinary course of business, (iv) received in connection with the bankruptcy or reorganization of customers and suppliers in the ordinary course of business or as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes and (v) obtained through foreclosure or otherwise through the exercise of remedies in respect of obligations owed by a third party to the Parent or any of its Restricted Subsidiaries or otherwise in respect of mortgage loans insured by the Parent or any of its Restricted Subsidiaries;

(d)    (i) Investments consisting of Contingent Obligations permitted by Section 7.01, (ii), Investments consisting of Contingent Obligations in respect of obligations other than Indebtedness, or (iii) Investments consisting of Indebtedness (including Operating Indebtedness) permitted by Section 7.01 (other than Section 7.01(j)(ii));

(e)    Investments that were Cash Equivalents when made;

(f)    Investments (other than any Investment in US Life) by (i) any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary) consistent with the investment policies of such Insurance Subsidiary in effect from time to time and (ii) the Parent and its Restricted Subsidiaries consistent with the investment policies of the Parent or such Restricted Subsidiary, as applicable, in effect from time to time;

(g)    (i) Investments by the Parent or any Restricted Subsidiary in the Parent or any Restricted Subsidiary (other than any Excluded Subsidiary or US Life), (ii) Investments by any Excluded Subsidiary in any other Excluded Subsidiary or (iii) Investments by any member of US Life in any other member US Life;

(h)    Investments (i) in Excluded Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $150,000,000 and (y) 0.14% of Consolidated Total Assets and (ii) in any Restricted Subsidiary to enable such Restricted Subsidiary to make such Investments in Excluded Subsidiaries;

(i)    security deposits or pledges held or made in the ordinary course of business;

(j)    loans and advances in the ordinary course of business to employees for moving, relocation or travel purposes, in each case subject to compliance with the Requirements of Law;

(k)    Permitted Swap Obligations;

(l)    (i) Acquisitions for aggregate consideration in an amount not to exceed the greater of (x) $200,000,000 and (y) 0.19% of Consolidated Total Assets in any Fiscal Year; provided that (i) at the time of such Acquisition no Default or Event of Default shall be continuing or shall result therefrom (including any failure to be in compliance with the Financial Covenants calculated on a Pro Forma Basis); and (ii) any consideration in the form of Capital Stock of the Parent (or any direct or indirect parent thereof) shall be disregarded from the limits referred to above and (ii) Investments in any Restricted Subsidiary to enable such Restricted Subsidiary to make such Acquisitions;

(m)    Investments (i) (A) in an amount not to exceed the Available Amount plus (B) any additional amount so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the Borrower is in compliance with the Financial Covenants (other than the Maximum Capitalization Ratio) (calculated on a Pro Forma Basis) and (z) the Capitalization Ratio of the Borrower is no greater than 25% calculated on Pro Forma Basis; provided that, on and after the consummation of the China Oceanwide Acquisition, the Capitalization Ratio required by this clause (z) shall be reset to 40.0% and (ii) in a Subsidiary to enable such Subsidiary to make such Investments;

(n)    Investments (i) not otherwise permitted hereby in an aggregate amount not to exceed at any time outstanding the greater of (x) $250,000,000 and (y) 0.24% of Consolidated Total Assets and (ii) in a Restricted Subsidiary to enable such Restricted Subsidiary to make such Investments;

(o)    any Investment constituting “day-light” loans for MIC and its subsidiaries permitted pursuant to Section 7.01;

(p)    any Investment required pursuant to any Requirement of Law;

(q)    any Investments pursuant to the China Oceanwide Acquisition;

(r)    Investments (i) in joint ventures in an aggregate outstanding amount not to exceed the greater of (x) $100,000,000 and (y) 0.09% of Consolidated Total Assets and (ii) in any Restricted Subsidiary to enable such Restricted Subsidiary to make such Investments;

(s)    Investments (i) in any Restricted Subsidiary in connection with reorganizations and related activities related to tax or other corporate planning; provided that, after giving effect to any such reorganization and related activities, the security interest of the Agent in the Collateral is not materially impaired and (ii) by any Restricted Subsidiary in any Excluded Subsidiary consisting of the contribution of Capital Stock of any Person that is an Excluded Subsidiary;

(t)    Investments constituting Permitted Insurance Subsidiary Transactions (other than Investments in US Life); and

(u)    Investments in US Life in connection with restructuring activities by the Parent or its Restricted Subsidiaries in an amount not to exceed $300,000,000 in the aggregate.

Section 7.10.    Prepayment of Certain Indebtedness; Modifications of Certain Agreements.

(a)    The Specified Loan Parties shall not, and shall not permit any of their Restricted Subsidiaries to, make any payment or other distribution (whether in cash, securities or other property, and including optional prepayments and open market purchases) of or in respect of principal of the Existing Notes or any Indebtedness of the Parent or the Borrower that is or is required to be contractually subordinated in right of payment or with respect to security to the Obligations (collectively, the “Junior Financing”) other than (i) payment of regularly scheduled interest payments as and when due in respect thereof, (ii) the payment of principal as and when due in respect thereof, (iii) to the extent funded with Refinancing Indebtedness thereof, (iv) to the extent the consideration thereof consists of Capital Stock (other than Disqualified Capital Stock) of the Parent or any Restricted Subsidiary, (v) to the extent the Borrower could make a Restricted Payment under Section 7.08(d) in an equal amount (with any payment pursuant to this clause (v) being deemed to be a Restricted Payment under Section 7.08(d)), (vi) to the extent the Borrower could make a Restricted Payment under Section 7.08(e) in an equal amount (with any payment pursuant to this clause (vi) being deemed to be a Restricted Payment under Section 7.08(e)), (vii) payment of Indebtedness owed to the Parent or any Subsidiary, (viii) to the extent the Borrower is in compliance on a Pro Forma Basis with the Financial Covenants, (ix) prepayments of Indebtedness from the proceeds of Dispositions pursuant to Section 7.03(e), Section 7.03(n) or Section 7.03(o), (x) to the extent not in excess of the greater of (x) $100,000,000 and (y) 0.09% of Consolidated Total Assets per Fiscal Year, or (xi) to the extent not prior to the date that is 24 months prior to the applicable maturity date for such Indebtedness;

(b)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the Senior Notes Documents or the documents or instruments governing or evidencing any other Junior Financing in excess of the Threshold Amount in any manner adverse in any material respect to the Secured Parties (it being understood that any amendments, modifications, waivers or other changes made in connection with any Refinancing Indebtedness incurred in respect of such Junior Financing shall not be adverse to the Secured Parties);

(c)    The Specified Loan Parties shall not, and shall not permit any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) to, amend or modify its respective Organization Documents (including the GMA Shareholder Agreement and the MIC Shareholder Agreement), other than any amendments or modifications (i) which are not adverse in any material respect to the interests of the Lenders and (ii) in connection with any USMI Equity Offering, to the Organization Documents of the USMI Companies which amendments shall be customary for public company subsidiaries as determined by the Parent in good faith.

Section 7.11.    Maximum Capitalization Ratio.

Parent will not permit the ratio (the “Capitalization Ratio”), determined as of the end of each Fiscal Quarter ending on and after June 30, 2018, of (i) Consolidated Total Indebtedness to (ii) Consolidated Total Capitalization, all calculated for the Parent and its Restricted Subsidiaries on a consolidated basis, to be greater than 35.0% (the “Maximum Capitalization Ratio”); provided that, on and after the consummation of the China Oceanwide Acquisition, the Maximum Capitalization Ratio shall be reset to 65.0%.

Section 7.12.    Maximum LTV Ratio.

The Borrower shall not permit the LTV Ratio to exceed 50.0% as of the end of any month ending on and after April 30, 2018 (the “Maximum LTV Covenant”); provided that, (i) if as of the last day of any such month, the Borrower is not in compliance with the Maximum LTV Covenant, the Borrower may, within 15 Business Days (the “Cure Period”) after the day on which an LTV Certificate for such is required to be delivered, at its option (1) prepay the Term Loan Facility, (2) deposit cash or Cash Equivalents into the Cash Collateral Account or (3) pledge Other Collateral to the Agent, in any case such that, after giving effect thereto, the Borrower shall be in compliance with the Maximum LTV Covenant and (ii) the Maximum LTV Covenant shall be reset after any Asset Sale Mandatory Prepayment with a cushion of 24.7% (it being understood and agreed that (A) in no event shall the Maximum LTV Covenant be set at greater than 50.0% or less than 37.69%, (B) such cushion shall be calculated as a percentage of the Maximum LTV Covenant, after giving effect to such reset and (C) such calculation shall ignore any prepayments or other reductions of the Loans occurring after the Closing Date, other than Asset Sale Mandatory Prepayments). For the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred as a result of non-compliance with the Maximum LTV Covenant unless the foregoing actions shall not have been taken on or prior to the last day of the Cure Period.

Section 7.13.    MIC Covenant.

The Borrower shall not permit the Minimum Capital Test of Genworth Financial Mortgage Insurance Company Canada to be less than (a) 155% as of (x) the last day of two consecutive Fiscal Quarters ending after the Closing Date or (y) the last day of each of six Fiscal Quarters ending after the Closing Date or (b) 150% as of the last day of the Fiscal Quarter ending after the Closing Date.

Section 7.14.    Restrictive Agreements.

The Specified Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Specified Loan Party or any such Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any such Restricted Subsidiary to pay dividends or other distributions with respect to holders of its Capital Stock or to make or repay loans or advances to the Specified Loan Parties or any other Restricted Subsidiary (including GFIH); provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or Governmental Authority, regulations or regulatory directives (including, for the avoidance of doubt, “financial requirements” imposed pursuant to PMIERs and similar restrictions imposed by any Government-Sponsored Enterprise and agreements or other arrangements with regulatory authorities)) or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements or other arrangements relating to the sale of assets pending such sale, provided such restrictions and conditions apply only to such assets that are to be sold and such agreement is not prohibited hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by, or rights arising under, any Swap Agreement permitted or not restricted by this Agreement, any Reinsurance Agreement permitted or not restricted by this Agreement, any agreement relating to Indebtedness permitted or not restricted by this Agreement, or any transaction giving rise to a Lien permitted or not restricted by this Agreement, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) this Section 7.14 shall not apply to (A) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary with respect to restrictions and conditions imposed by such Restricted Subsidiary’s organizational documents or any related joint venture or similar agreement or other arrangement so long as any such restriction or condition applies only to such Subsidiary and to any Capital Stock in such Restricted Subsidiary, (B) restrictions and conditions imposed on any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a

Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions (x) apply only to such Restricted Subsidiary and (y) were not imposed in anticipation of this Agreement, (C) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements or other arrangement, including with respect to intellectual property and other agreements or other arrangements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub license or other agreement or other arrangement and shall not apply to any other assets of the Parent or any Restricted Subsidiary, (D) restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other similar agreements and arrangements applicable to joint ventures. (E) collateralization of risk in force or (F) any restrictions arising in connection with any Permitted Insurance Subsidiary Transactions, and (vi) the foregoing shall not apply to the Organization Documents of the Parent or any Restricted Subsidiary, the Australian Company Agreements, the Canadian Company Agreements, any agreements that may be entered into with respect to USMI and those agreements and other arrangements set forth on Schedule 7.14 hereto and other agreements and arrangements, to the extent approved by the Agent for purposes of this Section 7.14, entered into by the Specified Loan Parties or any of their Restricted Subsidiaries from time to time.

Section 7.15.    PMIERs Compliance

For so long as Genworth Mortgage Insurance Corporation is a Subsidiary of the Parent, the Parent agrees that Genworth Mortgage Insurance Corporation shall maintain “approved insurer” status for purposes of PMIERs.

Section 7.16.    Fiscal Year.

The Parent shall not change the last day of its fiscal year from December 31 of each year.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01.    Events of Default.

Subject to Section 1.08, each of the following shall constitute an “Event of Default”:

(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Loan, (ii) within five days after the same becomes due, any interest or fee payable hereunder or under any other Loan Document or (iii) any other amount payable hereunder or under any other Loan Document when due and such failure continues for a period of ten (10) days after the date upon which written notice thereof is given to the Borrower by the Agent or the Required Lenders; or

(b)    Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Parent or any of its Restricted Subsidiaries pursuant to any Loan Document or in any certificate or other document furnished by (or on behalf of) the Borrower pursuant to any Loan Document shall prove to have been incorrect in any material respect when made or deemed made, subject, in the case of representations and warranties that are capable of being cured, to a grace period of 30 days following the Borrower’s receipt of written notice of any inaccuracy of the relevant representation, warranty or certification; or

(c)    Specific Defaults. Any Specified Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.04 (with respect to any Specified Loan Party’s or MIC’s corporate existence) or Article 7; or

(d)    Other Defaults. The Parent or any of its Restricted Subsidiaries fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrower by the Agent or the Required Lenders; or

(e)    Cross-Default. (i) The Parent or any Restricted Subsidiary (A) fails to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount of more than the Threshold Amount (in the aggregate for all such Indebtedness), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after giving effect to any applicable grace period; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (and, in each case, such failure or event continues after the applicable grace or notice period, if any, specified in the relevant document) if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or (ii) (w) an Event of Default (as defined in an applicable Swap Contract) occurs under any Swap Contract as to which the Parent or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Non-defaulting Party (as defined under such Swap Contract) has designated an Early Termination Date (as defined in such Swap Contract) for all outstanding transactions under such Swap Contract as a result of such Event of Default and (x) the Swap Termination Value is greater than the Threshold Amount (in the aggregate for all such Swap Contracts); provided that (A) any failure, event or condition described in this Section 8.01(e) shall not at any time constitute an Event of Default unless, at such time, such failure, event or condition is unremedied and not waived by the holders of such Indebtedness or Swap Contract and (B) this clause (e) shall not apply to (1) secured Indebtedness that becomes due as a result of the Disposition of the property or assets (as permitted hereunder) securing such Indebtedness or that are the subject of such Swap Contract, (2) any Guarantee that is satisfied promptly upon demand, (3) any voluntary prepayment, redemption, repurchase, conversion or settlement permitted hereunder with respect to any debt security, debt instrument or Swap Contract pursuant to its terms unless such prepayment, redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that otherwise constitutes an Event of Default or (4) any payment coming due or payable as a result of a change of control not constituting an Event of Default pursuant to subsection (k) below; or

(f)    Insolvency; Voluntary Proceedings. The Specified Loan Parties or any Restricted Subsidiary (other than (x) an Immaterial Subsidiary or (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a subsidiary of US Life and not an Immaterial Subsidiary)) (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; (iii) applies for or consents to the appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or for a substantial and material part of its assets, or (iv) takes any action to effectuate or authorize any of the foregoing; provided that, for purposes of clarity, no liquidation, dissolution, reorganization or winding up of any Person (whether pursuant to a corporate or similar statute or a proceeding before a Governmental Authority or otherwise) for purposes other than a settlement or compromise for the benefit of creditors shall constitute an Event of Default to the extent permitted by Section 7.07; or

(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Parent or any Restricted Subsidiary (other than (x) an Immaterial Subsidiary or (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Parent’s or any Restricted Subsidiary’s (other than (x) an Immaterial Subsidiary’s or (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a subsidiary of US Life and not an Immaterial Subsidiary’s)) properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Parent or any Restricted Subsidiary (other than (x) an Immaterial Subsidiary or (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a subsidiary of US Life and not an Immaterial Subsidiary)) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iii) the Parent or any Restricted Subsidiary (other than (x) an Immaterial Subsidiary or (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)) acquiesces in the appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial and material portion of its property or business; or (iv) any Restricted Subsidiary (other than an (x) Immaterial Subsidiary or (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)) shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority; provided that, for purposes of clarity, no liquidation, dissolution, reorganization or winding up of any Person (whether pursuant to a corporate or similar statute or a proceeding before a Governmental Authority or otherwise) for purposes other than a settlement or compromise for the benefit of creditors shall constitute an Event of Default to the extent permitted by Section 7.07; or

(h)    Pension Plans. With respect to any Single Employer Pension Plan or Multiemployer Plan, any ERISA Event has occurred, that would reasonably be expected to result in a Material Adverse Effect or steps are taken to terminate any Multiemployer Plan and such termination would reasonably be expected to result in a Material Adverse Effect; or

(i)    Material Judgments. One or more judgments or decrees shall be entered against the Parent or any of its Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon a substantial and material part of the assets of any Specified Loan Parties or any of their Restricted Subsidiaries to enforce any such judgment or decree; or

(j)    [Reserved]; or

(k)    Change of Control. There occurs any Change of Control; or

(l)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations (other than contingent Obligations), ceases to be in full force and effect; or any Obligor contests in writing the validity or enforceability of any provision of any Loan Document; or any Obligor denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(m)    Liens. Any Lien on the material assets of the Obligors purported to be created under any Security Document shall cease to be, or shall be asserted by any Obligor in writing not to be, a valid and perfected Lien on any Collateral covered thereby, with the priority required by the applicable Security Document (except as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents or possessory collateral delivered to it under the Pledge Agreement or to file or continue any UCC or similar statements); or

(n)    Licenses. Any Governmental Authority revokes, fails to renew or suspends any License of any Insurance Subsidiary of the Parent (other than (x) an Immaterial Subsidiary and (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)), which revocation, failure or suspension would reasonably be expected to have a Material Adverse Effect, or any Insurance Subsidiary of the Parent (other than (x) an Immaterial Subsidiary and (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)) for any reason loses any License which loss would reasonably be expected to have a Material Adverse Effect, or any Insurance Subsidiary of the Parent (other than (x) an Immaterial Subsidiary and (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)) suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any License which imposition has had or would reasonably be expected to have a Material Adverse Effect; or

(o)    Insurance Matters. Any insurance commissioner or any other insurance regulatory official having jurisdiction issues a corrective order that is material to the business of the Parent and its Restricted Subsidiaries taken as a whole or initiates any regulatory proceeding to oversee or direct the management of the business of any Insurance Subsidiary of the Parent (other than (x) an Immaterial Subsidiary and (y) US Life (other than Genworth Life and Annuity Insurance Company if it is no longer a Subsidiary of US Life and not an Immaterial Subsidiary)), and such order or proceeding shall continue undismissed for sixty (60) days.

Section 8.02.    Remedies.

If any Event of Default shall have occurred and be continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) with respect to the Obligors (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 8.03.    Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9

THE AGENT

Section 9.01.    Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Goldman Sachs to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than as set forth in Section 9.05, Section 9.06, Section 9.09 and Section 9.10) are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

Section 9.02.    Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.    Exculpatory Provisions.

No Agent-Related Person shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent-Related Person:

(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that, with respect to the Agent, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent, any Agent-Related Person or any of their respective Affiliates in any capacity.

No Agent-Related Person shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of such Agent-Related Person’s own gross negligence or willful misconduct. No Agent-Related Person shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent-Related Person by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent-Related Person.

Section 9.04.    Reliance by the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.    Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as the Agent.

Section 9.06.    Resignation of the Agent.

The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above with the consent of the Borrower; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as a successor Agent shall be appointed as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as the Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) the Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent.

Section 9.07.    Non-Reliance on the Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent- Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, joint bookrunners, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 9.09.    The Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.10, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.    Collateral and Guaranty Matters.

The Lenders irrevocably authorize and instruct the Agent to:

(a)    release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration or termination of all Commitments, (ii) that is transferred, sold or otherwise disposed of or to be transferred, sold or otherwise disposed of (other than to the Borrower or a Guarantor) as part of or in connection with any transfer, sale or other disposal permitted hereunder or under any other Loan Document, (iii) in the case of any Lien on any Other Collateral, as and when the release thereof is provided for in the Security Documents; or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)    subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(i), and execute and deliver any intercreditor agreement necessary or desirable to permit the incurrence by the Parent and its Restricted Subsidiaries of secured indebtedness permitted to be incurred hereunder (including, for the avoidance of doubt, Extended Loans, Incremental Equivalent Debt, New Incremental Term Loan Facilities, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and the Liens securing such Indebtedness), in each case with the priority permitted hereunder, and perform its obligations and duties and exercise its rights and remedies thereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.10. In each case as specified in this Section 9.10, upon the receipt of a certificate of a Responsible Officer of the Borrower certifying that such release or subordination described in (a) and (b) above what is permitted hereunder (on which the Agent may conclusively rely without any further inquiry) the Agent will (and each of the Lenders irrevocably authorizes and directs the Agent to), at the Borrower’s expense, execute and deliver to the applicable Obligor such documents or take any action as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Secured Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11.    Indemnification of Agent-Related Persons.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Loans held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.11 shall survive the payment of all other Obligations and the resignation of the Agent or any Agent-Related Person.

Section 9.12.    Withholding Tax.

To the extent required by any applicable law, the Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Article 9. The agreements in this Article 9 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE 10

MISCELLANEOUS

Section 10.01.    Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Obligor therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Obligor, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)    postpone or delay the maturity of the Loans, or any scheduled date of payment of the principal amount of the Loans, or any date for the payment of any interest, premium or fees due to the Lenders (or any of them) hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby (other than as a result of (i) waiving an Event of Default in accordance with the terms hereof, (ii) waiving default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders, (iii) rescinding the acceleration of the Loans under Section 8.02 or (iv) waiving a mandatory prepayment to be made hereunder);

(c)    amend the definition of “Required Lenders” or “Pro Rata Share” without the consent of each Lender directly and adversely affected thereby; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Commitment, the Loans, are included on the Closing Date without the written consent of each Lender;

(d)    amend the definition of “Interest Period” to permit Interest Periods with a duration of longer than six months without the written consent of each Lender directly affected thereby;

(e)    release all or substantially all of the Collateral from the Transaction Liens or all or substantially all of the value of the Guarantee, except as expressly permitted under the Loan Documents (in which case such release shall be automatic) and except in connection with a “credit bid” undertaken by the Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of title 11 of the United States Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release), without the written consent of each Lender;

(f)    amend this Section 10.01 without the written consent of each Lender;

(g)    subject to Section 2.17(d), change Section 2.14, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely;

(h)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Document without the written consent of each Lender;

(i)    amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Agent or any Arranger, or any other provision hereof as the same applies to the rights or obligations of the Agent or any Arranger, in each case without the consent of the Agent or Arranger, as applicable;

provided, further, that any fee agreement referred to in Section 2.11 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

Notwithstanding anything to the contrary in this Agreement (including, without limitation, this Section 10.01) or any other Loan Document to the contrary, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent pursuant to Section 10.01(a), (b) or (c); (ii)this Agreement and the other Loan Documents may be amended, restated, amended and restated, supplemented, or otherwise modified (A) to effect any Incremental Term Loan Facility pursuant to Section 2.15, any Extension pursuant to Section 2.17 or any Refinancing Indebtedness (and the Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the terms of any such Incremental Term Loan Facility , Extension or Refinancing, including any technical and conforming modifications to the Loan Documents to the extent necessary), (B) to effect any changes contemplated by Section 3.08, including any LIBOR Successor Rate Conforming Changes (and the Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, in accordance with Section 3.08, including any technical and conforming modifications to the Loan Documents to the extent necessary) and (C) with the consent of the Required Lenders and the Borrower to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include the Lenders holding such credit facilities in any determination of the Required Lenders (including any corresponding changes which provide for certain class voting mechanics agreed by the Borrower and such Lenders); (iii) no Lender consent is required to effect any amendment or supplement to any intercreditor or subordination agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor or subordination agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor or subordination agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing so long as such other changes are not materially adverse to the interests of the Lenders) (iv) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Agent only to cure any ambiguity, omission, mistake, defect or inconsistency; and (v) guarantees, collateral documents and related documents executed by the Obligors in connection with this Agreement may be in a form reasonably determined by the Agent and may be, together with any other Loan Document, entered into, amended, restated, amended and restated, supplemented, waived or otherwise modified, without the consent of any other Person, by the applicable Obligor or Obligors and the Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes, defects or inconsistencies or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; provided that with respect to clause (ii)(A), (iii), (iv) and (v) above, the Agent may in its discretion seek approval for such changes from the Lender and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.02.    Notices.

(a)    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by facsimile (1) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to subsection (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the U.S. mails, via certified mail, return receipt requested, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered; provided that notices and other communications to the Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)    Electronic Communications:

(i)    Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to the Agent or, any Lender pursuant to Article 2 if such Person has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)    The Parent and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of the Agent or its Related Persons or material breach of the Loan Documents by the Agent or its Related Persons.

(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of Agent-Related Persons warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non- infringement of third party rights or freedom from viruses or other code defects is made by Agent-Related Persons in connection with the Platform or the Approved Electronic Communications.

(iv)    The Parent, each of its Subsidiaries and each Lender agrees that the Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Agent’s customary document retention procedures and policies.

(v)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)    The Agent-Related Persons and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower.

Section 10.03.    No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.04.    Costs and Expenses.

The Borrower agrees (a) to pay or reimburse each Agent-Related Person for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which Attorney Costs shall be limited to the reasonable, documented, out-of-pocket fees and disbursements of (x) one primary counsel for Agent-Related Persons taken as a whole and (y) if reasonably necessary, one firm of additional local counsel in each relevant material jurisdiction (which may be a single firm for multiple jurisdictions) and (b) to pay or reimburse each Agent-Related Person and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including, but not limited to this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all reasonable, documented, out-of-pocket fees and expenses of external legal counsel, which legal counsel shall be limited to the reasonable, documented, out-of-pocket fees and expenses of (x) one primary counsel for Agent-Related Persons taken as a whole, (y) if reasonably required by the Agent, one additional firm of local counsel for Agent-Related Persons in each relevant material jurisdiction (which may be a single firm for multiple jurisdictions) and (z) solely in the case of a conflict of interest, one additional firm of counsel to all other Indemnified Persons, taken as a whole and if reasonably requested by the Required Lenders, one additional firm of local counsel in each relevant material jurisdiction for the Lenders taken as a whole. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto and other reasonable out-of-pocket expenses incurred by each Agent-Related Person and, to the event consented to by the Borrower, the cost of independent public accountants and other outside experts (subject to the limitations above) retained by the Agent. All amounts due under this Section 10.04 shall be payable within thirty (30) days after written demand therefor together with, backup documentation supporting such payment or reimbursement request. The agreements in this Section 10.04 shall survive the repayment of the Loans and the other Obligations.

Section 10.05.    Borrower Indemnification; Damage Waiver.

Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Related Persons involved with the refinancing or the Transactions (collectively the “Indemnified Persons”) from and against any and losses, claims, damages or liabilities and the reasonable and documented and invoiced out-of-pocket expenses (including reasonable out-of-pocket Attorney Costs but solely to the extent set forth below) of any kind or nature whatsoever that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by the Borrower or any other Obligor in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any Environmental Liability related to the Parent or any of its Subsidiaries or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnified Person or its Related Persons or (B) a material breach of the obligations of such Indemnified Person or its Related Persons or (y) arise out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Obligors and that is brought by an Indemnified Person against another Indemnified Person (other than against the Agent in its capacity as such) provided, further that such indemnity shall be limited, in the case of legal fees and expenses, to the reasonable out-of-pocket fees and expenses of (a) one firm of counsel for all Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional firm of counsel to all other Indemnified Persons, taken as a whole, and (b) if reasonably necessary, one firm of local counsel to such Persons, taken as a whole, in any relevant material jurisdiction (which may be a single firm for multiple jurisdictions) and, solely in the case of a conflict of interest where the Indemnified Person(s) affected by such conflict retains their own counsel, one additional firm of local counsel in such relevant material jurisdiction (which may be a single firm for multiple jurisdictions) to all other Indemnified Persons, taken as a whole. No Person party to this Agreement or its Related Persons shall be liable for any damages arising from the use by others (other than its Related Persons) of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within thirty (30) days after written demand therefor together with backup documentation supporting such indemnification request. The agreements in this Section 10.05 shall survive the resignation of the Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06.    Marshalling; Payments Set Aside.

Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Agent or the Lenders (or to the Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

Section 10.07.    Assignments, Successors, Participations, Etc.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as otherwise permitted under Section 7.07) without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), or (ii) by way of participation in accordance with the provisions of Section 10.07(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan)); provided that:

(i)    in the case of assignments of Loans (or any Commitment therefor), except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans (or any Commitment therefor) at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Loans (or any Commitment therefor) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing pursuant to Section 8.01(a), (f) or (g), the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned under the Term Loan Facility;

(iii)    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption; such Assignment and Assumption to be (A) electronically executed and delivered to the Agent via an electronic settlement system then acceptable to the Agent (or, if previously agreed with the Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Agent in its sole discretion; and

(iv)    the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire, in the form prescribed by the Agent.

Subject to acceptance and recording thereof by the Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place) and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(c)    Assignments to Affiliated Lenders. Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Loans owing to it to Affiliated Lenders on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan) through (x) Dutch auctions (each, an “Auction”) open to all applicable Lenders on a pro rata basis; provided that, (A) notice of the Auction shall be made to all relevant Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.07(c) and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Agent and/or (y) open market purchases, subject to the following limitations:

(i)    following repurchase by Parent or any of its Subsidiaries pursuant to this Section 10.07(c), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Parent or any of its Subsidiaries), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans repurchased and cancelled pursuant to this Section 10.07(c), the Agent is authorized to make appropriate entries in the Register to reflect any such cancellation;

(ii)    in connection with an assignment to an Affiliated Lender other than the Parent and its Subsidiaries, (A) such Affiliated Lender shall have identified itself in writing as an Affiliated Lender to the assigning Lender and the Agent prior to the execution of such assignment and (B) the Affiliated Lender shall represent and warrant to the assigning Lender and the Agent that the requirements set forth in clause (iv) below, shall have been satisfied upon consummation of the applicable assignment;

(iii)    (A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Affiliated Lender will be deemed to have consented in the same proportion as the Lenders that are not Affiliated Lenders consented to such matter, unless such matter (x) requires the consent of all or all affected Lenders, (y) would reasonably be expected to deprive such Affiliated Lender of its pro rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents, or (z) adversely affects such Affiliated Lender differently than other Lenders in any material respect, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Affiliated Lender solely in its capacity as such hereby agrees (x) not to vote on such Bankruptcy Plan, (y) if such Affiliate does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by a U.S. Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), in each case under this clause (iii)(B) unless such Bankruptcy Plan proposes to treat Loans or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Loans or claims held by other Lenders or otherwise adversely affects such Affiliated Lender differently than other Lenders in any material respect;

(iv)    the aggregate principal amount of Term Loans made or acquired at any one time by Affiliated Lenders shall not when made or acquired exceed 25% (determined after giving effect to any substantially simultaneous cancellations thereof or contributions thereof to the equity of the Borrower by such Affiliated Lender) of the aggregate principal amount of all Term Loans (including any New Term Loans and or any Extended Loans) outstanding at such time under this Agreement, after giving effect to any substantially simultaneous cancellations thereof;

(v)    Affiliated Lenders in their respective capacities as such will not be entitled to receive information provided solely to Lenders by the Agent (except to the extent such information or materials have been made available by or to any Loan Party or constitute administrative notices in respect of such Affiliated Lender’s Term Loans or any Lender) and will not be permitted to attend or participate in meetings or conference calls attended solely by the Lenders and the Agent;

(vi)    in the case of any purchase by the Parent or any of its Subsidiaries, no Default or Event of Default shall have occurred and be continuing at the time of offer for the Dutch auction or trade date of such open market purchase; and

(vii)    no Affiliated Lender in its capacity as such will be entitled to bring actions against the Agent, in its role as such, or receive advice of counsel or other advisors to the Agent or any other Lenders or challenge the attorney client privilege of their respective counsel.

No Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Parent or any of its Subsidiaries and/or their respective securities in connection with any assignment or purchase permitted by this Section 10.07.

(d)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (with respect to its own interests in the Term Loan Facility only) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Except to the extent limited by Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e) and Section 3.01(f)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.07(e) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loans or other obligations under the Loan Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08.    Confidentiality.

Each Agent-Related Person and each Lender shall maintain the confidentiality of all information provided to it by or on behalf of the Parent or any Subsidiary, or by the Agent on the Parent’s or such Subsidiary’s or Affiliate’s behalf, under this Agreement or any other Loan Document, it being understood and agreed by the Borrower that, in any event, the Agent may disclose such information to the Lenders and each Lender may make disclosures thereof to the extent such information (i) was or becomes generally available to the public other than as a result of improper disclosure by the Lender or its Related Persons or was in the Agent’s or such Lender’s possession (not in violation of any other provision of this Section 10.08) or (ii) was or becomes available on a non-confidential basis from a source (other than the Borrower or any of its Related Persons) not known after due inquiry by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation; provided that any Lender may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which the Lender is subject (including the NAIC) or in connection with an examination of such Lender by any such authority (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority and to the extent practicable and not prohibited by law, such Person agrees to (i) use commercially reasonable efforts to notify the Borrower of the proposed disclosure in advance of such disclosure and if unable to notify the Borrower in advance of such disclosure, such notice shall be delivered to the Borrower promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority and to the extent practicable and not prohibited by law, such Person agrees to (i) use commercially reasonable efforts to notify the Borrower of the proposed disclosure in advance of such disclosure and if unable to notify the Borrower in advance of such disclosure, such notice shall be delivered to the Borrower promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (d) to the extent reasonably required in connection with any litigation or proceeding involving the Obligors to which the Agent or any Lender or their respective Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (f) to such Lender’s independent auditors and other professional advisors on a confidential basis; (g) to any Participant, Lender or Eligible Assignee, actual or potential; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder or on terms no less restrictive than those set forth in this Section 10.08; provided, however, that such writing may take the form of a “click-through” agreement on the part of the recipient to access such information; (h) to its Affiliates and to their respective officers, directors, employees, legal counsel, independent auditors and other advisors, or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and such other Persons’ compliance with this subsection (h) and that such Affiliates and other Persons are not insurance companies; (i) to any other party to this Agreement; (j) to any pledgee referred to in Section 10.07(g) or any direct or indirect contractual counterparty or prospective counterparty (or such counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Parent or any of its Subsidiaries (so long as all parties, including all counterparties and advisors agree to be bound by the provisions of this Section 10.08 or other provisions at least as restrictive as this Section 10.08); (k) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Parent or any Subsidiary received by it from the Agent or any Lender; and (l) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. In the case of confidential information received from the Parent or any Subsidiary after the date hereof, such information shall be treated as confidential unless clearly identified at the time of delivery as non-confidential.

Section 10.09.    Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that (a) neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve or payroll account and (b) such rights may be exercised only at the direction of the Agent or the Required Lenders. Each Lender agrees to promptly notify the Borrower and the Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10.    Notification of Addresses, Lending Offices, Etc.

Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

Section 10.11.    Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.

Section 10.12.    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13.    Severability.

If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.14.    Replacement of Defaulting Lenders and Non-Consenting Lenders.

If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, (i) replace such Lender by causing such Lender to assign its Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees identified by the Borrower or (ii) notwithstanding Section 2.14, terminate the applicable Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.09(c), 3.01, 303 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts)).

With respect to clause (i) above, no action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Agent, such Defaulting Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one Business Day after the Borrower’s request, compliance with this Section 10.14 shall not be required to effect such assignment.

Section 10.15.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender or the Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section 10.15. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.16.    Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.17.    USA PATRIOT Act Notice.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Agent, as applicable, to identify each Obligor in accordance with the Patriot Act.

Section 10.18.    Entire Agreement.

This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Agent, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 10.19.    Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.20.    Obligations Several; Independent Nature of Lenders’ Right.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.21.    No Fiduciary Duty.

The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates. Each Obligor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.

Section 10.22.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions

Solely to the extent any Lender is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.23.    Lender Action.

Each Lender (and each Secured Party by accepting the benefits of the Collateral) agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Obligor or any other obligor under any of the Loan Documents or any other document secured by the Collateral) (including the exercise of any right of set off, rights on account of any bankers’ liens or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan party, without the prior written consent of the Agent or Required Lenders.

[SIGNATURE PAGES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

GENWORTH HOLDINGS, INC.

By:	/s/ Kelly L. Groh
Name:	Kelly L. Groh
Title:	Executive Vice President and Chief Financial Officer

GENWORTH FINANCIAL, INC.

By:	/s/ Kelly L. Groh
Name:	Kelly L. Groh
Title:	Executive Vice President and Chief Financial Officer

GOLDMAN SACHS LENDER PARTNERS LLC, as Lender and the Agent

By:	/s/ Thomas M. Manning
Name:	Thomas M. Manning
Title:	Authorized Signatory

Appendix A-1

APPENDIX A-1

Lenders	Commitments
Goldman Sachs Lending Partners LLC	$450,000,000

Schedule 5.05

Schedule 5.05

Litigation

        None.

Schedule 5.05-1

Schedule 5.07

Schedule 5.07

ERISA

None.

Schedule 5.07-1

Schedule 5.14(a)

Schedule 5.14(a)

Options, Warrants, Calls, Rights, Commitments or Other Agreements

None.

Schedule 5.14(a)-1

Schedule 5.14(b)

Schedule 5.14(b)

Subsidiaries

Subsidiary	Owner	% Ownership	Type of Subsidiary*
Balmoral Insurance Company Limited	Genworth Mortgage Insurance Australia Limited	100%	Bermuda insurance company
Genworth Insurance Company	Genworth Financial, Inc.	100%	North Carolina insurance company
Genworth Holdings, Inc.	Genworth Financial, Inc.	100%	Delaware corporation
Genworth Mortgage Holdings, Inc.	Genworth Financial, Inc.	100%	Delaware corporation
Genworth Financial International Holdings, LLC	Genworth Holdings, Inc.	100%	Delaware limited liability company
Genworth North America Corporation	Genworth Holdings, Inc.	100%	Washington corporation
Genworth Seguros de Credito a la Vivienda, S.A. de C.V.	Genworth Financial International Holdings, LLC	99.99%	Mexico insurance company
	Genworth Mortgage Insurance Corporation	.01%
Genworth Servicios, S. de R.L. de C.V.	Genworth Financial International Holdings, LLC	99.9%	Mexico company
	Genworth Mortgage Insurance Corporation	1 share
Genworth Financial Mauritius Holdings Limited	Genworth Financial International Holdings, LLC	>99.9%	Mauritius company
	Genworth Holdings, Inc.	<0.1%.
Genworth MI Canada Inc.	Genworth Financial International Holdings, LLC	40.55%	Canada corporation
	Genworth Mortgage Insurance Corporation	14.80%
	Genworth Mortgage Insurance of North Carolina	1.75%
	Publicly owned	Remainder
Genworth Canada Holdings I Company	Genworth Canada Holdings I Company	100% Class A	Canada corporation
	Genworth Canada Holdings II Company	100% Class B
Genworth Canada Holdings II Company	Genworth MI Canada Inc.	100%	Canada corporation
Genworth Financial Mortgage Insurance Company Canada	Genworth Canada Holdings I Company	100%	Canada insurance company

Schedule 5.14(b)-1

Schedule 5.14(b)

Subsidiary	Owner	% Ownership	Type of Subsidiary*
MIC Insurance Company Canada	Genworth Financial Mortgage Insurance Company Canada	100%	Canada insurance company
Genworth Seguros Vida, S.A. de C.V.	Genworth Financial International Holdings, LLC	99.99%	Mexico corporation
	Genworth Life Insurance Company	0.01%
Genworth Financial Asia Limited	Genworth Financial International Holdings, LLC	100%	Hong Kong limited company
Genworth Financial Participações Ltda	Genworth Financial International Holdings, LLC	99.9999%	Brazil limited liability company
	Genworth Holdings, Inc.	.0001%
Genworth Australian General Partnership	Genworth Financial International Holdings, LLC	>99.9%	Australia general partnership
	Genworth Holdings, Inc.	<0.1%.
Genworth Mortgage Insurance Australia Limited	Genworth Australian General Partnership	52%	Australia corporation
	Publicly owned	Remainder
Genworth Financial Mortgage Insurance Pty Limited	Genworth Mortgage Insurance Australia Limited	100%	Australia propriety limited company
Genworth Financial Mortgage Indemnity Limited	Genworth Financial Mortgage Insurance Pty Limited	100%	Australia insurance company
Genworth Financial Agency, Inc.	Genworth North America Corporation	100%	Virginia corporation
Genworth Life Insurance Company	Genworth North America Corporation	100%	Delaware insurance company
HGI Annuity Service Corporation	Genworth North America Corporation	100%	Delaware corporation
United Pacific Structured Settlement Company	Genworth North America Corporation	100%	Florida corporation
Capital Brokerage Corporation	Genworth North America Corporation	100%	Washington corporation
Genworth Financial India Private Limited	Genworth North America Corporation	99.99%	India limited company
	Genworth Holdings, Inc.	0.01%

Schedule 5.14(b)-2

Schedule 5.14(b)

Subsidiary	Owner	% Ownership	Type of Subsidiary*
National Eldercare Referral Systems, LLC	Genworth Life Insurance Company	100%	Delaware limited liability company
Genworth Life and Annuity Insurance Company	Genworth Life Insurance Company	100%	Virginia insurance company
GLIC Real Estate Holding, LLC	Genworth Life Insurance Company	100%	Delaware limited liability company
Genworth Annuity Service Corporation	Genworth Life Insurance Company	100%	Delaware corporation
GFCM LLC	Genworth Life Insurance Company	100%	Delaware limited liability company
River Lake Insurance Company XI	Genworth Life Insurance Company	100%	Delaware corporation
Jamestown Life Insurance Company	Genworth Life and Annuity Insurance Company	100%	Virginia insurance company
Genworth Life Insurance Company of New York	Genworth Life Insurance Company	65.5%	New York insurance company
	Genworth Life and Annuity Insurance Company	34.5%
Assigned Settlement, Inc.	Genworth Life and Annuity Insurance Company	100%	Virginia corporation
GNWLAAC Real Estate Holding, LLC	Genworth Life and Annuity Insurance Company	100%	Delaware limited liability company
Newco Properties, Inc.	Genworth Life and Annuity Insurance Company	100%	Virginia corporation
Mayflower Assignment Corporation	Genworth Life Insurance Company of New York	100%	New York corporation
MIC Holdings H Company Limited	Genworth MI Canada Inc.	100%	Canada corporation
MIC Holdings I Company Limited	Genworth MI Canada Inc.	100%	Canada corporation
GLICNY Real Estate Holding, LLC	Genworth Life Insurance Company of New York	100%	Delaware limited liability company
Rivermont Life Insurance Company I	Genworth Life and Annuity Insurance Company	100%	South Carolina insurance company
River Lake Insurance Company VI	Genworth Life and Annuity Insurance Company	100%	Delaware insurance company
River Lake Insurance Company VII	Genworth Life and Annuity Insurance Company	100%	Vermont insurance company

Schedule 5.14(b)-3

Schedule 5.14(b)

Subsidiary	Owner	% Ownership	Type of Subsidiary*
River Lake Insurance Company VIII	Genworth Life and Annuity Insurance Company	100%	Vermont insurance company
River Lake Insurance Company IX	Genworth Life and Annuity Insurance Company	100%	Vermont insurance company
River Lake Insurance Company X	Genworth Life and Annuity Insurance Company	100%	Vermont insurance company
Sponsored Captive Re, Inc.	Genworth Mortgage Holdings, LLC	100%	North Carolina insurance company
Genworth Mortgage Holdings, LLC	Genworth Mortgage Holdings, Inc.	100%	North Carolina limited liability company
Genworth Financial Services, Inc.	Genworth Mortgage Holdings, LLC	100%	Delaware corporation
Genworth Mortgage Insurance Corporation	Genworth Mortgage Holdings, LLC	100%	North Carolina insurance company
Genworth Financial Assurance Corporation	Genworth Mortgage Holdings, LLC	100%	North Carolina insurance company
Genworth Mortgage Insurance Corporation of North Carolina	Genworth Mortgage Holdings, LLC	100%	North Carolina insurance company
Genworth Mortgage Services, LLC	Genworth Financial Services, Inc.	100%	North Carolina limited liability company
Genworth Mortgage Reinsurance Corporation	Genworth Mortgage Insurance Corporation	100%	North Carolina insurance company

*	Includes any relevant sub-divisions of these foreign countries, if required.

Schedule 5.14(b)-4

Schedule 5.15

Schedule 5.15

Insurance Licenses

None.

Schedule 5.15-1

Schedule 6.17

Schedule 6.17

Post-Closing Matters

None.

Schedule 6.17-1

Schedule 7.01

Schedule 7.01

Existing Indebtedness

1.	Genworth MI Canada Inc.:

a.	Series 1 Notes:

Principal Amount Outstanding: CAD $275 million

Maturity: June 15, 2020

b.	Series 3 Notes:

Principal Amount Outstanding: CAD $160 million

Maturity: April 1, 2024

c.	Credit Facility:

Type: Unsecured, Revolving

Size: CAD $200 million

Maturity: September 29, 2022

2.	Genworth Mortgage Insurance Australia Limited:

a.	Subordinated Notes:

Principal Amount Outstanding: AUD $200 million

Maturity: July 3, 2025

3.	Guarantees:

a.	Guarantee by Genworth Holdings, Inc. for the benefit of policyholders of the mortgage insurance business in Mexico.

b.	Guarantee by Genworth Holdings, Inc. for the benefit of policyholders of the European mortgage insurance subsidiary, which was sold in May 2016.

c.	Guarantee by Genworth Holdings, Inc. of obligations under auto lease contracts of Genworth Servicios S. de R.L. de C.V. in Mexico.

d.	Guarantee by Genworth Holdings, Inc. of obligations owed to Credit Agricole Corporate Investment Bank under subleases of Genworth North America Corporation.

e.	Guarantee by Genworth Holdings, Inc. of obligations under auto lease contracts of Genworth North America Corporation.

f.	Guarantee by Genworth Financial, Inc. of obligations owed to Liberty Mutual Insurance under insurance policies.

g.	Rivermont Liquidity Commitment by Genworth Financial, Inc. and Genworth Holdings, Inc. of obligations of Rivermont subsidiary in respect of certain reinsurance arrangements.

Schedule 7.01-1

Schedule 7.01

h.	Guarantee by Genworth North America of obligations under the Sirva Relocation Agreement.

i.	Guarantee by Genworth Life and Annuity Company pursuant to the terms of that certain Structured Settlement Agreement with Assigned Settlement Inc.

j.	Guarantee by Genworth Life Insurance Company of obligations under the National Eldercare Lease.

k.	Guarantee by Genworth Life Insurance Company of obligations under the reinsurance agreements with Travelers.

l.	Guarantee by Genworth Seguros de Credito a la Vivienda S.A. De C.V., reassigned to Genworth Servicios, S. de R.L. de C.V. of building lease agreement.

m.	Guarantee by Genworth Life and Annuity Company of Mayflower Assignment Corporation Annuity Contract Claims.

4.	The Tax Sharing Agreement.

5.	Any Indebtedness secured by a Lien disclosed on Schedule 7.02.

Schedule 7.01-2

Schedule 7.02

Schedule 7.02

Existing Liens

	Debtor	Secured Party	Collateral
1.	GE FINANCIAL ASSURANCE HOLDINGS, INC. 6630 WEST BROAD STREET RICHMOND, VA 23230 Amended Debtor: GENWORTH FINANCIAL, INC. 6604 W. BROAD STREET RICHMOND, VA 23230 Amended Debtor: GNA CORPORATION	DELL FINANCIAL SERVICES, L.P. 12234 N. IH-35 BLDG B AUSTIN, TX 78753 Amended Secured Party: DELL FINANCIAL SERVICES L.L.C.	Lease (more clarity not provided); this statement was transferred from Virginia under file date 01/17/00, no. 01-0110 due to revised Article 9

2.	GENWORTH FINANCIAL, INC. 6620 W. BROAD STREET RICHMOND, VA 23230	GELCO CORPORATION DBA GE FLEET SERVICES 3 CAPITAL DRIVE EDEN PRAIRIE, MN 55344	Lease of 2009 Ford

3.	GENWORTH FINANCIAL, INC. 1655 GRANT STREET 11TH FLOOR CONCORD, CA 94520	AVIDEX INDUSTRIES, LLC 13555 BEL RED RD STE 226 BELLEVUE, WA 98005	Audio visual systems

Schedule 7.02-1

Schedule 7.02

	Debtor	Secured Party	Collateral
4.	GENWORTH FINANCIAL, INC.1655 GRANT STREET 11TH FLOOR CONCORD, CA 94520	AVIDEX INDUSTRIES, LLC 13555 BEL RED RD STE 226 BELLEVUE, WA 98005	Audio visual systems

5.	GENWORTH FINANCIAL MORTGAGE INSURANCE COMPANY CANADA	RICOH CANADA INC.	EQUIPMENT - PHOTOCOPIERS, MULTIFUNCTION DEVICES, PRINTERS, PRODUCTION PRINTERS, FAX MACHINES, PROJECTORS, VIDEO CONFERENCING, INTERACTIVE WHITEBOARDS, SERVERS, AND SOFTWARE MANUFACTURED, DISTRIBUTED, OR SOLD BY RICOH CANADA INC.

6.	GENWORTH FINANCIAL MORTGAGE INSURANCE COMPANY CANADA	GE VEHICLE AND EQUIPMENT LEASING Amended Secured Party: ELEMENT FLEET MANAGEMENT INC.	Lease of vehicles and trailers

7.	GENWORTH FINANCIAL MORTGAGE INSURANCE COMPANY CANADA	DELL FINANCIAL SERVICES CANADA LIMITED	Lease of computer equipment

8.	GENWORTH FINANCIAL MORTGAGE INSURANCE	ELEMENT FLEET MANAGEMENT INC.	Lease of motor vehicles

Schedule 7.02-2

Schedule 7.02

	Debtor	Secured Party	Collateral
9.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	VALIANT HIRE PTY. LIMITED	All goods supplied by the secured party to the grantor including but not limited to furniture and related goods.

10.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	CUSTOM SERVICE LEASING PTY LTD	Collateral class: motor vehicle (PMSI)

11.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	CUSTOM SERVICE LEASING PTY LTD	Collateral class: motor vehicle

12.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	LEASEPLAN AUSTRALIA LIMITED	All leased vehicles subject to novation agreements between grantor, secured party and grantor’s employees.

13.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	LEASEPLAN AUSTRALIA LIMITED	All motor vehicles or other goods leased or bailed to the grantor (including, without limitation, under novated lease arrangements). The grantor breaches the security agreement which provides for the lease or bailment if, without the secured party’s consent or agreement, it disposes of the collateral (including, without limitation, by selling or leasing it).

Schedule 7.02-3

Schedule 7.02

	Debtor	Secured Party	Collateral
14.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	NORTHERN MANAGED FINANCE PTY LTD	Office Machines and Equipment

15.	GENWORTH FINANCIAL MORTGAGE INSURANCE PTY LIMITED	UPSTREAM PRINT SOLUTIONS PTY LTD PRINT SOLUTIONS FINANCE PTY LTD	Printer and/or copier equipment and any other goods which are the subject of one or more lease, rental or other supply agreements.

Schedule 7.02-4

Schedule 7.09

Schedule 7.09

Existing and Committed Investments

1.	38.5% interest in India Mortgage Guarantee Corporation Private Limited (“IMGC”).

2.	Commitment by Genworth Financial Mauritius Holdings Limited to invest up to an additional $15 million in IMGC.

3.	$175 million committed pursuant to the agreement with the Virginia Bureau of Insurance to facilitate the separation and isolation of the long term care business by unstacking GLAIC from GLIC.

4.	All Investments described on Schedule 5.14(b).

Schedule 7.09-1

Schedule 7.14

Schedule 7.14

Restrictive Agreements

1.	Restrictions pursuant to the CO Merger Agreement.

2.	Restrictions pursuant to joint venture arrangements for IMGC.

3.	The following Subsidiaries of the Company have granted rights of first refusal to Genworth Financial International Holdings, LLC (“GFIH”) with regard to the shares in Genworth Canada held by these Subsidiaries (collectively, the “Genworth Canada ROFR Agreements”):

a.	Genworth Mortgage Insurance Corporation (“GMIC”) pursuant to the Right of First Refusal/Purchase Option Agreement dated August 9, 2011 with Brookfield Life Assurance Company Limited (subsequently assigned to GFIH).

b.	Genworth Mortgage Insurance Corporation of North Carolina (“GMIC-NC”), pursuant to the Right of First Refusal/Purchase Option Agreement dated August 9, 2011 with Brookfield Life Assurance Company Limited (subsequently assigned to GFIH).

Schedule 7.14-1

Schedule 10.02

Addresses for Notices

Borrower:

To:

Genworth Holdings, Inc.

6620 West Broad Street, Richmond, Virginia 23230,

Attention: Chief Financial Officer

Telephone Number (804) 281-6321; Facsimile Number (804) 662-2404)

With CC To:

Genworth Holdings, Inc.

6620 West Broad Street, Richmond, Virginia 23230,

Attention: General Counsel

Telephone Number: (804) 662-2560; Facsimile Number (804) 647-4051)

Borrower Website:

http://investor.genworth.com/investors/default.aspx

Agent:

To:

Goldman Sachs Lending Partners LLC

200 West Street

New York, New York 10282-2198

Attention: SBD Operations

Email: gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com

Telephone: (212) 902-1099

Facsimile: (917) 977-3966

Schedule 10.02-1

Exhibit A

Exhibit A

Form of Compliance Certificate

Date:

Financial Statement Date:

To:    Goldman Sachs Lending Partners LLC, as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Responsible Officer of the Borrower hereby certifies, solely as a Responsible Officer of the Borrower and not in his/her individual capacity, as of the date hereof that he/she is the [                ] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements for each fiscal year]

1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements for the first three fiscal quarters of each fiscal year]

1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements present fairly in all material respects, the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes as at such date and for such period.

2.     The undersigned has reviewed and/or is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements, and

[select one.]

[as of the date hereof, no Default exists]

--or--

Exhibit A-1

Exhibit A

[as of the date hereof, the following is a list of each Default, including the details thereof and any action taken or proposed to be taken with respect thereto:]

3.    [Attached hereto as Schedule 2(a) are reasonably detailed calculations of the Maximum Capitalization Ratio pursuant to Section 7.11 of the Credit Agreement.]1

4.     Attached hereto as Schedule 2[(b)] are reasonably detailed calculations of the Minimum Capital Test pursuant to Section 7.13 of the Credit Agreement.

5.     [Attached hereto as Schedule 3 is a reasonably detailed calculation of Excess Cash Flow pursuant to the definition thereof and Section 2.09(d)(iii) of the Credit Agreement]2.

6.     [No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.11(a) of the Credit Agreement]

[or]

[Since the date of the audited financial statements referred to in Section 5.11(a) of the Credit Agreement, there has been a change in GAAP or in the application thereof, the effect of which is [specify effects of changes]]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[1]	Include only in connection with delivery of financial statements for the fiscal quarter ending June 30, 2018 and all financial statements delivered thereafter.
[2]	Include only in connection with the delivery of annual financial statements, commencing with the fiscal year ending December 31, 2019.

Exhibit A-2

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate in his/her capacity as a Responsible Officer of the Borrower.

GENWORTH HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-3

Exhibit A

SCHEDULE 1

TO THE COMPLIANCE CERTIFICATE

Exhibit A-4

Exhibit A

SCHEDULE 2(a)

TO THE COMPLIANCE CERTIFICATE

For the Fiscal Quarter/Year ended                  (“Statement Date”)

Section 7.11 — Maximum Capitalization Ratio

(a) Maximum permitted:		35%[3]

(b) Actual (measured as of the Statement Date):

(i) Consolidated Total Indebtedness[4]:

(A)  Aggregate outstanding principal amount of Indebtedness of the Parent and Restricted Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP for (x) indebtedness for borrowed money or in respect of loans or advances, (y) indebtedness evidenced by bonds, debentures, notes or other similar instruments, and (z) Capitalized Lease Liabilities:

(B)  Aggregate amount of Indebtedness of the Parent and its Restricted Subsidiaries in respect of amounts drawn and not reimbursed within five (5) Business Days of the date of such drawing under letters of credit and bankers acceptances:

(C) Indebtedness of the type referred to in clauses (A) or (B) above of another Person guaranteed by the Parent or any of its Restricted Subsidiaries:

(D) = (A) + (B) + (C)	$

(ii) Consolidated Total Capitalization:

(A)  The consolidated stockholders’ equity of the Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding the effects of accumulated other comprehensive income:

(B) Consolidated Total Indebtedness

(C) = (A) + (B)	$

%

(c) Is the Actual ≤ Maximum permitted?		[Yes]/[No]

[3]	On and after the China Oceanwide Acquisition, the Maximum Capitalization Ratio shall be reset to 65%.
[4]	Consolidated Total Indebtedness shall exclude (x) all Operating Indebtedness of the Parent and its Restricted Subsidiaries and (y) Indebtedness owing to the Parent or any Subsidiary thereof.

Exhibit A-5

Exhibit A

SCHEDULE 2[(b)]

TO THE COMPLIANCE CERTIFICATE

For the Fiscal Quarter/Year ended                  (“Statement Date”)

Section 7.13 — Minimum Capital Test (MIC) 5

(a) Minimum permitted:	155% / 150%[6]
(b) Actual (measured as of the Statement Date):

(A) Capital Available:

(B) Minimum Capital Required:

(C) = (A) / (B)*100%	%

(b) Is the Actual ≥ Minimum permitted?	[Yes]/[No]

[5]	Calculated in accordance with applicable Requirement of Law, including OSFI’s guidelines relating to the minimum capital test, as in effect from time to time.
[6]	The Borrower shall not permit the Minimum Capital Test of Genworth Financial Mortgage Insurance Company Canada to be less than (a) 155% as of (x) the last day of two consecutive Fiscal Quarters ending after the Closing Date or (y) the last day of each of six Fiscal Quarters ending after the Closing Date or (b) 150% as of the last day of the Fiscal Quarter ending after the Closing Date.

Exhibit A-6

Exhibit A

SCHEDULE 3

TO THE COMPLIANCE CERTIFICATE

For the Fiscal Year ended                 7

Excess Cash Flow

See Attached

[7]	Commencing with the Fiscal Year ending December 31, 2019

Exhibit A-7

Exhibit B

Exhibit B

Form of Note

[●] [●], 20[●]

FOR VALUE RECEIVED, GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of $[    ,    ,    ] in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The Borrower shall make principal payments on this Note as set forth in Section 2.08 of the Credit Agreement.

This Note is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Agent and recorded in the Register, the Borrower, the Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

Exhibit B-1

Exhibit B

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay costs and expenses, including Attorney Costs, as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature page to follow]

Exhibit B-2

Exhibit B

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

GENWORTH HOLDINGS, INC.

By:
Name:
Title:

Exhibit B-3

Exhibit C-1

Exhibit C-1

Form of Loan Notice

Date:                     , 2018

To: Goldman Sachs Lending Partners LLC, as Agent

Ladies and Gentlemen:

To: Goldman Sachs Lending Partners LLC, as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section 2.01(b) of the Credit Agreement, the Borrower hereby gives notice to the Lenders of its request for the following Initial Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [        ] (the “Borrowing Date”):

Initial Loans

☐	Base Rate Loans:	$[ , , ]

☒	Eurodollar Rate Loans with an initial Interest Period of	$450,000,000
	[one][two][three][six] months:

The Borrower requests that the proceeds of such Initial Loans be distributed in accordance with the letter of direction provided separately to the Agent.

Exhibit C-1-1

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed as of the date first above written.

GENWORTH HOLDINGS, INC.

By:
Name:
Title:

Exhibit C-1-2

Exhibit C-2

Exhibit C-2

Form of Continuation/Conversion Notice

Date: [●] [●], 20[●]

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section 2.06 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [●]:

Loans

☐	$[ , , ] Eurodollar Rate Loans to be continued with Interest Period of [one][two][three][six] month(s)

☐	$[ , , ] Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [one][two][three][six] month(s)

☐	$[ , , ] Eurodollar Rate Loans to be converted to Base Rate Loans

GENWORTH HOLDINGS, INC.

By:
Name:
Title:

Exhibit C-2-1

Exhibit D

Exhibit D

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Genworth Holdings, Inc., (the “Borrower”)

4.	Agent: Goldman Sachs Lending Partners LLC, as administrative agent (the “Agent”) under the Credit Agreement

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D-1

Exhibit D

5.	Credit Agreement: Credit Agreement, dated as of March, 7, 2018, among the Borrower, Genworth Financial, Inc., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and the Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for All Lenders	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.	[Trade Date: ][10]

[Signature pages to follow]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Initial Loan”)
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D-2

Exhibit D

Effective Date:                            , 20         [TO BE INSERTED BY AGENT (THE “EFFECTIVE DATE”) AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR][S]]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE][S]]

By:
Name:
Title:

[Consented to and]11 Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC, as the Agent

By:
Name:
Title:

[Consented to: ][12] Accepted:

GENWORTH HOLDINGS, INC., as the Borrower

By:
Name:
Title:

[11]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit D-3

Exhibit D

Annex 1 to Assignment and Assumption Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv)it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments.

From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in

Exhibit D-4

Exhibit D

any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

Exhibit D-5

Exhibit E

Exhibit E

Form of Pledge Agreement

[See attached]

Exhibit E-1

LIMITED RECOURSE GUARANTEE AND PLEDGE AGREEMENT

dated as of

March 7, 2018

among

GENWORTH HOLDINGS, INC., as the Borrower,

GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC, as the

Limited Recourse Pledgor,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Agent

TABLE OF CONTENTS

SECTION 24.	SUCCESSORS AND ASSIGNS	19

SECTION 25.	AMENDMENTS AND WAIVERS	19

SECTION 26.	CHOICE OF LAW	19

SECTION 27.	WAIVER OF JURY TRIAL	20

SECTION 28.	SEVERABILITY	20

ii

SCHEDULES:

Schedule	1 MIC Shares Owned by the Limited Recourse Pledgor

Schedule	2 Collateral Accounts

iii

LIMITED RECOURSE GUARANTEE AND PLEDGE AGREEMENT

AGREEMENT dated as of March 7, 2018 (this “Agreement”) among GENWORTH HOLDINGS, INC., as the Borrower, GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC, as the Limited Recourse Pledgor (the “Limited Recourse Pledgor”) and GOLDMAN SACHS LENDING PARTNERS LLC, as Agent.

WHEREAS, the Borrower is entering into the Credit Agreement (as defined below), pursuant to which the Borrower intends to borrow funds for the purposes set forth therein;

WHEREAS, the Limited Recourse Pledgor is willing to guarantee the obligations of the Borrower under the Credit Agreement on a limited recourse basis pursuant to the terms hereof and to secure its obligations hereunder by granting Liens on the MIC Shares (as defined below) held by it and certain related assets to the Agent as provided herein;

WHEREAS, the Lenders willingness to make loans under the Credit Agreement as a condition to obligations of the Borrower under the Credit Agreement as described herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

(a)    Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein. The rules of construction specified in Sections 1.02 through 1.10 (other than Section 1.08) of the Credit Agreement also apply to this Agreement.

(b)    Terms Defined in UCC. Capitalized terms not otherwise defined herein, as used herein, shall have the meaning specified in the UCC or STA, as applicable:

(c)    Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Affected Pledged Equity” has the meaning set forth in Section 9(b).

“Borrower” means Genworth Holdings, Inc., a Delaware corporation.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale, redemption or repurchase of Capital Stock or other dispositions) made or received in cash upon or with respect to any Collateral.

“Collateral” has the meaning set forth in Section 3(a).

“Collateral Accounts” means the Controlled Deposit Accounts and the Controlled Securities Accounts as set forth on Schedule 2 hereto, as the same may be supplemented or amended from time to time by the Limited Recourse Pledgor in a manner reasonably acceptable to the Agent.

“Control” has the meaning specified in UCC Section 9-104 or Section 9-106, as applicable, or the meaning specified in the Securities Transfer Act (Ontario) or equivalent statute under the law of the issuer’s jurisdiction or other applicable Requirement of Law, as applicable.

“Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).

“Controlled Securities Account” means a Securities Account that (i) is maintained in the name of the Limited Recourse Pledgor at an office of a Securities Intermediary located in the United States and governed by New York law (or such other location or governing law, provided that appropriate steps are taken to perfect the security interest as a matter of applicable law, as shall be reasonably acceptable to the Agent) and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among the Limited Recourse Pledgor, the Agent and such Securities Intermediary.

“Credit Agreement” means the Credit Agreement dated as of March 7, 2018 among the Borrower, the Parent, the Lenders party thereto and Goldman Sachs Bank USA, as Agent (as the same may be amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified).

“Deposit Account Control Agreement” means, with respect to any Deposit Account of the Limited Recourse Pledgor, a Deposit Account Control Agreement in form and substance reasonably satisfactory to the Agent among the Limited Recourse Pledgor, the Agent and the relevant Depositary Bank pursuant to which the Agent shall have “Control” of the applicable Deposit Account.

“Depositary Bank” means a bank at which a Controlled Deposit Account is maintained.

“Issuer Control Agreement” means an Issuer Control Agreement in form and substance reasonably satisfactory to the Agent pursuant to which the Agent shall be granted “Control” of the applicable uncertificated securities for the purposes of the STA or equivalent statute under the law of the issuer’s jurisdiction.

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“Limited Recourse Guarantee” means the Limited Recourse Pledgor’s guarantee of the Secured Obligations under Section 2 hereof.

“Limited Recourse Pledgor” has the meaning set forth in the introductory paragraph.

“MIC” has the meaning set forth in Section 3(a)(i).

“MIC Shares” has the meaning set forth in Section 3(a)(i).

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights and “acquisition” refers to taking by sale, discount, negotiation, mortgage, hypothec, pledge, security interest, issue or reissue, gift or any other voluntary transaction that creates an interest in property as contemplated by the STA.

“Parent” means Genworth Financial, Inc., a Delaware corporation.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted pursuant to Section 7.02 of the Credit Agreement.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Deposit Account” means a Deposit Account that is included in the Collateral at such time.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the Limited Recourse Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Regulatory Authority” has the meaning set forth in Section 9(b).

“Regulatory Transfer Restrictions” has the meaning set forth in Section 4(f).

“Release Conditions” means the following conditions for releasing the Limited Recourse Guarantee and terminating all the Transaction Liens:

(i)    all Commitments under the Credit Agreement shall have expired or been terminated; and

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(ii)    all Secured Obligations shall have been fully and irrevocably paid and discharged (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted);

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Secured Obligations include the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Borrower under any Loan Document.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Securities Account Control Agreement” means, when used with respect to a Securities Account, a securities account control agreement in form and substance reasonably satisfactory to the Agent among the relevant Securities Intermediary, the Limited Recourse Pledgor and the Agent pursuant to which the Agent shall have “Control” of the applicable Securities Account.

“Securities Laws” has the meaning set forth in Section 9(a).

“STA” means the Securities Transfer Act as in effect from time to time in the province of Ontario, Canada; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Securities Transfer Act as in effect in a jurisdiction other than Ontario, “STA” means the Securities Transfer Act as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Transaction Liens” means the Liens granted by the Limited Recourse Pledgor under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

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SECTION 2. LIMITED RECOURSE GUARANTEE.

(a)    Limited Recourse Guarantee. The Limited Recourse Pledgor unconditionally guarantees the full and punctual payment of the Secured Obligations when due (whether at stated maturity, upon acceleration or otherwise).

(b)    Limited Recourse. Notwithstanding anything else to the contrary contained or implied herein or in any other Loan Document, (i) the Limited Recourse Pledgor shall incur no liability (including in respect of any indemnity or costs and expenses reimbursement obligation) to pay any amount under this Agreement, the Credit Agreement, or any other Loan Document other than any liability it expressly assumes under this Agreement (including pursuant to Section 2(a) above) and then only to the extent that the liability can be satisfied out of the Collateral, (ii) the Agent’s and all other Secured Parties’ sole recourse against the Limited Recourse Pledgor in order to satisfy the Secured Obligations shall be limited to the Collateral that is the subject of this Agreement and (iii) neither the Agent nor any other Secured Party shall have any right to payment from the Limited Recourse Pledgor or against any property or assets of the Limited Recourse Pledgor other than the Collateral that is subject to this Agreement.

(c)    Limited Recourse Guarantee Unconditional. The obligations of the Limited Recourse Pledgor under its Limited Recourse Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, the Parent or any other Person under any Loan Document, by operation of law or otherwise;

(ii)    any modification or amendment of or supplement to any Loan Document;

(iii)    any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, the Parent or any other Person under any Loan Document;

(iv)    any change in the corporate existence, structure or ownership of the Borrower, the Parent or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, the Parent or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, the Parent or any other Person under any Loan Document;

(v)    the existence of any claim, set-off or other right that the Limited Recourse Pledgor may have at any time against the Borrower, the Parent, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

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(vi)    any invalidity or unenforceability relating to or against the Borrower, the Parent or any other Person for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by the Borrower, the Parent or any other Person; or

(vii)    other than payment of the Secured Obligations, any other act or omission to act or delay of any kind by the Borrower, the Parent, any other party to any Loan Document, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of the Limited Recourse Pledgor hereunder.

(d)    Release of Limited Recourse Guarantee. (i) The Limited Recourse Guarantee will be released automatically when all the Release Conditions are satisfied or as otherwise provided in Section 9.10 of the Credit Agreement. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Limited Recourse Guarantee shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(i)    In addition to any release permitted by subsection (d)(i), the Agent may release the Limited Recourse Guarantee with the consent of all the Lenders.

(e)    Waiver by the Limited Recourse Pledgor. The Limited Recourse Pledgor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, the Parent or any other Person.

(f)    Subrogation. If the Limited Recourse Pledgor makes a payment with respect to a Secured Obligation hereunder, the Limited Recourse Pledgor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Limited Recourse Pledgor shall not enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other guarantor of such Secured Obligation, until all the Release Conditions have been satisfied.

(g)    Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by the Limited Recourse Pledgor hereunder forthwith on demand by the Agent.

(h)    Continuing Guarantee. The Limited Recourse Guarantee is a continuing guarantee, shall be binding on the Limited Recourse Pledgor and its successors and assigns, and shall be enforceable by the Agent in accordance with the terms hereof. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under the Limited Recourse Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

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(i)    Limitation on Obligations of the Limited Recourse Pledgor. The obligations of the Limited Recourse Pledgor under its Limited Recourse Guarantee shall be limited to an aggregate amount equal to the lesser of (x) the largest amount that would not render such Limited Recourse Guarantee subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law and (y) the value of the Collateral that is subject to this Agreement.

SECTION 3. GRANT OF TRANSACTION LIENS.

(a)    The Limited Recourse Pledgor, in order to secure its Limited Recourse Guarantee, grants to the Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Limited Recourse Pledgor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(i)    all of its right, title and interest in, to and under the common shares of Genworth MI Canada Inc., a Canadian corporation (“MIC”), excluding the special share of MIC (collectively, the “MIC Shares”);

(ii)    the Limited Recourse Pledgor’s ownership interest in (1) the Collateral Accounts, (2) all Financial Assets credited to the Collateral Accounts from time to time and all Security Entitlements in respect thereof and (3) all cash held in the Collateral Accounts from time to time;

(iii)    all books and records of the Limited Recourse Pledgor pertaining to any of the Collateral; and

(iv)    all Proceeds of the Collateral described in the foregoing clauses (i) through (iii);

provided that in no event shall the Collateral include any right, title and interest in, to and under the MIC Shareholder Agreement.

(b)    The Transaction Liens are granted as security only and shall not subject the Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Limited Recourse Pledgor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4. GENERAL REPRESENTATIONS AND WARRANTIES. EACH OF THE LIMITED RECOURSE PLEDGOR AND THE BORROWER REPRESENTS AND WARRANTS TO THE AGENT AND THE OTHER SECURED PARTIES THAT: Schedule 1 lists all MIC Shares owned by the Limited Recourse Pledgor as of the Closing Date except with respect to any MIC Shares held in a brokerage account pending Disposition in a Specified Stock Buyback Program. As of the Closing Date, the Limited Recourse Pledgor holds all such MIC Shares directly in uncertificated form and such MIC Shares are “uncertificated securities” within the meaning of the STA and the UCC.

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(b)    Schedule 2 lists all Deposit Accounts and/or Securities Accounts into which proceeds of the MIC Shares owned by the Limited Recourse Pledgor are deposited.

(c)    All MIC Shares owned by the Limited Recourse Pledgor are owned by it free and clear of any Lien other than the Transaction Liens and other Permitted Liens.

(d)    The Limited Recourse Pledgor has good title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than the Transaction Liens and other Permitted Liens.

(e)    The Limited Recourse Pledgor has not performed any acts that might prevent the Agent from enforcing any of the provisions of the Security Documents or that would limit the Agent in any such enforcement. The Limited Recourse Pledgor has not entered into any security agreement or similar or equivalent document or instrument covering all or part of the Collateral owned by the Limited Recourse Pledgor that would be effective to grant a Lien, except with respect to Permitted Liens. After the Closing Date, no Collateral owned by the Limited Recourse Pledgor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than as permitted pursuant to the Credit Agreement.

(f)    Except as otherwise permitted by the Credit Agreement and for restrictions and limitations imposed by the Loan Documents, (i) the Collateral is and will continue to be freely transferable and assignable, and (ii) none of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, unduly delay or otherwise affect (x) the pledge of such Collateral hereunder or (y) the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder (except for, with respect to clauses (i) and (ii), Requirements of Law and the Pledge Approvals that are applicable in the case of the transfer of a direct or indirect interest in shares of, or a controlling interest in MIC, including pursuant to enforcement of the Lien granted or purported to be granted to the Agent pursuant to the Security Documents (collectively, the “Regulatory Transfer Restrictions”)).

SECTION 5. FURTHER ASSURANCES; GENERAL COVENANTS. THE LIMITED RECOURSE PLEDGOR COVENANTS AS FOLLOWS:

(a)    The Limited Recourse Pledgor will, from time to time (including with respect to the pledge of Other Collateral) upon the reasonable request of the Agent, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be necessary, in order to:

(i)    create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

(ii)    in the case of the Collateral Accounts cause the Agent to have Control thereof;

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(iii)    enable the Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iv)    other than obtaining any Pledge Approval (provided that it will use commercially reasonable efforts to cooperate with the Agent to obtain such approvals, as applicable during the existence of an Event of Default), enable the Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral.

The Limited Recourse Pledgor authorizes the Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral and consistent with this Agreement and other information set forth therein as the Agent may deem reasonably necessary for the purposes set forth in the preceding sentence. The Limited Recourse Pledgor also ratifies its authorization for the Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Borrower will pay the costs of, or incidental to any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)    The Limited Recourse Pledgor will not sell, lease, exchange, assign or otherwise dispose of any of its Collateral; provided that the Limited Recourse Pledgor may do any of the foregoing unless (a) doing so would violate a covenant in the Credit Agreement or (b) an Event of Default shall have occurred and be continuing and either (A) the Agent shall have notified the Limited Recourse Pledgor that its right to do so is terminated, suspended or otherwise limited or (B) the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to the Limited Recourse Pledgor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Agent or any other Secured Party. The Agent will, at the Borrower’s expense, execute and deliver to the Limited Recourse Pledgor such documents as the Limited Recourse Pledgor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(c)    Subject to the Information Restrictions, the Limited Recourse Pledgor will, promptly upon request, provide to the Agent all information and evidence concerning the Collateral that the Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

SECTION 6. [RESERVED].

SECTION 7. INVESTMENT PROPERTY. THE LIMITED RECOURSE PLEDGOR REPRESENTS, WARRANTS AND COVENANTS AS FOLLOWS: Certificated Securities. If at any time the Limited Recourse Pledgor acquires any certificate in respect of the Pledged MIC Shares representing a Pledged Certificated Security, the Limited Recourse Pledgor will promptly deliver such certificate to the Agent as Collateral hereunder.

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(b)    Uncertificated Securities. On the Closing Date, the Limited Recourse Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by the Limited Recourse Pledgor and deliver such Issuer Control Agreement to the Agent (which shall enter into the same). Thereafter, if any part of the Collateral constitutes a Pledged Uncertificated Security (except with respect to any MIC Shares held in a brokerage account pending Disposition in a Specified Stock Buyback Program) that is not subject to an Issuer Control Agreement, the Limited Recourse Pledgor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security and deliver such Issuer Control Agreement to the Agent (which shall enter into the same).

(c)    Security Entitlements. If at any time the Limited Recourse Pledgor receives Security Entitlements (except with respect to any MIC Shares held in a brokerage account pending Disposition in a Specified Stock Buyback Program) with respect to the Pledged MIC Shares, the Limited Recourse Pledgor shall, as promptly as reasonably practicable, with respect to such Security Entitlement, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Agent (which shall enter into the same).

(d)    Perfection as to Certificated Securities. When at any time the Limited Recourse Pledgor delivers any certificate representing any Pledged Certificated Security owned by it to the Agent pursuant to Section 7(a), (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens other than Permitted Liens arising by operation of law and (ii) the Agent will have Control of such Pledged Certificated Security.

(e)    Perfection as to Uncertificated Securities. When the Limited Recourse Pledgor, the Agent and the issuer of any Pledged Uncertificated Security owned by the Limited Recourse Pledgor enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens other than Permitted Liens arising by operation of law and (ii) the Agent will have Control of such Pledged Uncertificated Security.

(f)    Perfection as to Security Entitlements. When at any time the Financial Asset underlying any Security Entitlement owned by the Limited Recourse Pledgor in respect of the MIC Shares pursuant to Section 7(e) is credited to a Controlled Securities Account, the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens that are Permitted Liens).

(g)    Delivery of Pledged Certificates. All certificates, if any, representing Pledged Certificated Securities, when delivered to the Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to the Agent.

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SECTION 8. DEPOSIT ACCOUNTS. THE LIMITED RECOURSE PLEDGOR AND THE BORROWER REPRESENTS, WARRANTS AND COVENANTS AS FOLLOWS:

(a)    In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(b)    So long as the Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto or other Permitted Liens arising by operation of law).

(c)    Funds held in any Collateral Account may, until withdrawn, be invested and reinvested in such Cash Equivalents as the Limited Recourse Pledgor shall request from time to time; provided that if an Event of Default shall have occurred and be continuing, the Agent by written notice to the Pledgor may revoke the Pledgor’s authority to so invest or reinvest, in which case the Agent may select such Cash Equivalents.

(d)    Notwithstanding anything to the contrary herein or in any Deposit Account Control Agreement or Securities Account Control Agreement in respect to any Collateral Account and regardless of the existence of an Event of Default, any funds on deposit in any Collateral Account may be transferred to any other Collateral Account pursuant to the terms of any confirmed foreign currency exchange transaction whereby funds are transferred from an Collateral Account and settled by the applicable counterparty by payment directly into any other Account within one Business Day.

SECTION 9. REGULATORY MATTERS.

(a)    In view of the position of the Limited Recourse Pledgor, the Agent and other Secured Parties in relation to the Collateral (including the possession from time to time of information with respect to the Collateral that may constitute material non-public information within the meaning of applicable Securities Laws (as defined below)), or because of other current or future circumstances, a question may arise under applicable Canadian and U.S. securities laws, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted under the Credit Agreement or any exercise of remedies with respect to the Collateral by the Agent. Each of the Limited Recourse Pledgor, the Agent and the other Secured Parties understand and acknowledge that compliance with the Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Collateral in connection with exercises remedies hereunder, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral under applicable Blue Sky or other state or provincial securities laws or similar laws analogous in purpose or effect. The Limited Recourse Pledgor recognizes that in light of such restrictions and limitations the Agent may, with respect to any sale of the

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Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Limited Recourse Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion but subject to Section 9(b) (a) may proceed to make such a sale whether or not a registration statement or prospectus for the purpose of registering or qualifying such Collateral or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. The Limited Recourse Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 9(a) will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

(b)    Notwithstanding anything herein to the contrary, the Agent, on behalf of the Secured Parties, acknowledges and agrees that, solely to the extent required by any Requirement of Law or one or more Governmental Authorities or with respect to any Insurance Subsidiary, any supervisory agency, state insurance department other state, Federal or foreign insurance regulatory body (each, a “Regulatory Authority”), the ownership of any Pledged MIC Shares (the “Affected Pledged Equity”) and voting rights in such Affected Pledged Equity, shall remain with the Limited Recourse Pledgor even if an Event of Default has occurred and is continuing, unless (i) the applicable Regulatory Authority shall have given its prior consent (solely to the extent such consent is required by law) to the change in ownership of such Affected Pledged Equity by transfer to an acquirer whether by purchase at a public or private sale of such Affected Pledged Equity or by merger or other transfer effecting a change in ownership in such Affected Pledged Equity, or to the exercise of such rights to effect a change in ownership of such Affected Pledged Equity by the Agent, a receiver, trustee, conservator or other agent or designee duly appointed in accordance with applicable law or (ii) the transferee of such Affected Pledged Equity is approved (solely to the extent such approval is required by law) as the owner of such Affected Pledged Equity pursuant to applicable rules and regulations of the applicable Regulatory Authority. To enforce the provisions of this subsection, the Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. To the extent permitted by applicable Requirements of Law, such receiver shall be instructed to seek from the applicable Regulatory Authorities a transfer of any such Affected Pledged Equity for the purpose of seeking a purchaser or other transferee to whom it will ultimately be transferred. Upon the occurrence and during the continuance of an Event of Default, at the Agent’s request, the Limited Recourse Pledgor shall use their commercially reasonable efforts to cooperate in obtaining the consent or approval of any applicable Regulatory Authorities, if required, for any action or transactions contemplated hereby, including, without limitation, the preparation, execution and filing with such Regulatory Authority of the assignor’s or transferor’s portion of any application for consent or approval to the transfer of the Affected Pledged Equity necessary or appropriate under the applicable Regulatory Authority’s rules and regulations for approval of the transfer or assignment of any portion of the Affected Pledged Equity.

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SECTION 10. OTHER COLLATERAL.

(a)    The Borrower or Limited Recourse Pledgor will, with respect to any Other Collateral pledged to the Secured Parties after the Closing Date, take any and all actions as reasonably requested by the Agent pursuant to Section 6.13 of the Credit Agreement.

(b)    Notwithstanding anything to the contrary herein or in any other Security Document, the Agent shall release the Transaction Lien on any Other Collateral upon the request of Borrower no earlier than the date that is 90 days after the date on which such Other Collateral has been pledged to (and is subject to a validly perfected security interest in favor of) the Secured Parties so long as the Borrower, both prior to and after giving effect to such release, is in compliance on a pro forma basis with the Maximum LTV Covenant.

SECTION 11. TRANSFER OF RECORD OWNERSHIP. Subject to the Regulatory Transfer Restrictions, at any time when an Event of Default shall have occurred and be continuing, in order to further evidence, protect and enforce the Agent’s security interest hereunder, the Agent may (and to the extent that action by it is required, the Limited Recourse Pledgor, if directed to do so by the Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Agent or its nominee. The Limited Recourse Pledgor will take any and all actions reasonably requested by the Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 7 shall not thereafter apply to any Pledged Security that is registered in the name of the Agent or its nominee. The Agent will promptly give to the Limited Recourse Pledgor copies of any notices and other communications received by the Agent with respect to Pledged Securities registered in the name of the Agent or its nominee.

SECTION 12. RIGHT TO VOTE SECURITIES. Subject to the Regulatory Transfer Restrictions, until such time as the principal amount of all outstanding Loans and all interest and other amounts have become due and payable pursuant to Section 8.02 of the Credit Agreement and the Borrower has received two Business Days’ prior written notice, the Limited Recourse Pledgor and the Borrower (as applicable) will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Agent will, upon receiving a written request from the Limited Recourse Pledgor, deliver to the Limited Recourse Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security (or MIC Shareholder Agreement, as applicable) that is registered in the name of the Agent or its nominee or any such Pledged Security Entitlement as to which the Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance satisfactory to the Agent. For the avoidance of doubt and subject to Section 12(b) below, the Limited Recourse Pledgor and the Borrower (as applicable) shall retain the

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right from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security notwithstanding the occurrence and continuance of an Event of Default.

(b)    Subject to the Regulatory Transfer Restrictions, if the principal amount of all outstanding Loans and all interest and other amounts have become due and payable pursuant to Section 8.02 of the Credit Agreement, the Agent will have the exclusive right, upon two Business Days prior written notice to the Borrower, to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Financial Assets, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements and the Limited Recourse Pledgor and the Borrower, as applicable, will take all such action as the Agent may reasonably request from time to time to give effect to such right.

SECTION 13. CERTAIN DISTRIBUTIONS.

(a)    Cash Distributions with respect to assets held in a Collateral Account shall be deposited therein promptly upon receipt thereof. Cash Distributions with respect to any MIC Shares that is not held in a Collateral Account (whether held in the name of the Limited Recourse Pledgor or in the name of the Agent or its nominee) shall be deposited, promptly upon receipt thereof, in a Collateral Account.

(b)    Non-cash dividends, interest, principal or other distributions with respect to the Collateral that would constitute Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding MIC Shares or received in exchange for MIC Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, or as a result of any liquidation or dissolution, shall be and become part of the Collateral and such action shall be taken by the Limited Recourse Pledgor as the Agent may reasonably request to perfect and establish the priority of the Transaction Lien therein.

SECTION 14. REMEDIES UPON EVENT OF DEFAULT. SUBJECT TO THE REGULATORY TRANSFER RESTRICTIONS AND APPLICABLE SECURITIES LAWS:

(a)    if an Event of Default shall have occurred and be continuing, the Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b)    Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC and the STA (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the

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Collateral at any such sale and (with the consent of the Agent, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Limited Recourse Pledgor, and the Limited Recourse Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, the Limited Recourse Pledgor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c)    If the Agent sells any of the Collateral upon credit, the Limited Recourse Pledgor will be credited only with payment actually made by the purchaser, received by the Agent and applied in accordance with Section 15 hereof. In the event the purchaser fails to pay for the Collateral, the Agent may resell the same, subject to the same rights and duties set forth herein.

(d)    Notice of any such sale or other disposition shall be given to the Limited Recourse Pledgor as (and if) required by Section 17.

SECTION 15. APPLICATION OF PROCEEDS.

(a)    If an Event of Default shall have occurred and be continuing, the Agent may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first,    to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Agent, and all expenses, liabilities and advances incurred or made by the Agent in connection with the Security Documents, and any other amounts then due and payable to the Agent pursuant to Section 17 or pursuant to Section 10.04 of the Credit Agreement;

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second,    to pay ratably all interest and fees (including interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Laws) on the Secured Obligations payable under the Credit Agreement, until payment in full of all such interest and fees shall have been made;

third,    to pay the unpaid principal of the Secured Obligations ratably, until payment in full of the principal of all Secured Obligations shall have been made (or so provided for);

fourth,    to pay all other Secured Obligations ratably, until payment in full of all such other Secured Obligations shall have been made (or so provided for); and

finally,    to pay to the Limited Recourse Pledgor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

(b)    In making the payments and allocations required by this Section, the Agent may rely upon information supplied to it pursuant to Section 19(c). All distributions made by the Agent pursuant to this Section shall be final (except in the event of manifest error) and the Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 16. [RESERVED]

SECTION 17. AUTHORITY TO ADMINISTER COLLATERAL.

(a)    The Limited Recourse Pledgor and the Borrower irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of the Limited Recourse Pledgor or the Borrower, as applicable, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by Requirements of Law (and subject to the Regulatory Transfer Restrictions) to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:

(i)    to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(ii)    to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii)    to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Agent were the absolute owner thereof; and

(iv)    to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto.

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provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the Limited Recourse Pledgor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 18. LIMITATION ON DUTY IN RESPECT OF COLLATERAL. Beyond the exercise of reasonable care in the custody and preservation thereof, the Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Agent in good faith, except to the extent that such liability arises from the Agent’s bad faith, gross negligence or willful misconduct.

SECTION 19. GENERAL PROVISIONS CONCERNING THE AGENT.

(a)    The provisions of Article 9 of the Credit Agreement shall inure to the benefit of the Agent, and shall be binding upon the Borrower, the Limited Recourse Pledgor and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents or the other Loan Documents that the Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Limited Recourse Pledgor that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by the Parent, the Borrower or a Secured Party.

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(b)    Sub-Agents and Related Parties. The Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 18 and this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

(c)    Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations or whether any action has been taken under any Loan Document, the Agent will be entitled to rely on information from (i) its own records for information as to the Lenders, their Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative designated to supply such information) for information as to its Secured Obligations and actions taken by it, to the extent that the Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Agent has not obtained information from the foregoing sources.

(d)    Refusal to Act. The Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Agent to liability (unless the Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

SECTION 20. TERMINATION OF TRANSACTION LIENS; RELEASE OF COLLATERAL.

(a)    The Transaction Liens shall terminate when its Limited Recourse Guarantee is released pursuant to Section 2(d).

(b)    The Transaction Liens shall terminate when all the Release Conditions are satisfied.

(c)    The Transaction Liens on any Collateral shall terminate upon the transfer, sale or other disposition of such Collateral permitted pursuant to the terms of the Credit agreement or otherwise in accordance with Section 9.10 of the Credit Agreement.

(d)    The Transaction Liens on any Other Collateral shall terminate, and such Other Collateral shall be released, in accordance with Section 10(b) above.

(e)    At any time before the Transaction Liens granted by the Borrower terminate, the Agent may release all or substantially all the Collateral with the prior written consent of all Lenders.

(f)    Upon any termination of a Transaction Lien or release of Collateral, the Agent will, at the expense of the Limited Recourse Pledgor, execute and deliver to the Limited Recourse Pledgor such documents and take such actions as the Limited Recourse Pledgor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

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SECTION 21. [RESERVED].

SECTION 22. Notices. Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 10.02 of the Credit Agreement, and in the case of any such notice, request or other communication to the Limited Recourse Pledgor other than the Borrower, shall be given to it in care of the Borrower.

SECTION 23. No Implied Waivers; Remedies Not Exclusive. No failure by the Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 24. Successors and Assigns. This Agreement is for the benefit of the Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Borrower, the Limited Recourse Pledgor and their respective successors and assigns.

SECTION 25. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Agent, with the consent of such Lenders as are required to consent thereto under Section 10.01 of the Credit Agreement. No such waiver, amendment or modification shall be binding upon the Limited Recourse Pledgor, except with its written consent.

SECTION 26. Choice of Law.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or the Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Obligor or its properties in the courts of any jurisdiction.

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(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

SECTION 27. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTIONS DESCRIBED HEREIN, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 28. Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENWORTH HOLDINGS, INC., as Borrower

By:
Name:
Title:

GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC, as the Limited Recourse Pledgor

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Agent

By:
Name:
Title:

SCHEDULE 1

MIC SHARES

OWNED BY LIMITED RECOURSE PLEDGOR

(as of the Closing Date)

Owner	Issuer	Type of Capital Stock	Percentage Owned	Certificated	Number of Shares

S-1-1

SCHEDULE 2

COLLATERAL ACCOUNTS

The proceeds of the MIC Shares owned by the Limited Recourse Pledgor are deposited in the following Collateral Accounts:

Owner	Depositary Bank	Account Number

S-2-1

Exhibit F-1

Exhibit F-1

United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form 8-BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing and (2) the undersigned shall furnish the Borrower and the Agent a properly completed and currently effective certificate and IRS Form 8-BEN-E in either the calendar year in which payment is to be made by the Borrower or the Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit F-1-1

Exhibit F-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-1-2

Exhibit F-2

Exhibit F-2

United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S.

Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form 8-BEN-E from each of its partners/members claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent and (2) the undersigned shall have at all times furnished the Borrower and the Agent in writing with a properly completed and currently effective certificate and IRS Form W-8IMY and accompanying IRS Forms 8-BEN-E in either the calendar year in which payment is to be made by the Borrower or the Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit F-2-1

Exhibit F-2

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-2-2

Exhibit F-3

Exhibit F-3

United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form 8-BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form 8-BEN-E in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit F-3-1

Exhibit F-3

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-3-2

Exhibit F-4

Exhibit F-4

United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S.

Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form 8-BEN-E from each of its partners/members claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8IMY and accompanying IRS Forms 8-BEN-E in either the calendar year in which payment is to be made to the under-signed, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

Exhibit F-4-1

Exhibit F-4

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

Exhibit F-4-2

Exhibit G

Exhibit G

Form of Solvency Certificate

[            ], 2018

The undersigned,                     , the Chief Financial Officer of Genworth Holdings, Inc., a Delaware corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Parent and its Restricted Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section 4.01(g)(ii) of the Credit Agreement dated as of March 7, 2018 (the “Credit Agreement”), among the Borrower, Genworth Financial, Inc., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and Goldman Sachs Lending Partners LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned certifies, on behalf of the Borrower and not in their individual capacity, that they have made such investigation and inquiries as to the financial condition of the Parent and its Restricted Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in their individual capacity, that, on the date hereof, immediately after giving effect to the Transactions:

(i)    the fair value of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise;

(ii)    the Parent and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature;

(iii)    the Parent and its Restricted Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is conducted on the Closing Date.

The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of the page intentionally left blank]

Exhibit G-1

Exhibit G

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in their capacity as the Chief Financial Officer of the Borrower and not in their individual capacity.

Name:
Title:	Chief Financial Officer

Exhibit G-2

Exhibit H

Exhibit H

Form of Joinder Agreement

THIS JOINDER AGREEMENT, dated as of [●] (this “Agreement”), by and among [NEW TERM LOAN LENDERS] (each a “New Term Loan Lender” and collectively the “New Term Loan Lenders”), GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Parent, the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and the Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may obtain New Term Loan Commitments by entering into one or more Joinder Agreements with the New Term Loan Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Term Loan Lender party hereto hereby commits to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon the Agent or any other New Term Loan Lender or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender therein.

Exhibit H-1

Exhibit H

Each New Term Loan Lender hereby agrees that its Commitment shall be subject to the following terms and conditions20:

1.	Applicable Margin. The Applicable Margin for each Class [ ] New Term Loan shall mean [ ].

2.	Amortization. [ ].

3.	Voluntary and Mandatory Prepayments. [ ].

4.	Prepayment Fees. [ ]

[Insert other additional provisions with respect to New Term Loans]

5.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow Class [ ] New Term Loans from New Term Loan Lender as follows (the “Proposed Borrowing”):

a. Business Day of Proposed Borrowing: ,

b. Amount of Proposed Borrowing: $

c. Interest rate option:	☐ a. Base Rate Loan(s) ☐ b. Eurodollar Rate Loans with an initial Interest Period of month(s)[21]

6.	[New Term Loan Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans] Class New Term Loans] that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][22]

7.	Credit Agreement Governs. Except as set forth in this Agreement, Class [ ] New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

8.	The Borrower’s Certifications. On the applicable Increased Amount Date, the Borrower hereby certifies that:

i.	The representations and warranties contained in Article 5 of the Credit Agreement or any other Loan Documents are true and correct in all material respects on and as of such date, after giving effect to the Proposed Borrowing, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

[20]	Insert completed items 1-4 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.15 of the Credit Agreement.
[21]	Select one, two, three or six months
[22]	Insert bracketed language if the lending institution is not already a New Term Loan Lender.

Exhibit H-2

Exhibit H

ii.	No Event of Default exists on and as of such date before or after giving effect to such New Term Loan Commitments, as applicable.

iii.	The Parent and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants as of the last day of the most recently ended Fiscal Quarter for which financial statements are available after giving effect to such New Term Loan Commitments.

9.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.

10.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.

11.	Recordation of the New Loans. Upon execution and delivery hereof, the Agent will record the Class [ ] New Term Loans made by New Term Loan Lenders in the Register.

12.	GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

13.	Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the New Term Loan Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.	Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

[Signature pages follow]

Exhibit H-3

Exhibit H

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

[NAME OF NEW TERM LOAN LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

GENWORTH HOLDINGS, INC.

By:
Name:
Title:

GENWORTH FINANCIAL, INC.

By:
Name:
Title:

Exhibit H-4

Exhibit H

GOLDMAN SACHS LENDING PARTNERS LLC, as Agent

By:

Authorized Signatory

Exhibit H-5

Exhibit I

FORM OF LTV CERTIFICATE23

Date:

Financial Statement Date:

To:    Goldman Sachs Lending Partners LLC, as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 7, 2018 (as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Borrower”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (collectively, the “Lenders”; individually, each a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Responsible Officer of the Borrower hereby certifies, solely as a Responsible Officer of the Borrower and not in his/her individual capacity, as of the date hereof that he/she is the [                ] of the Borrower, and that, as such, he/she is authorized to execute and deliver this LTV Certificate to the Agent on behalf of the Borrower, and that:

1.    The undersigned has reviewed and/or is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the attached calculation of the LTV Ratio.

2.    The calculation of the LTV Ratio and information set forth on Schedule 1 attached hereto is true and accurate in all material respects on and as of the date of this LTV Certificate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[23]	Only required for the month ending April 30, 2018 and thereafter

Exhibit I-1

Exhibit I

IN WITNESS WHEREOF, the undersigned has executed this LTV Certificate in his/her capacity as Responsible Officer of the Borrower.

GENWORTH HOLDINGS, INC.

By:
Name:
Title:

Exhibit I-2

Exhibit I

SCHEDULE 1

TO THE LTV CERTIFICATE

For the month ended                  (“Statement Date”)

Section 7.12 — Calculation of the LTV Ratio

(a)	Maximum LTV Covenant:			50.0%

(b)	Actual (measured as of the Statement Date):

	(i)	the aggregate outstanding principal amount of Loans (and, to the extent secured by Collateral on a pari passu basis in respect of payment and security, any Incremental Equivalent Debt):	$

Collateral Value:

	(ii)	with respect to Collateral consisting of common stock or other security listed on a securities exchange or for which a market price is publicly available:

		(x) The Dollar Equivalent of the volume weighted average price per share of common stock or other security listed on a securities exchange or for which a market price is publicly available for the 30 day period ending on such date:	$

(y) the number of shares legally and beneficially owned on such date by the Obligors

		(z) the product of (b)(ii)(x) multiplied by (b)(ii)(y)	$

	(iii)	with respect to Collateral consisting of cash and Cash Equivalents (other than for the avoidance of doubt, any cash or Cash Equivalents in the Specified Account), the amount thereof deposited into any deposit or securities account that is subject to an account control agreement reasonably satisfactory to the Agent:	$

	(iv)	with respect to any other Collateral pledged to the Agent from time to time, the book value of such Collateral as determined by an independent third party internationally recognized valuation firm selected by the Agent and reasonably acceptable to the Borrower:[1]	$

[1]	Pending any such valuation, at the Borrower’s request, the Agent may assign a temporary value to any such Collateral based on the book value thereof or any other appropriate metric, as determined by the Agent in its discretion.

Exhibit I-1

Exhibit I

(v)	Collateral Value (the sum of items (b)(ii)(z), (b)(iii) and (b)(iv))	$

LTV Ratio (the ratio of (b)(i) to (b)(v))%

(d)	Is the Actual ≤ Maximum permitted?	[Yes]/[No]

Exhibit I-2